As filed with the Securities and Exchange Commission on October 10, 2001
                                                      Registration No. 333-69384

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                  ----------

                                Amendment No. 1
                                      To
                                  FORM S-4/A


                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  ----------
                            UNITED BANKSHARES, INC.
            (Exact Name of Registrant as Specified in Its Charter)

          West Virginia                             6711                               55-0641179
   (State or Other Jurisdiction         (Primary Standard Industrial                (I.R.S. Employer
of Incorporation or Organization)        Classification Code Number)             Identification Number)

                           500 Virginia Street, East
                        Charleston, West Virginia 25301
                                (304) 348-8400
                                  ----------
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                               Richard M. Adams
                            United Bankshares, Inc.
                                 P. O. Box 393
                           500 Virginia Street, East
                        Charleston, West Virginia 25301
                                (304) 348-8400
                                  ----------
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                with copies to:

      Sandra M. Murphy, Esq.                   John R. Brantley, Esq.
      Bowles Rice McDavid Graff & Love PLLC    Bracewell & Patterson, L.L.P.
      600 Quarrier Street                      711 Louisiana Street, Suite 2900
      P. O. Box 1386                           Houston, Texas 77002
      Charleston, West Virginia 25325-1386     (713) 221-1301
      (304) 347-1131

  Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

[United Logo]                                                     [CENTURY LOGO]

Prospectus of United Bankshares, Inc.        Proxy Statement of Century
                                             Bancshares, Inc.


                 MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

     The boards of directors of United Bankshares, Inc. and Century Bancshares, Inc. have unanimously approved an Agreement and Plan of Reorganization that provides for the combination of Century and United. The combined company will continue under the name United Bankshares, Inc., with its headquarters in Charleston, West Virginia. We believe the combined company will be able to create substantially more stockholder value than could be achieved by the companies individually.

     In the merger, each holder of a share of Century common stock will receive consideration consisting of (i) 0.4500 share of United stock and (ii) $3.43 in cash. Cash will be paid instead of issuing fractional shares of United common stock.


     United will issue approximately 2,191,147 shares of United common stock to Century stockholders in the merger, based on Century's outstanding shares on September 30, 2001. These shares will represent approximately 5% of the outstanding United common stock after the merger. United shares held by stockholders of United prior to the merger will represent approximately 95% of the outstanding United shares after the merger.


     United's common stock is traded on The Nasdaq National Market System under the symbol "UBSI." On October 8, 2001, the last reported price per share was $26.74.


     Your vote is important. We are asking the stockholders of Century to approve the merger agreement. We cannot complete the merger unless we receive the approval of the stockholders of Century.

     Century's stockholders' meeting will be held on December 6, 2001, 9:00 a.m., at the offices of Bracewell & Patterson, L.L.P., 2000 K Street N.W., Suite 500, Washington, D.C. 20006-1872.


                                   /s/ JOSEPH S. BRACEWELL

                                   Joseph S. Bracewell
                                   Chairman of the Board, President,
                                   and Chief Executive Officer
                                   Century Bancshares, Inc.

An investment in the United common stock in connection with the merger involves risks. See "Risk Factors" beginning on page 16.

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Neither the Securities and Exchange Commission nor any state securities regulators have approved of the merger or the shares of United common stock to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
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The date of this proxy statement/prospectus is October 10, 2001, and it is first being mailed to Century stockholders on or about October 19, 2001.

                            ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from:

       United Bankshares, Inc.               Century Bancshares, Inc.
       514 Market Street                     1275 Pennsylvania Avenue, N.W.
       Parkersburg, West Virginia 26102      Washington, D.C. 20004
       (304) 424-8800                        (202) 496-4100
       Attention: Corporate Secretary        Attention: Corporate Secretary

     In order to ensure timely delivery of the documents, any request should be made by November 29, 2001.



            See "Where You Can Find More Information" on page 105.

                                                                  [CENTURY LOGO]

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS TO BE
HELD ON DECEMBER 6, 2001



To the Stockholders of Century Bancshares, Inc.:

A special meeting of stockholders of Century will be held on December 6, 2001, at 9:00 a.m. at the offices of Bracewell & Patterson, L.L.P., 2000 K Street, N.W., Suite 500, Washington, D.C. 20006-1872, for the following purposes:


     1. to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization (merger agreement) dated as of June 14, 2001, pursuant to which Century will become a wholly-owned subsidiary of United and Century National Bank will merge with and into United Bank. In the merger, among other things, each share of Century common stock will be converted into and become the right to receive 0.4500 share of United common stock and $3.43 in cash. Cash will be paid instead of issuing fractional shares of United common stock; and

     2. to transact any other business that may properly come before the meeting or any adjournment or postponement.

Century's board has unanimously approved the merger agreement and recommends that you vote "FOR" approval and adoption of the merger agreement. Holders of record of Century common stock at the close of business on October 12, 2001, will be entitled to vote at the Century meeting or any adjournment or postponement. A list of stockholders entitled to vote will be kept by Century at 1275 Pennsylvania Avenue, N.W., Washington, D.C., 20004, for ten days before the meeting.


Please do not send any certificates for your stock at this time.

/s/ WILLIAM C. OLDAKER

William C. Oldaker
Secretary


October 10, 2001


You are cordially invited to attend the special meeting in person. Even if you plan to be present, you are urged to mark, date, sign and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote either in person or by proxy. If your shares are not registered in your name, you will need additional documentation from your recordholder in order to vote personally at the meeting.

                               TABLE OF CONTENTS


                                                                      Page No.
QUESTIONS AND ANSWERS ABOUT THE MERGER................................     1

SUMMARY...............................................................     2

  The Companies.......................................................     2
  The Merger..........................................................     2
  What Century Stockholders Will Receive in the Merger................     2
  Stock Options.......................................................     3
  The Special Meeting and Required Vote...............................     3
  Reasons for Merger..................................................     3
  Recommendation to Stockholders......................................     4
  Summary of Risk Factors.............................................     4
  Opinion of Century's Financial Advisor..............................     4
  Board of Directors of United and United Bank After the Merger.......     4
  Conditions to Completion of the Merger..............................     4
  Termination of Merger Agreement.....................................     5
  Option Agreement....................................................     5
  Interests of Executive Officers and Directors in the Merger.........     5
  Material Federal Income Tax Consequences of the Merger..............     6
  Resale of United Shares Received in the Merger......................     6
  Appraisal Rights....................................................     6
  Comparative Stockholder Rights......................................     7
  Regulatory Approvals................................................     7

SELECTED HISTORICAL FINANCIAL DATA....................................     8

  Selected Historical Financial Data of United........................     8
  Selected Historical Financial Data of Century.......................    10
  Summary of Historical and Pro Forma Per Share Selected Financial
   Data...............................................................    12
  Comparative Per Share Data..........................................    14
  Comparative Merger Consideration and Dividend Data..................    15

RISK FACTORS..........................................................    16

FORWARD-LOOKING INFORMATION...........................................    19

INFORMATION ABOUT THE MEETING AND VOTING..............................    21

  Matters Relating to the Special Meeting of Century Stockholders.....    21
  Voting and Revocation of Proxies....................................    22
  Solicitation of Proxies; Expenses...................................    23
  Appraisal Rights for Century Stockholders...........................    23

THE MERGER..............................................................  24

  General...............................................................  24
  United's Reasons for the Merger.......................................  24
  Century's Reasons for the Merger; Recommendation of Century's Board...  24
  Opinion of Century's Financial Advisor................................  27
  Quorum and Vote Required..............................................  32
  Interest of Certain Persons in the Merger.............................  32
  Board of Directors of United After the Merger.........................  34
  Federal Income Tax Consequences of the Merger.........................  34
  Accounting Treatment..................................................  36
  Regulatory Approvals..................................................  36
  Resales of United Common Stock Issued in the Merger...................  36
  Appraisal Rights of Century Stockholders..............................  36

THE MERGER AGREEMENT....................................................  41

  Structure of the Merger...............................................  41
  Merger Consideration..................................................  41
  Timing of Closing.....................................................  41
  Treatment of Century Stock Options....................................  41
  Exchange of Shares....................................................  42
  Designation of Directors..............................................  42
  Forbearances Regarding Interim Operations of Century and United.......  42
  Additional Covenants of United and Century............................  45
  Representations and Warranties........................................  46
  Conditions of Merger..................................................  46
  Termination, Amendment and Waiver.....................................  47
  The Option Agreement..................................................  48

INFORMATION ABOUT UNITED................................................  54

  Regulation............................................................  54
  Competition and Economic Characteristics of Primary Market Area.......  55
  Employees.............................................................  56
  Properties............................................................  56
  Legal Proceedings.....................................................  56
  Interests of Certain Persons..........................................  56

DESCRIPTION OF CAPITAL STOCK OF UNITED..................................  57

  Common Stock..........................................................  57
  Market and Stock Prices of United.....................................  58

INFORMATION ABOUT CENTURY.............................................    59

  General.............................................................    59
  Management of Century and Additional Information....................    59
  Voting Securities and Principal Holders Thereof.....................    59

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS OF CENTURY....................................    62

     General..........................................................    62

  For the Three and Six Month Periods Ended June 30, 2001 and 2000....    63

     Results of Operations............................................    63
     Financial Condition..............................................    69

  For the Years Ended December 31, 2000, 1999 and 1998................    77

     General..........................................................    77
     Results of Operations............................................    77
     Financial Condition..............................................    84

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF
  CENTURY STOCKHOLDERS AND RIGHTS THOSE PERSONS WILL HAVE
  AS STOCKHOLDERS OF UNITED...........................................    98

LEGAL MATTERS.........................................................   105

EXPERTS...............................................................   105

WHERE YOU CAN FIND MORE INFORMATION...................................   105

INDEX TO FINANCIAL STATEMENTS.........................................   F-1

ANNEX  A: AGREEMENT AND PLAN OF REORGANIZATION (INCLUDING
          EXHIBIT A THERETO - THE STOCK OPTION AGREEMENT).............   A-1

ANNEX  B: FRIEDMAN, BILLINGS, RAMSEY & CO., INC. FAIRNESS OPINION.....   B-1

ANNEX  C: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW..........  C-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   When and where is the stockholders' meeting?

A: Century's meeting will take place on December 6, 2001, at 9:00 a.m. at the offices of Bracewell & Patterson, L.L.P., 2000 K Street N.W., Suite 500, Washington, D.C. 20006-1872.


Q:   What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope, so that your shares may be represented at the meeting. In order to assure that your shares are voted, please mail your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person. The board of directors of Century recommends that its stockholders vote in favor of the merger.

Q:   What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card to Century's Corporate Secretary before the meeting, or you can attend the meeting in person and vote. If your shares are not registered in your name, you will need additional documentation from your recordholder in order to vote in person at the meeting. You may also revoke your proxy by sending a notice of revocation to Century's Corporate Secretary at the address under "The Companies" on page 2.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q:   Should I send in my stock certificates now?

A: No. If the merger is completed, United will send Century stockholders written instructions for exchanging their stock certificates.

Q:   When do you expect the merger to be completed?

A: We are attempting to complete the merger as quickly as possible. In addition to stockholder approval, we must also obtain regulatory approvals. We expect to complete the merger during the fourth quarter of 2001.

Q:   Whom do I call if I have questions about the meeting or the merger?

A: Please contact Joseph S. Bracewell, Dale G. Phelps or F. Kathryn Roberts of Century at (202) 496-4100 with any questions about the meeting or the merger.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this document and the documents we have referred you to carefully. See "Where You Can Find More Information" on page 105.

The Companies

United Bankshares, Inc.
500 Virginia Street, East
Charleston, West Virginia  25301
(304) 348-8400

     United Bankshares, Inc. (United) is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. United was incorporated and organized in 1982 and began conducting business in 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United has acquired 24 banking institutions. United has two banking subsidiaries, United National Bank (UNB) and United Bank. United also owns nonbank subsidiaries that engage in mortgage banking, asset management, investment banking and financial planning.


     The headquarters of United is located in United Center at 500 Virginia Street, East, Charleston, West Virginia. United's executive offices are located in Parkersburg, West Virginia at Fifth and Avery Streets. United operates 77 branches -- 52 in West Virginia, 22 in Northern Virginia, Maryland and Washington, DC areas and three in Ohio. As of June 30, 2001, United had total assets of $5.09 billion, total deposits of $3.45 billion, and stockholders' equity of $444.97 million.


Century Bancshares, Inc.
1275 Pennsylvania Avenue, N.W.,
Washington, DC  20004
(202) 496-4100

     Century Bancshares, Inc. (Century) is the parent company of Century National Bank (CNB), a community bank providing a full range of loans and financial services to individuals, small businesses, and non-profit organizations in the Washington, DC metropolitan area. Century operates 11 full-service banking offices--two in downtown Washington, DC, five in Northern Virginia and four in Montgomery County, Maryland--and an insurance agency. As of June 30, 2001, Century had total assets of $415.03 million, total deposits of $322.26 million, and stockholders' equity of $25.06 million.

The Merger

     If Century stockholders approve the merger at the special meeting and regulatory approvals are received, Century will merge into a subsidiary of United and will become a wholly-owned subsidiary of United, and CNB will be merged into United Bank. We expect completion of the merger in the fourth quarter of 2001.

     The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

What Century Stockholders Will Receive in The Merger (See Page  41)

     If the merger is completed, Century stockholders will receive, for each share of Century common stock, 0.4500 share of United common stock and $3.43 in cash.


     On October 8, 2001, the last reported per share price of United common stock was $ 26.74. Applying the 0.4500 exchange ratio to that price, each holder of Century common stock would be entitled to receive United common stock with a market value of approximately $12.03 for each share of Century common stock, plus cash in the amount of $3.43, representing a total estimated value of $15.46 per Century share. A chart summarizing the total estimated consideration that would be received by Century stockholders assuming certain market values of United may be found on page 15. However, the market prices for Century and United common stock are likely to change between now and the merger. You are urged to obtain current price quotes for United and Century common stock.


Stock Options

     If the merger is completed, all issued and outstanding options to purchase Century common stock will be converted into options to purchase the number of shares of United common stock equal to the number of shares of Century common stock subject to the option multiplied by 0.5894, and no cash will be paid to option holders.

The Special Meeting and Required Vote


     Century is holding a special stockholders' meeting at 9:00 a.m., local time, on December 6, 2001, at the offices of Bracewell & Patterson, L.L.P., 2000 K Street N.W., Suite 500, Washington, DC 20006-1872. The purpose of the meeting is for Century stockholders to consider and vote on the merger agreement. The record date for the meeting is the close of business on October 12, 2001. Only stockholders of record at the close of business on the record date will be entitled to vote at the meeting and any adjournment.



     Two-thirds of the shares entitled to vote on the merger must be voted in favor of the merger. As of September 30, 2001, directors, executive officers and affiliates of Century own or control the right to vote 1,253,497 shares of Century common stock, which represents approximately 27.5% of the total shares of Century stock issued and outstanding as of the record date.


Reasons for Merger

     The terms of the merger agreement were the results of arm's length negotiations between representatives of Century and United. In deciding to enter into the merger agreement, Century's board of directors considered a number of factors including:

     . the recent results of operations and financial condition, and future business prospects, of Century and United;

     .  the challenges faced by Century in implementing its strategic plan;

     . the value of the total consideration to be received by Century stockholders in relation to recent trading prices of Century common stock and in comparison to prices received in mergers by other financial institutions in similar circumstances;

     . the financial presentations of Century's financial advisor and the advisor's opinion that the consideration to be received by the Century stockholders was fair, from a financial point of view, to Century stockholders;

     . the expectation that the receipt of the United common stock would be tax-free to Century stockholders; and

     .  the increased liquidity the merger will provide to Century stockholders.

     To review Century's reasons for the merger in greater detail, see page 24.

     In deciding to enter into the merger agreement, United's board of directors considered a number of factors, including the opportunity the merger presented to enter the Washington, D. C. market and to expand its presence in attractive markets in Virginia. United believes the acquisition of Century's operations is consistent with its plan to have operations, offices and distinct capabilities in every market of its choice within its region.

     To review United's reasons for the merger in greater detail, see page 24.

Recommendation to Stockholders

     Century's board believes that the merger is fair to you and in your best interest and recommends that you vote FOR the approval and adoption of the merger agreement.

Summary of Risk Factors (See Page 16)

     The merger is subject to risks some of which are:

     .  United may be unable to manage effectively the new assets it acquires;

     .  changes in interest rates may adversely affect United's business;

     . United's officers and directors will own a significant number of shares after the merger and could exert significant influence on stockholder votes;

     . loss of United's Chairman and CEO or other executive officers could adversely affect its business;

     .  United and its subsidiaries operate in  highly competitive markets;

     . dividend payments by United's subsidiaries to United and by United to its stockholders could be restricted;

     . United's business is concentrated in the West Virginia and Northern Virginia areas, and a downturn in the local economies may adversely affect its business; and

     . determination of the adequacy of the allowance for loan losses is based upon estimates that are inherently subjective and dependent on the outcome of future events. Ultimate losses may differ from current estimates. As a result, such losses may increase significantly.

Opinion of Century's Financial Advisor

     In approving the merger, Century's board considered the opinion of its financial advisor, Friedman, Billings, Ramsey & Co. Inc., as to the fairness from a financial point of view of the consideration to be paid by United in the merger as of June 13, 2001, as updated on August 28, 2001. This opinion is attached as Annex B. We encourage you to read this opinion.

Board of Directors of United and United Bank after the Merger (See Page 34)

     Immediately following the merger, the board of directors of United will have 18 members, including Mr. Joseph S. Bracewell, the current Chairman of the Board, President and Chief Executive Officer of Century. Mr. Bracewell will also serve as Vice Chairman of United Bank, United's Virginia subsidiary.

     In addition to Mr. Bracewell, Marvin Fabrikant, a current member of both the Century and CNB boards, and Roger C. Johnson, a current member of the CNB board, will be elected or appointed to serve on United Bank's board.

Conditions to Completion of the Merger (See Page 46).

     The completion of the merger depends upon meeting a number of conditions, including the following:

     .  approval of the stockholders of Century;

     .  receipt by United of all regulatory approvals;

     . authorization for the listing on The Nasdaq National Market System of the shares of United common stock to be issued in the merger;

     .  absence of any law or court order prohibiting the merger; and

     . receipt of opinions from Century's and United's counsel that the merger will qualify as a reorganization under Section 368 of the Internal Revenue Code.

Termination of Merger Agreement (See Page 47)

     Century and United may jointly agree to terminate the merger at any time.
     Additionally:

    (a) Either Century or United may terminate the merger agreement if any of the following occurs:

     . the approval of any governmental entity required for consummation of the merger is denied;

     . the merger is not complete by March 31, 2002, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate;

     . either party breaches any of its obligations under the merger agreement, and does not cure the breach within 30 days; or

     .  the merger agreement is not approved by the stockholders of Century.

    (b) United may terminate the merger agreement if Century's board fails to recommend, modifies or withdraws its recommendation of the merger.

    (c) Century may terminate the merger agreement if United's stock declines to an average closing price of less than $18.45 during the five-day period commencing on the date on which the last required regulatory approval is obtained. However, if Century elects to terminate under this circumstance, United has the option of increasing the share portion of the merger consideration from 0.4500 share of United stock to a number obtained by dividing $8.303 by the average closing price of United common stock during the period of 20 trading days ending on the trading day before the date on which the last required regulatory approval is obtained. This would cause the exchange ratio for option shares to increase from 0.5894 to a number obtained by dividing $11.733 by the average closing price of United common stock during the period of 20 trading days ending on the trading day before the date on which the last required regulatory approval is obtained.

Option Agreement (See Page 48)

     As a condition to its offer to acquire Century, and to discourage other companies from acquiring Century, United required Century to grant United a stock option that allows United to buy up to 644,143 shares of Century's common stock. The exercise price of the option is $12.00 per share. Generally, United can exercise the option only if another party attempts to acquire control of Century. As of the date of this proxy statement/prospectus, we do not believe this has occurred.

Interests of Executive Officers and Directors in the Merger (See Page 32)

     When you consider Century's board's recommendation that Century stockholders vote in favor of the merger, you should be aware that a number of Century's executive officers and directors may have interests in the merger that may be different from, or in addition to, yours. Joseph S. Bracewell, Chairman of the Board,

President and Chief Executive Officer of Century, will become a director of United and Vice Chairman of United Bank. Marvin Fabrikant, Chief Lending Officer of CNB and a director of Century, will become a director of United Bank. In their capacities as directors of United or United Bank, Messrs. Bracewell and Fabrikant will receive directors' fees. Mr. Bracewell, Mr. Fabrikant and two other officers of Century whose employment is expected to be terminated shortly after the effectiveness of the merger will receive certain severance benefits upon termination. All board members of Century and CNB are parties to deferred compensation agreements that United will assume in the merger. Furthermore, all directors and certain employees of Century and CNB will benefit from accelerated vesting of stock options.


Material Federal Income Tax Consequences of the Merger (See Page 34)

     The merger has been structured as a reorganization for federal income tax purposes. Accordingly, holders of Century common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Century stock for United stock in the merger, except for a gain or loss recognized in connection with the receipt of cash instead of a fractional share of United common stock and the $3.43 per share in cash received as part of the merger consideration. The companies themselves, as well as holders of United common stock, will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Century and United to complete the merger that each receive a legal opinion from its outside counsel that the merger will be a reorganization for federal income tax purposes.

     The federal income tax consequences described above may not apply to some holders of Century common stock. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Resale of United Shares Received in the Merger (See Page 36)

     United has registered under the federal securities laws the shares of its common stock to be issued in the merger. Therefore, you may sell shares that you receive in the merger without restriction unless you are considered an affiliate of Century or you become an affiliate of United. A director, executive officer or stockholder who beneficially owns 10% or more of the outstanding shares of a company is generally deemed to be an affiliate of that company.

     If you are considered an affiliate of Century or become an affiliate of United, you may resell the shares of United common stock you receive pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the SEC's rules, or in transactions otherwise exempt from registration under the securities laws. United is not obligated and does not intend to register for resale the shares issued to affiliates of Century.

Appraisal Rights (See Page 37)

     Under Delaware law, Century stockholders may object to the merger and demand to be paid the fair value of their shares. Under Delaware law, you should know that in determining the fair value of your shares, any appreciation or depreciation resulting from the accomplishment or expectation of the merger will not be considered. To properly exercise your appraisal rights and avoid a waiver of such rights, you must not vote your shares in favor of the merger and you must follow the exact procedures required by Delaware law (see Annex C).

Comparative Stockholder Rights (See Page 98)

     Once the merger occurs, Century stockholders will become stockholders of United. Century is a Delaware corporation governed by Delaware law and United is a West Virginia corporation governed by West Virginia law. As a result of the merger, Century stockholders' rights as United stockholders will be governed by West Virginia law and the provisions of the certificate of incorporation, as amended, and bylaws of United. Because of the differences between the laws of the states of Delaware and West Virginia and the respective certificates of incorporation and bylaws of Century and United, Century stockholders' rights as stockholders will change as a result of the merger.


Regulatory Approvals (See Page 36)


     The merger of United with Century must be approved by the Federal Reserve Bank of Richmond and the Virginia Department of Financial Institutions. On October 1, 2001, United filed applications for approval of the merger with the Federal Reserve Bank of Richmond and with the Virginia Department of Financial Institutions. United will also file notices of closing with the Federal Reserve Bank of Richmond, the Office of the Comptroller of the Currency, and the Department of Financial Institutions of Virginia and the Board of Banking and Financial Institutions of West Virginia.

                      SELECTED HISTORICAL FINANCIAL DATA

     We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Century" included in and/or incorporated by reference into this proxy statement/prospectus.

Selected Historical Financial Data of United

     The following selected historical financial data for each of the years ended December 31, 1996 through 2000 are derived from United's audited consolidated financial statements. The following selected historical financial data for the six months ended June 30, 2001 and June 30, 2000 are derived from the unaudited consolidated financial statements of United and include, in the opinion of United's management, all adjustments (consisting only of normal accruals) necessary to present fairly the data of such periods. You should not rely on the six-month information as being indicative of results that may be expected for the entire year or for any future interim period.

                           UNITED  BANKSHARES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
             (Dollars in Thousands, Except Per Share Information)

                                           At or For the                                     At or For the
                                         Six Months Ended                                     Year Ended
                                             June 30,                                         December 31,
                                 --------------------------   --------------------------------------------------------------------
                                      2001          2000          2000           1999           1998          1997           1996
                                 --------------------------   --------------------------------------------------------------------
INCOME STATEMENT DATA:
Interest income                  $   183,693   $   187,331    $   377,847    $   354,665   $   325,647   $   280,452   $   250,641
Interest expense                      93,244        95,174        197,766        174,402       155,354       131,122       112,256
                                 -------------------------    --------------------------------------------------------------------
Net interest income                   90,449        92,157        180,081        180,263       170,293       149,330       138,385
Provision for credit losses            4,642         6,398         15,745          8,800        12,156         3,280         2,881
                                 -------------------------    --------------------------------------------------------------------
Net interest income after
  provision for credit losses         85,807        85,759        164,336        171,463       158,137       146,050       135,504
Noninterest income                    28,841        23,265         33,786         51,078        41,752        37,068        29,654
Noninterest expense                   56,449        55,249        110,422        117,519       137,964       103,852       104,385
                                 -------------------------    --------------------------------------------------------------------
Income before income taxes            58,199        53,775         87,700        105,022        61,925        79,266        60,773
Income taxes                          19,063        17,664         28,724         34,774        17,523        27,005        21,054
                                 -------------------------    --------------------------------------------------------------------
Net income                       $    39,136   $    36,111    $    58,976    $    70,248   $    44,402   $    52,261   $    39,719
                                 -------------------------    --------------------------------------------------------------------

COMMON SHARE DATA:
Net income--basic                $      0.94   $      0.86    $      1.41    $      1.63   $      1.04   $      1.24   $      0.94
Net income--diluted                     0.93          0.85           1.40           1.61          1.02          1.22          0.93
Book value per share                   10.77          9.60          10.32           9.32          9.74          9.35          8.59
Common shares outstanding -
   end of period                  41,308,168    41,910,723     41,765,271     42,474,084    43,256,477    42,474,084    42,067,610
Weighted average common shares
   outstanding                    41,584,502    42,110,730     41,958,956     43,100,977    42,757,638    42,032,566    42,351,562
Diluted weighted average shares
   outstanding                    41,914,814    42,449,089     42,260,270     43,722,081    43,461,222    42,768,461    42,813,415
Cash dividends per share(1)             0.45          0.42           0.84           0.82          0.75          0.68          0.62
Total cash dividends(1)               18,704        17,691         35,286         35,367        28,317        20,344        17,847

BALANCE SHEET DATA:
Total assets                     $ 5,094,607   $ 4,991,051    $ 4,904,547    $ 5,069,160   $ 4,567,899   $ 4,094,836   $ 3,541,244
Investment securities              1,450,917     1,353,317      1,245,334      1,472,553       927,316     1,006,735       865,020
Loans held for sale                  198,591       153,701        203,831        117,825       720,607        97,619        74,465
Total loans                        3,204,163     3,221,646      3,192,494      3,170,096     2,652,391     2,689,839     2,354,571
Allowance for credit losses           41,197        39,324         40,532         39,599        39,189        31,936        29,376
Total deposits                     3,450,939     3,270,925      3,391,449      3,260,985     3,493,058     3,185,963     2,770,833
Long-term borrowings                 714,740       633,445        698,204        343,847       240,867        46,674       44,877
Total borrowings and other
   liabilities                     1,198,701     1,317,991      1,082,228      1,412,245       653,310       512,817       407,579
Stockholders' equity                 444,967       402,135        430,870        395,930       421,531       396,056       362,832
Average assets                   $ 4,906,315   $ 4,958,994    $ 4,936,605    $ 4,867,521   $ 4,238,808   $ 3,682,302   $ 3,352,594

PERFORMANCE DATA:
Return on average assets                1.61%         1.46%          1.19%          1.44%         1.05%         1.42%         1.18%
Return on average stockholders'
   equity                              17.70         18.12          14.41          16.73         10.77         13.92         11.17
Net interest margin                     4.14          4.18           4.11           4.12          4.37          4.40          4.52
Loans to deposits                      92.85         98.49          94.13          97.21         75.93         84.43         84.98
Dividend payout ratio (1)              47.79         48.99          59.83          50.35         63.77         49.69         58.49

ASSET QUALITY RATIOS:
Nonperforming assets to total
   asets                                0.26%         0.40%          0.30%          0.48%         0.49%         0.52%         0.43%
Nonperforming loans to total
  loans                                 0.35          0.53           0.40           0.65          0.70          0.69          0.54
Net loan charge-offs to average
   loans                                0.24          0.40           0.45           0.28          0.18          0.14          0.14
Allowance for credit losses to
   total loans                          1.29          1.22           1.27           1.25          1.48          1.19          1.25
Allowance for credit losses to
   nonperforming loans                367.67        229.82         315.47         190.91        209.94        170.85        229.77

REGULATORY CAPITAL RATIOS:
Tier 1 risk-based capital              10.69%        10.43%         10.68%         10.64%        11.43%        12.91%        15.32%
Total risk-based capital               11.77         11.48          11.77          11.75         12.63         14.08         16.51
Tier 1 leverage                         8.27          8.01           8.17           7.71          8.52          9.04         10.05

 -----------------------
 (1) Cash dividends are the amounts declared by United and do not include cash dividends of acquired subsidiaries prior to the dates of consummation.

Selected Historical Financial Data of Century

         The following selected historical financial data for each of the years ended December 31, 1996 through 2000 are derived from Century's consolidated financial statements. The consolidated financial statements include the accounts of Century and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The following selected historical financial data for the six months ended June 30, 2001 and June 30, 2000 are derived from the unaudited consolidated financial statements of Century and include, in the opinion of Century's management, all adjustments (consisting only of normal accruals) necessary to present fairly the data of such periods. You should not rely on the six-month information as being indicative of results that may be expected for the entire year or for any future interim period.

         Century's historical data has been restated to reflect the acquisition by Century of GrandBanc, Inc. on March 15, 2001, which was accounted for under the pooling of interests method of accounting. See Note 16 of Notes to Consolidated Financial Statements of Century.

                           CENTURY BANCSHARES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
             (Dollars in Thousands, Except Per Share Information)

                                           At or For the                            At or For the
                                         Six Months Ended                             Year Ended
                                             June 30,                                December 31,
                                      ----------------------  ----------------------------------------------------------
                                          2001       2000         2000       1999        1998         1997      1996
                                      ----------------------  ----------------------------------------------------------
INCOME STATEMENT DATA:
Interest income                       $   15,414  $   12,412  $   27,804  $   21,833  $   19,564  $   17,316  $   12,493
Interest expense                           8,094       5,530      13,587       9,563       8,555       7,896       4,836
                                      ----------------------  ----------------------------------------------------------
Net interest income                        7,320       6,882      14,217      12,270      11,009       9,420       7,657
Provision for credit losses                  820         440       1,450         909         630       1,545         125
                                      ----------------------  ----------------------------------------------------------
Net interest income after provision
  for credit losses                        6,500       6,442      12,767      11,361      10,379       7,875       7,532

Noninterest income                         2,998         950       2,287       1,456       1,270       1,271       1,044
Noninterest expense                        8,253       5,935      13,239      11,335      10,405       9,783       7,809
                                      ----------------------  ----------------------------------------------------------
Income before income taxes                 1,245       1,457       1,815       1,482       1,244        (637)        767
Income taxes                                 831         564         771         563         508      (1,823)        280
                                      ----------------------  ----------------------------------------------------------
Net income                            $      414  $      893  $    1,044  $      919  $      736  $    1,186  $      487
                                      ----------------------  ----------------------------------------------------------
COMMON SHARE DATA(1):
Net income--basic                     $     0.10  $     0.21  $     0.24  $     0.21  $     0.18  $     0.37  $     0.18
Net income--diluted                         0.09        0.20        0.24        0.21        0.17        0.35        0.18
Book value per share (2)                    5.80        5.23        5.61        5.03        5.24        5.14        4.51
Common shares outstanding--end of
  period                               4,322,511   4,077,342   4,305,692   4,065,556   3,917,873   3,550,005   2,448,509
Weighted average common shares
  outstanding                          4,310,170   4,303,706   4,281,346   4,356,080   4,174,998   3,198,552   2,641,424
Diluted weighted average shares
  outstanding                          4,413,989   4,379,057   4,311,297   4,385,154   4,244,465   3,359,135   2,743,128

BALANCE SHEET DATA:
Total assets                          $  415,028  $  341,843  $  409,657  $  322,076  $  261,023  $  256,512  $  208,311
Investment securities (3)                 88,447     103,246     119,499      98,120      62,597      63,834      46,033
Total loans (4)                          292,929     213,883     259,368     197,069     176,531     171,617     144,440
Allowance for credit losses                2,955       2,412       2,958       2,209       2,055       2,589       1,842
Total deposits                           322,258     266,332     329,178     255,156     222,936     218,303     182,268
Long-term borrowings                      28,732      31,645      29,367      11,494       5,501       8,011       8,350
Stockholders' equity                      25,063      22,384      24,166      21,480      23,004      21,021      12,771
Average assets                        $  410,230  $  320,169  $  352,179  $  288,383  $  247,324  $  216,019  $  154,557

PERFORMANCE DATA:
Return on average assets (5)                0.20%       0.56%       0.30%       0.32%       0.30%       0.55%       0.32%
Return on average stockholders'
  equity (5)                                3.33        8.16        4.60        4.09        3.36        8.16        4.27
Net interest margin (5)                     3.96        4.63        4.37        4.58        4.83        4.71        5.39
Loans to deposits                          90.90       80.31       78.79       77.23       79.18       78.61       79.25

ASSET QUALITY RATIOS:
Nonperforming assets to total
  assets                                    0.38%       0.51%       0.31%       0.75%       0.99%       1.94%       1.24%
Nonperforming loans to total loans          0.46        0.76        0.49        1.16        1.25        2.03        1.11
Net loan charge-offs to average
  loans (5)                                 0.60        0.24        0.32        0.40        0.67        0.53       -0.01
Allowance for credit losses to
  total loans                               1.01        1.13        1.14        1.12        1.16        1.51        1.28
Allowance for credit losses to
  nonperforming loans                     220.00      148.00      232.00       96.00       93.00       74.00      114.00

REGULATORY CAPITAL RATIOS (CNB):
Tier 1 risk-based capital                   7.33%      10.15%       7.57%       9.44%      10.26%       9.06%       9.68%
Total risk-based capital                    9.91       11.15       10.46       10.45       11.34       10.13       10.96
Tier 1 leverage                             5.90        7.46        5.56        6.96        7.92        6.79        6.62

_____________________________

(1) Per share data has been adjusted to reflect the five percent common stock dividend paid on June 29, 2001 and five percent common stock dividends in 2000, 1999, 1998 and 1997, and a seven percent common stock dividend in 1996.
(2) Book value per common share is based on stockholders' equity divided by the number of common shares outstanding, adjusted for stock dividends.
(3) Investments include federal funds sold and interest-bearing deposits in other financial institutions.
(4)   Total loans are reported net of unearned income.
(5)   Annualized for interim periods.

Summary of Historical and Pro Forma Per Share Selected Financial Data

     Set forth below are the basic earnings, diluted earnings, cash dividends and book value per common share data for Century and United on a historical basis, on a pro forma combined basis, and on a pro forma equivalent per common share of Century. Century financial data has been restated to reflect the acquisition of GrandBanc, Inc. under the pooling of interests method of accounting. Also included are weighted average shares outstanding (basic), weighted average shares outstanding (diluted) and shares outstanding at end of period for Century and United on a historical basis and on a pro forma basis. The exchange ratio for the merger is 0.4500 share of United common stock for each share of Century common stock and an amount of cash equal to $3.43.

     The pro forma data was derived by combining the historical consolidated financial information of Century and United using the purchase method of accounting for business combinations. In July 2001, the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and Other Intangible Assets", which eliminates the requirement to amortize goodwill and requires goodwill to be evaluated annually, or more frequently if impairment indicators arise, for impairment. Accordingly, the pro forma data does not include the impact of amortizing goodwill since it is no longer required. Per share data for Century has been adjusted to reflect five percent common stock dividends in 2001, 2000, 1999, 1998 and 1997.

     The Century pro forma equivalent share information shows the effect of the merger from the perspective of an owner of Century stock. The information was computed by multiplying the pro forma information by an exchange ratio of 0.4500.

     You should read the information below together with historical financial statements and related notes and other information included and incorporated by reference in this proxy statement/prospectus. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger, nor should you rely on the six-month information as being indicative of results expected for the entire year or for any future interim period.


                                                            At or for the        At or for the
                                                             Six Months           Year Ended
                                                            Ended June 30,        December 31,
                                                               2001                  2000
                                                           --------------      ---------------

Basic Earnings Per Common Share
Century historical                                         $         0.10      $         0.24
United historical                                                    0.94                1.41
Pro forma combined                                                   0.94                1.41
Pro forma equivalent per common share of                             0.42                0.64
Century

Diluted Earnings Per Common Share
Century historical                                         $         0.09      $         0.24
United historical                                                    0.93                1.40
Pro forma combined                                                   0.93                1.40
Pro forma equivalent per common share of                             0.42                0.63
Century

Cash Dividends Per Common Share
Century historical                                                    N/A                N/A
United historical                                          $         0.45      $         0.84
Pro forma combined                                                   0.45                0.84
Pro forma equivalent per common share of                             0.20                0.38
Century

Book Value Per Common Share
Century historical                                         $         5.80      $         5.61
United historical                                                   10.77               10.32
Pro forma combined                                                  11.49               11.02
Pro forma equivalent per common share of Century                     5.17                4.96

Weighted Average Common Shares Outstanding - Basic
Century historical                                              4,310,170           4,281,346
United historical                                              41,584,502          41,958,956
Pro forma combined                                             43,524,079          43,885,562

Weighted Average Common Shares Outstanding - Diluted
Century historical                                              4,413,989           4,311,297
United historical                                              41,914,814          42,260,270
Pro forma combined                                             43,901,109          44,200,354

Common Shares Outstanding - at End of Period
Century historical                                              4,322,511           4,305,692
United historical                                              41,308,168          41,765,271
Pro forma combined                                             43,253,298          43,702,832

Comparative Per Share Data

     The following table summarizes the comparative per share data of Century common stock and United common stock on June 13, 2001, the business day prior to the announcement of the merger. Because the market price of United common stock is subject to fluctuation, the market value of the shares of United common stock that holders of Century common stock would receive upon consummation of the merger may increase or decrease prior to the receipt of such shares following the effectiveness of the merger. You should obtain current market quotations for United common stock.

                                                                                          Equivalent
                                                                                        Pro Forma Value
                                                    Historical                           Per Share of
                                  ------------------------------------------------  ------------------------
                                          United                   Century                  Century
                                  ----------------------- ------------------------  ------------------------
Market value per share                  $ 24.60/(1)/             $ 8.00/(1)/                 $14.50/(2)/

(1)      Represents the closing price on June 13, 2001.
(2) Represents the sum of (a) the product obtained by multiplying United's per share closing price by the exchange ratio of 0.4500, and (b) cash in the amount of $3.43.

Comparative Merger Consideration and Dividend Data

     Set forth below is the value of the total merger consideration that would be paid by United to Century stockholders assuming the market values of United stock indicated.


                                 Value of              Cash
            Market Value     Stock Portion of       Portion of
                 of               Merger              Merger          Total
            United Stock     Consideration/(2)/   Consideration   Consideration

          ---------------- --------------------- ---------------- --------------
               $18.45/(1)/        $ 8.30              $3.43          $11.73

               $19.00             $ 8.55              $3.43          $11.98

               $20.00             $ 9.00              $3.43          $12.43

               $22.00             $ 9.90              $3.43          $13.33

               $24.00             $10.80              $3.43          $14.23

               $26.00             $11.70              $3.43          $15.13

               $28.00             $12.60              $3.43          $16.03

               $30.00             $13.50              $3.43          $16.93


     (1) This is the lowest price at which Century is obligated under the terms of the merger agreement to consummate the merger. See "The Merger Agreement--Termination, Amendment and Waiver."
     (2) The exchange ratio for the stock portion of the merger consideration is 0.4500 share of United stock for each share of Century stock owned.

     In 2000, United paid total dividends of $.84 per share. Based on the exchange ratio of 0.4500 share of United stock for each share of Century stock owned, holders of Century stock would have received $.38 per share had they been stockholders of United during all four quarters in which United paid dividends.

                                 RISK FACTORS

         An investment in United's common stock in connection with the merger
involves certain risks.   In considering the proposal to approve the merger you
should carefully consider the following risk factors in addition to the other information contained in this proxy statement/prospectus.


United may be unable to manage effectively the new assets it acquires.

     As a result of the merger, United's total assets will increase by approximately 8% or $415 million (based on June 30, 2001, balance sheet data). United's ability to integrate Century into United's operations successfully depends on its ability to:


     .   control costs;

     .   increase revenue;

     .   maintain positive customer relations;

     .   maintain regulatory compliance; and

     .   attract, assimilate and retain qualified personnel.


     If United fails to successfully integrate Century's operations with its own operations, United may experience interruptions in its business which may have an adverse impact on its business, financial condition or results of operations. The significant integration issues that United must address include:



     . successful integration of these operations could be more expensive than anticipated and take longer than anticipated;



     . during the integration process, other parts of United's operations could be adversely affected as a result of the diversion of management's attention;
         and



     . the failure to integrate Century's operations satisfactorily may also affect United's ability to operate United Bank in a manner consistent with safe and sound banking practices.


Changes in interest rates may adversely affect United's business.

         United's earnings, like most financial institutions, are significantly dependent on its net interest income. Net interest income is the difference between the interest income United earns on loans and other assets which earn interest and the interest expense incurred to fund those assets, such as on savings deposits and borrowed money. Therefore, changes in general market interest rates, such as a change in the monetary policy of the Board of Governors of the Federal Reserve System or otherwise beyond those which are contemplated by United's interest rate risk model and policy could have an effect on net interest income. For more information concerning United interest rate risk model and policy, see the discussion under the heading "Market Risk" in United's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, which is incorporated herein by reference.

United's officers and directors will own a substantial number of shares after the merger and could exert significant influence on matters submitted to its stockholders.

         After completion of the merger, one of Century's directors and principal stockholders will become a director of United. Together with United's current executive officers, directors and principal stockholders, they will beneficially own approximately 15.77% of the outstanding shares of United common stock. As a result, these stockholders, if they act together, could significantly influence the outcome of matters submitted to the stockholders for a vote, including the election of directors, the approval of mergers and other business.

Loss of United's Chief Executive Officer or other executive officers could adversely affect its business.

     United's success is dependent upon the continued service and skills of its executive officers and senior management. If United loses the services of these key personnel, it could have a negative impact on United's business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel. The services of Richard M. Adams, United's Chief Executive Officer, would be particularly difficult to replace. United and Mr. Adams are parties to an Employment Agreement providing for his continued employment by United through March 31, 2006.

United operates in a highly competitive market.

     United faces a high degree of competition in all of the markets it serves. United considers all of West Virginia to be included in its market area. This area includes the five largest West Virginia Metropolitan Statistical Areas
(MSA): the Parkersburg MSA, the Charleston MSA, the Huntington MSA, the Wheeling MSA and the Weirton MSA. United serves the Ohio counties of Lawrence, Belmont, Jefferson and Washington primarily because of their close proximity to the Ohio border and United banking offices nearby in West Virginia. In Virginia, United competes in the Northern Virginia counties of Arlington, Loudoun, Prince William and Fairfax. In addition, United has offices in the Washington, DC MSA and considers this part of its market. In Maryland, United has offices in Montgomery county. United considers all of the above locations to be the primary market area for the business of its banking subsidiaries.

     There is a risk that aggressive competition could result in United controlling a smaller share of these markets. A decline in market share could lead to a decline net income which would have a negative impact on stockholder value.

Dividend payments by United's subsidiaries to United and by United to its stockholders can be restricted.

     The declaration and payment of future cash dividends will depend on, among other things, United's earnings, the general economic and regulatory climate, United's liquidity and capital requirements, and other factors deemed relevant by United's board of directors. Federal Reserve Board policy limits the payment of cash dividends by bank holding companies and requires that a holding company serve as a source of strength to its banking subsidiaries.

     United's principal source of funds to pay dividends on its common stock is cash dividends from its subsidiaries. The payment of these dividends by its subsidiaries is also restricted by federal and state banking laws and regulations. As of June 30, 2001, an aggregate of approximately $32.00 million was available for dividend payments from UNB to United without regulatory approval and $8.42 million for payment of dividends from United Bank to United without regulatory approval.

United's business is concentrated in the West Virginia and Northern Virginia market areas and a downturn in the local economies may adversely affect its business.

     United's business is concentrated in the West Virginia and Northern Virginia market areas. As a result, its financial condition, results of operations and cash flows are subject to changes if there are changes in the economic conditions in these areas. A prolonged period of economic recession or other adverse economic conditions in one or both of these areas could have a negative impact on United. United can provide no assurance that conditions in its market area economies will not deteriorate in the future and that such a deterioration would not have a material adverse effect on United.

There are no assurances as to adequacy of the allowance for credit losses.

     United believes that its allowance for credit losses is maintained at a level adequate to absorb any probable losses in its loan portfolio. Management establishes the allowance based upon many factors, including:

     .   historical loan loss experience;

     .   industry diversification of the commercial loan portfolio;

     . the effect of changes in the local real estate market on collateral values;

     .   the amount of nonperforming loans and related collateral security;

     . current economic conditions that may affect the borrower's ability to pay and value of collateral;

     .   sources and cost of funds;

     .   volume, growth and composition of the loan portfolio; and

     .   other factors management believes are relevant.

These determinations are based upon estimates that are inherently subjective, and their accuracy depends on the outcome of future events, so ultimate losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond its control, United's actual loan losses could increase significantly. As a result, such losses could exceed United's current allowance estimates. United can provide no assurance that its allowance is sufficient to cover actual loan losses should such losses differ substantially from our current estimates.

In addition, federal and state regulators, as an integral part of their respective supervisory functions, periodically review United's allowance for credit losses. United's independent auditors also review the allowance as a part of their audit. Any increase in its allowance required by either the regulatory agencies or independent auditors would reduce United's pre-tax earnings.

                          FORWARD-LOOKING INFORMATION

     Statements and financial discussion and analysis by United contained in this proxy statement/prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. The important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

The Merger

     . The ability to fully realize cost savings from the merger in the expected time frame;

     .   Greater than expected costs of integrating Century into United; and

     .   Unexpected levels of losses of customers, deposits, or revenues.

Interest Rates and Economy

     .   Changes in interest rates and economic conditions;

     . Changes in the levels of loan prepayments and the resulting effects on the value of United's loan portfolio;

     . Changes in local economic and business conditions adversely affecting United's borrowers and their ability to repay their loans according to their terms or the value of the related collateral; and

     . Changes in local economic and business conditions adversely affecting United's customers other than borrowers and their ability to transact profitable business with United.

Competition and Product Availability

     . Increased competition for deposits and loans adversely affecting rates and terms; and

     . Various strategic alternatives that United considers from time to time, including acquisitions of other depository institutions, their assets or their liabilities on favorable terms, and United's successful integration of any such acquisitions.

Asset Management

     . Increased credit risk in United's assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

     . The failure of assumptions underlying the establishment of and provisions made to the allowance for loan losses; and

     . Incurrence of higher-than-anticipated loan losses at Century after the merger.

Liquidity and Capital

     . Changes in the availability of funds resulting in increased costs or reduced liquidity;

     .   Changes in United's ability to pay dividends on its common stock; and

     . Increased asset levels and changes in the composition of assets and the resulting impact on United's capital levels and regulatory capital ratios.

Systems

     . United's ability to acquire, operate and maintain cost effective and efficient systems; and

     . Unexpectedly difficult or expensive, but necessary technological changes.

Personnel

     . The loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels.

Tax, Regulatory, Compliance and Legal

     . Changes in applicable statutes and government regulations or their interpretations;

     . Claims of United's noncompliance with statutory and regulatory requirements; and

     .   Changes in the status of litigation to which United is a party.

                   INFORMATION ABOUT THE MEETING AND VOTING


     Century's board is using this proxy statement/prospectus to solicit proxies from the stockholders of record as of October 12, 2001 of Century common stock for use at the Century meeting. We are first mailing this proxy statement/prospectus and accompanying form of proxy to Century stockholders on or about October 19, 2001.


     In this proxy statement/prospectus, we refer to the Agreement and Plan of Reorganization dated as of June 14, 2001, among United, its wholly-owned subsidiary formed for the merger, and Century as the merger agreement. Proxies may be voted on other matters that may properly come before the Century meeting, if any, at the discretion of the proxy holders. Century's board knows of no such other matters except those incidental to the conduct of the meeting. A copy of the merger agreement is attached as Annex A.

Matters Relating to the Special Meeting of Century Stockholders


Time and Place:                            December 6, 2001
                                           9:00 a.m., Eastern Time
                                           Bracewell & Patterson, L.L.P.
                                           2000 K Street N.W., Suite 500
                                           Washington, D.C.  20006-1872

Purpose of Meeting:                        To vote on the proposed merger of
                                           Century and United pursuant to which
                                           Century will merge with a wholly-
                                           owned subsidiary of United formed for
                                           the merger.

Required Vote:                             Approval of the merger requires the
                                           affirmative vote of two-thirds of the
                                           outstanding shares of common stock.

Record Date:                               The record date for shares entitled
                                           to vote is the close of business on
                                           October 12, 2001.

Outstanding Shares Held                    On September 30, 2001, 4,359,213 shares of Century common
on Record Date:                            stock were outstanding.

Shares Entitled to Vote:                   Shares entitled to vote are Century common stock held at
                                           the close of business on the record date, October 12,
                                           2001.  Each share of Century common stock that you own
                                           entitles you to one vote.  Shares held by Century as
                                           treasury stock are not voted.

Quorum Requirements:                       A quorum of stockholders is necessary to hold a valid
                                           meeting.  The presence in person or by proxy at the
                                           meeting of holders of shares representing a majority of
                                           the shares of the Century common stock outstanding and
                                           entitled to vote at the meeting is a quorum.  Abstentions
                                           and broker "non-votes" count as present for establishing a quorum.  Shares held by Century as treasury stock do not
                                           count toward a quorum.

Broker Non-Votes and Abstentions:          The proposal to approve the merger is a "nondiscretionary"
                                           item, meaning that brokerage firms cannot vote shares in
                                           their discretion on behalf of a client if the client has
                                           not given voting instructions.  Accordingly, broker
                                           non-vote shares will not be counted as votes cast on that
                                           proposal.  Shares with respect to which proxies have been
                                           marked as abstentions also will not be counted as votes
                                           cast on that proposal.

Beneficial Ownership of Directors and      As of September 30, 2001, directors and executive officers
Executive Officers:                        beneficially owned 1,253,497 shares of Century common stock, excluding exercisable options.  These shares represent in
                                           total approximately 27.5% of the voting power of Century's voting securities, voting together as a single class.


Voting and Revocation of Proxies

     The shares of Century common stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the respective stockholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted "FOR" the approval of the merger agreement, and executed but unmarked proxies will be voted "FOR" the approval of the merger agreement. If any other matters are properly presented at the meeting and voted upon, the proxies solicited hereby will be voted on those matters at the discretion of the proxy holders named therein. If your shares are held in "street" name by a broker or other nominee, you must provide your broker or other holder instructions on how to vote your shares. If you do not provide these instructions, you will not be permitted to vote your shares on the merger.

     You may revoke any proxy given pursuant to this solicitation at any time
before it is voted.   Proxies may be revoked by:

     . filing with the Secretary of Century, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the revoked proxy;

     . properly executing and completing a later-dated proxy relating to the same shares and delivering it to the Secretary before the taking of the vote at the special meeting; or

     . attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute a revocation of a proxy. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

     You should send any written notice of revocation or subsequent proxy to the address below, or hand deliver it to the Corporate Secretary at or before the taking of the vote at the special meeting.

                        Century Bancshares, Inc.
                        1275 Pennsylvania Ave, NW
                        Washington, DC  20004
                        Attention:  Corporate Secretary

     If your shares are held by a broker in street name and you wish to change the instructions you have given your broker about how to vote your shares, you must follow the instructions provided by the broker in order to change your vote.

Solicitation of Proxies; Expenses

     In connection with Century's special meeting, proxies are being solicited by, and on behalf of, Century's board. Century will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, proxies may be solicited from stockholders by directors, officers and employees of Century and CNB in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not receive additional compensation for soliciting proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares and Century will reimburse them for their reasonable expenses incurred in forwarding the materials.

Appraisal Rights for Century Stockholders

     If the merger agreement is approved and adopted by the Century stockholders, holders of Century common stock who delivered a written demand for appraisal to Century prior to the vote on the merger agreement at Century's special meeting and did not vote in favor of approval and adoption of the merger agreement will be entitled to receive the fair value of their shares under
Section 262 of the Delaware General Corporation Law. The text of this law is attached to this proxy statement/prospectus as Annex C.

                                  THE MERGER

General

     Century's board is using this proxy statement/prospectus to solicit proxies from the holders of Century common stock for use at the special meeting. At the special meeting, holders of Century common stock will be asked to vote upon the approval and adoption of the merger agreement.

     In the merger, Century will be merged into a wholly-owned subsidiary of United formed to complete the merger and will become a wholly-owned subsidiary of United and Century National Bank, Century's subsidiary bank, will be merged into United Bank, United's Virginia subsidiary bank. If the merger is completed, stockholders of Century will receive, for each share of Century common stock owned, 0.4500 share of United common stock and $3.43 in cash. No fractional shares of United common stock will be issued, but an additional cash payment will be made instead. Options to purchase Century common stock will be converted into options to purchase the number of shares of United common stock equal to the number of shares of Century common stock subject to the option multiplied by 0.5894, and no cash will be paid to option holders.

United's Reasons for the Merger

     The merger is consistent with United's plan to have operations, offices and distinct capabilities in every market of its choice within its region. The merger should enhance the banking platform for future growth and expansion in the Washington, D.C. metropolitan area. United believes that, in addition to expanding United's presence in very attractive Virginia markets, the merger provides an opportunity to enhance United's stockholder value with the prospects of positive long-term performance of United's common stock. United believes that the merger is a strategic fit between United and Century given the compatibility of the management and business philosophy of each company. Enhanced opportunities should result from the merger by eliminating redundant or unnecessary costs and enhancing revenue growth prospects.

Century's Reasons for the Merger; Recommendation of Century's Board

     Century was founded in 1982 and by June 30, 1994 had increased its total assets to $82 million. In 1994 Century's board adopted a strategic plan calling for more rapid growth through branch expansion, the development of additional products and services and more aggressive marketing programs. Pursuant to this plan, Century augmented its capital through securities offerings in 1995, 1997 and 2000, acquired branch offices in 1994, 1997, 1999 and 2000 and established new branch offices in 1997 and 1998. In March of 2001, Century completed its first merger when it acquired GrandBanc, Inc. As a result of this strategic plan, Century's total assets had grown to $415 million as of June 30, 2001. During this period of growth, Century began to monitor trends in bank acquisitions in the nation generally and in the Washington, DC area specifically.

     After completion of the GrandBanc merger, Century's management and board began the process of revising Century's strategic plan. The revised strategic plan under consideration called for increasing the total assets of Century to $1 billion during a three to five year period. The preparation of the revised strategic plan revealed a number of challenges to be overcome by Century in implementing it. These challenges included:

  . declining interest margins caused by more intensive competition based on interest rates;

  . increasing capital requirements associated with adapting to rapidly changing technology;

  . a perceived scarcity of attractive acquisition opportunities in Century's market area;

  . the difficulty of completing acquisitions using Century's securities at the market price then in effect; and

  . the need to raise additional capital to support continuing growth and expansion.

     In April 2001, while Century was refining its revised strategic plan, a regional financial institution approached Century about a possible business combination. Although Century was not at that time considering being acquired, preliminary pricing discussions indicated that the transaction being proposed might provide a superior return to Century's stockholders than remaining independent and continuing to pursue Century's revised strategic plan. Additional discussions by management suggested that this institution was willing to consider an increase in its initial proposal. Consequently, at a special meeting of Century's board in May 2001, management was authorized to continue negotiations with this institution and to seek an increase in its offer, but without jeopardizing the possible transaction. Shortly thereafter, Century engaged Friedman, Billings, Ramsey & Co., Inc. (FBR) to assist with the negotiations, and to identify other financial institutions that might propose an alternative transaction.

     From May 11 through May 16, 2001, FBR contacted United and 14 other financial institutions on behalf of Century to ascertain their interest in a transaction with Century at a price in excess of the price proposed by the first institution. United expressed an interest in a possible transaction. On May 15, 2001 Century's board held its regular board meeting at which it reviewed a summary and analysis of the proposal from the first institution prepared by FBR, and authorized management to enter into a confidentiality agreement with such institution in order to permit it to examine nonpublic information about Century. On May 22, 2001, Mr. Bracewell met at FBR's offices with representatives of United for a tentative and preliminary discussion of a possible business combination. Also during May, discussions continued with the first institution, which tendered a nonbinding indication of interest describing the terms of a proposed transaction for consideration by Century and entered into a confidentiality agreement with Century. The first institution commenced its due diligence examination of Century during the last week of May 2001.

     On May 24, 2001, United entered into a confidentiality agreement with FBR on behalf of Century and commenced its due diligence examination during the first week of June 2001. On May 31, 2001, United tendered a nonbinding indication of interest describing the terms of a transaction with Century that were financially superior to the terms of the transaction proposed by the first institution. On June 7, 2001, Century's board met to consider the terms of the two proposals. At that meeting, the board instructed management to seek improvement in the price terms of both proposals, without jeopardizing them.
The discussions with United resulted in an improved proposal. Although additional discussions with the first institution were unsuccessful in achieving any price improvement, discussions continued with this institution and its financial advisor through June 13, 2001.

     On June 8, 2001, United tendered a form of merger agreement for consideration by Century. During the period from June 9 through June 13, 2001, Century, United and their respective counsel reviewed and negotiated the terms of the definitive merger agreement. On June 13, 2001, the board met to consider in detail, and with the advice of its legal counsel, financial advisor and members of management, the terms of the definitive agreement with United. At that meeting, the board received a presentation from FBR on the financial aspects of the transaction. The report of FBR is summarized elsewhere in this proxy statement/prospectus under the caption "-- Opinion of Century's Financial Advisor." At that meeting, FBR delivered its opinion to the board that the proposed merger with United was fair, from a financial point of view, to the stockholders of Century. The board authorized management to enter into the definitive merger agreement, which was signed on June 14, 2001.

     In reaching its decision to approve the terms of the merger agreement with United, the board considered a number of factors including, without limitation, the following:

  . the board's familiarity with Century's business, operations, financial condition, earnings and prospects, and the results of its investigation of similar matters regarding United, including United's capital position, interest spread, efficiency ratio and other operating statistics;


  . the current and prospective constraints faced by Century in implementing its strategic plan, including the challenges listed above in this section;


  . the value of the total consideration to be received by Century stockholders in relation to recent trading prices of Century common stock, prices recently received by other similarly situated financial institutions and the relation of such value to the board's view of the value of possible alternatives to the merger with United, including the nonbinding proposal received from the first institution. In considering these matters, the board considered the timing and likelihood of actually realizing such values, as well as the risks associated with seeking to obtain those values. In this regard, the board noted that the combined value of the cash and stock to be paid by United as of June 12, 2001, in the merger represented a premium of 81.25% to recent market prices of Century common stock and was the highest value offered after FBR contacted 14 potential bidders;


  . the financial presentations of FBR, Century's financial advisor, at the various board meetings and the opinion of FBR that, as of the date of such opinion, the consideration to be received by the Century stockholders pursuant to the merger agreement is fair, from a financial point of view, to such stockholders. A copy of such opinion, updated through August 28, 2001, is attached to this proxy statement/prospectus as Annex B;


  . the expectation that the receipt of the United common stock generally will be tax-free to Century stockholders; and


  . the increased liquidity that the merger will provide to current Century stockholders.


In its deliberations, the board did not assign any specific weights to these or the other factors it considered.

     THE BOARD OF DIRECTORS OF CENTURY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE MERGER.

Opinion of Century's Financial Advisor

     Pursuant to a letter agreement dated as of June 5, 2001 (FBR Agreement), Friedman, Billings, Ramsey & Co., Inc. (FBR) was retained by Century to act as its financial advisor in connection with the potential sale of all or substantially all of the assets and/or liabilities or capital of Century. At the meeting of Century's board held on June 13, 2001, FBR delivered its opinion to Century's board to the effect that as of the date of such opinion, an exchange ratio of 0.4500 share of United common stock for each share of Century common stock (Exchange Ratio) plus $3.43 in cash per share of Century common stock (collectively, the Consideration), pursuant to the merger agreement, was fair, from a financial point of view, to the holders of Century common stock. FBR has reconfirmed its June 13, 2001 opinion by delivery of its written opinion to Century's board, dated as of August 28, 2001 (FBR Opinion), stating that, as of such date and based on the matters set forth in such opinion, the proposed Consideration to be received by the holders of shares of Century common stock pursuant to the merger agreement is fair to such holders from a financial point of view.

     The full text of the FBR opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The description of the FBR opinion set forth herein is qualified in its entirety by reference to Annex B. Century's stockholders are urged to read the FBR opinion in its entirety. FBR's opinion is addressed only to Century's board of directors and directed only to the consideration to be received in the merger by the holders of Century's common stock and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the special meeting.

     FBR is a nationally recognized investment banking firm and was selected by Century based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of banking businesses and because of its familiarity with Century. FBR, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with rendering the opinions dated June 13, 2001 and as updated on August 28, 2001, FBR, among other things: (i) reviewed the merger agreement; (ii) reviewed the Century Annual Report to Stockholders for the fiscal year ended December 31, 2000 and the Century Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) for the fiscal years ended December 31, 2000 and 1999; reviewed the Century Annual Proxy Statement dated April 25, 2001; reviewed the Century Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2001; reviewed the Century earnings release for the quarter ended June 30, 2001; (iii) reviewed the United Annual Report on Form 10-K filed with the SEC for the fiscal years ended December 31, 2000 and 1999; reviewed the United Annual Proxy Statement dated April 10, 2001; reviewed the United Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarters ended March 31, 2001, September 30, 2000 and June 30, 2000; reviewed the United earnings release for the quarter ended June 30, 2001; (iv) reviewed Century's unaudited financial results for the one and four months ended April 30, 2001 in Century's Form 8-K/A filed with the SEC on May 17, 2001; reviewed and discussed the unaudited financial statements of Century for the one month ended May 31, 2001 with the management of Century; (v) reviewed the reported market prices and trading activity for United common stock for the period December 18, 1987 through July 20, 2001; (vi) discussed the financial condition, results of operations, earnings projections, business and prospects of Century and United with the managements of Century and United; (vii) compared the results of operations and financial condition of Century and United with those of certain publicly-traded financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to Century or United, as the case may be;
(viii) participated in discussions and negotiations among representatives of Century and representatives of United; (ix) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the merger; (x) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions entered into by United; (xi) performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

     In connection with rendering the FBR Opinion, as set forth herein, FBR assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with it, and did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of United or Century or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of United and Century). With respect to the financial projections reviewed with each company's management, FBR assumed that they reflect the best currently available estimates and judgments of the respective managements of the respective future financial performances of each of United and Century and of the combined company, and that such performances will be achieved. FBR also assumed that there has been no material change in United's or Century's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. FBR also assumed without independent verification that the aggregate consolidated allowances for loan losses for Century and United were adequate to cover such losses, and that the conditions precedent in the merger agreement will not be waived.

     The forecasts and projections furnished to FBR for Century were prepared by the management of Century. As a matter of policy, Century does not publicly disclose internal management forecasts, projections or estimates of the type furnished to FBR in connection with its analysis of the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

     No limitations were imposed on FBR by Century's board with respect to the investigation made or procedures followed by FBR in rendering its fairness opinion dated June 13, 2001. In connection with rendering such fairness opinion to Century's board, FBR performed a variety of financial analyses. The following is a summary of the material financial analyses performed by FBR, but does not purport to be a complete description of FBR's analyses or presentation at the June 13, 2001 meeting of Century's board. FBR believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the fairness opinion of FBR dated June 13, 2001. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, FBR made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Century and United. Any estimates contained in FBR's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold.

     Summary of Terms of Proposed Transactions. FBR reviewed the terms of the proposed merger, including the aggregate amount of Consideration, the form of Consideration, and the percentage of premium to the current market price. Based on the combination of $3.43 in cash per share of Century common stock, the Exchange Ratio of 0.4500 and a price per share of $24.60 for United common stock (the closing price for such stock on June 13, 2001), the Consideration on June 13, 2001 was $14.50 per share of Century common stock.

     FBR stated that the Consideration as of June 13, 2001 represented a multiple of (i) 22.66 times Century's earnings per share for the twelve months ended March 31, 2001, adjusted for merger related expenses, (ii) 253% of Century's book value per share as of March 31, 2001 and (iii) 328% of March 31, 2001 tangible book value per share. The Consideration also represented a premium over tangible book value as a percentage of core deposits (Deposit Premium) equal to 15.65% based on tangible book value per share at March 31, 2001.

     Comparable Transaction Analysis. FBR has analyzed comparable transactions involving the sale of banks from January 1, 2001 through July 20, 2001. The following table shows the average and median statistics for price/book value, price/tangible book value, price to latest twelve months earnings (price/LTM earnings) and Deposit Premium for four comparable groups. The comparable groups (collectively the Selected Transactions Groups) are as follows: (i) 92 bank acquisitions nationwide (Nationwide Bank Group); (ii) 23 bank acquisitions involving sellers with total assets between $250 million to $750 million (Asset Group); (iii) 26 bank acquisitions involving sellers with return on average assets between the range of 0.80% and 1.00% (ROAA Group); and (iv) six acquisitions involving banks headquartered in Washington DC, Maryland or Virginia (Regional Bank Group). FBR compared the median and average statistics associated with the Selected Transactions Groups with the price/book, price/tangible book, price/LTM earnings and Deposit Premium ratios in the merger of 253%, 328%, 22.66x and 15.65%, respectively, and found that the ratios associated with the merger were comparable or higher than the median and/or average price/book, price/tangible book, price/LTM earnings and Deposit Premium ratios for the Selected Transactions Groups. The Consideration to be received by Century stockholders compares favorably to the pricing/multiples received by the companies included in the Selected Transactions Group.

       Announced Bank M&A Transactions January 1, 2001 to July 20, 2001

                                                                               Announced:
                                                        ---------------------------------------------------
                                                                         Price/                    Tangible
                                           Number           Price/      Tangible       Price/        Book
                                             of              Book         Book          LTM        Premium/
                                        Transactions        Value        Value        Earnings     Deposits
                                       -------------    -----------    ---------     --------     ---------
Nationwide Bank Group

            Average                                       193%          201%           18.7 x       12.72%
            Median                           92           184%          187%           17.4 x       10.18%
  Asset Group
            Average                                       215%          222%           18.8 x       16.52%
            Median                           23           201%          207%           18.1 x       14.31%
  ROAA Group
            Average                                       198%          210%           22.9 x       12.17%
            Median                           26           188%          188%           20.3 x       10.96%
  Regional Bank Group
            Average                                       227%          249%           20.3 x       18.21%
            Median                            6           252%          280%           20.1 x       17.95%

----------------------------------------------------------------------------------------------------------
  United / Century                                        253%          328%           22.7 x       15.65%
----------------------------------------------------------------------------------------------------------

No company or transaction used in the above analyses as a comparison is identical to United, Century or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

     Discounted Earnings Stream and Terminal Value Analysis. Using a discounted earnings stream and terminal value analysis, FBR estimated the future stream of earnings flows that Century could be expected to produce through the year 2005, under various circumstances, assuming Century performed in accordance with the earnings forecasts of Century management. To approximate the terminal value of the Century common stock at the end of a four-year period (December 31, 2005), FBR applied price to earnings multiples ranging from 15.0 to 20.0, applied multiples of tangible book value ranging from 125% to 250% and applied premiums over tangible book value as a percentage of core deposits of 10.0% to 15.0%. The net income streams and terminal values were then discounted to present values using a discount rate of 12%. This analysis assumed that Century will continue its policy of not paying cash dividends and indicated a total reference range of between $6.80 and $17.27 per share of Century common stock. When a 12% discount rate was applied to median merger multiples based on the price to tangible book value multiples of 125% to 250%, the analysis indicated a reference range between $6.80 and $13.61 per share of Century common stock. When the same discount rate of 12% was applied to merger market multiples based on price to earnings per share multiples of 15.0 times to 20.0 times, the analysis indicated a reference range between $10.49 and $13.99 per share of Century common stock. When the same discount rate of 12% was applied to merger market multiples based on tangible book premium to core deposits of 10.0% and 15.0%, the analysis indicated a reference range between $13.33 and $17.27 per share of Century common stock. The Consideration to be received in the merger compares favorably with the results of the discounted earnings stream terminal value analysis.

     Pro Forma Merger Analyses. FBR performed pro forma merger analyses that combined Century's and United's current and projected income statement and balance sheets based on earnings forecasts of Century and United, respectively. Assumptions and analyses of the accounting treatment, acquisition adjustments, operating efficiencies and other adjustments were made to arrive at a base case pro forma analysis to determine the effect of the transaction on both Century and United. FBR noted that, based on the Consideration, the impact of the merger on United's earnings per share and tangible book value per share based on such earnings forecasts did not appear to be material. The actual results achieved by the combined company will vary from the projected results and such variations may be material.

     Analysis of Selected Publicly Traded Companies. In preparing its presentation, FBR used publicly available information to compare selected financial and market trading information, including book value, tangible book value, earnings, asset quality ratios, and profitability, for United and selected other publicly traded commercial banks located in the United States. This peer group consisted of commercial bank holding companies located in Ohio, Maryland, Pennsylvania, Virginia and West Virginia with total assets between $1 billion and $10 billion. According to the analysis, United compared favorably to the peer group when looking at asset quality, capital adequacy, earnings performance, and operating efficiency.

     In connection with rendering the FBR Opinion, FBR confirmed the appropriateness of its reliance on the analyses used to render its June 13, 2001 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith. The FBR Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. Events occurring after the date of the FBR Opinion could materially affect the assumptions used in preparing such opinion.

     Pursuant to the FBR Agreement, Century retained FBR to act as independent financial advisor, to render general advisory services and also to specifically advise Century in connection with its strategic planning and merger and acquisition activities. The FBR Agreement provides that FBR shall receive an incentive-based fee based upon the aggregate consideration to be paid to Century's stockholders. For its services as financial advisor to Century in connection with the merger, FBR will receive a transaction fee equal to 1.00% of the aggregate consideration paid to Century's stockholders and option holders (Transaction Fee). Twenty-five percent (25%), or $176,094 was paid upon the signing of the merger agreement and the remaining portion is payable at the closing of the merger. Based on the closing price of United common stock and the outstanding shares of Century common stock and options as of July 20, 2001, the remaining portion of the transaction fee payable to FBR at the effective time would be $580,847. Century also has agreed to reimburse FBR for its reasonable out-of-pocket expenses in connection with its engagement and to indemnify FBR and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     FBR has advised Century that, in the ordinary course of its business as a full-service securities firm, FBR may, subject to certain restrictions, actively trade the equity securities of Century and/or

United for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Quorum and Vote Required

     Delaware law and Century's certificate of incorporation require the approval and adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of all the shares of Century common stock outstanding and entitled to vote on the record date. See "Information About the Meeting and Voting-- Matters Related to the Meeting" on page 21 for a description of quorum and voting requirements.

Interest of Certain Persons in the Merger

     Certain directors and executive officers of Century have interests in the merger that are in addition to their interests as stockholders and optionholders of Century and their equity interests in United which will result from the conversion of their shares and options in the merger. Century's board was aware of these interests at the time they approved the merger agreement.

     Termination Benefits

     Shortly after the effectiveness of the merger, the employment of certain employees of Century is expected to be terminated in a manner which will entitle them to receive termination benefits provided under existing employment agreements with Century. The terms of such termination benefits for each employee are set forth below.

     Joseph S. Bracewell, Chairman of the Board, President and Chief Executive Officer of Century, will be entitled to receive, in addition to payment for accrued but unpaid salary, bonuses, vacation, and other amounts earned or otherwise due to him through the date of his termination, an amount equal to three times his annual salary in effect immediately prior to termination of his employment, or $750,000 based upon his annual salary as in effect as of the date of this proxy statement/prospectus, payable in a lump sum. This severance payment will be increased by an amount (the gross-up payment obligation) equal to the sum of (a) any additional tax liability (other than ordinary personal income tax) applicable to Mr. Bracewell as a result of the $750,000 severance payment, plus (b) any additional tax liability (including ordinary personal income tax) applicable to Mr. Bracewell as a result of such gross-up payment obligation, to ensure that the net, pre-ordinary personal income tax severance payment received by Mr. Bracewell will equal three times his annual salary. Mr. Bracewell will also be entitled to continue to receive all insurance benefits in place at the date of termination for a one-year period following his termination and to have all stock options previously granted to him by Century become fully vested as of his termination date.

     Marvin Fabrikant, Chief Lending Officer of CNB and a director of Century, will be entitled to receive, in addition to payment for accrued but unpaid salary, bonuses, vacation, and other amounts earned or otherwise due to him through the date of his termination, an amount equal to one and one half times his annual base salary in effect immediately prior to termination of his employment, which would equal $225,000 based upon his annual base salary as in effect as of the date of this proxy statement/prospectus, payable in a lump sum. Mr. Fabrikant will also be entitled to continue to receive all insurance benefits in place at the date of termination for a one-year period following his termination and to have all stock options previously granted to him by Century become fully vested as of his termination date.

     Shaza L. Andersen, Chief Operating Officer of CNB, will be entitled to receive, in addition to payment for accrued but unpaid salary, bonuses, vacation, and other amounts earned or otherwise due to her through the date of her termination, an amount equal to two times her annual base salary in effect immediately prior to termination of her employment, which would equal $235,000 based upon her annual salary as in effect as of the date of this proxy statement/prospectus, payable in a lump sum. Ms. Andersen will also be entitled to continue to receive all insurance benefits in place at the date of termination for a one-year period following her termination and to have all stock options previously granted to her by Century become fully vested as of her termination date.

     Dale G. Phelps, Chief Financial Officer of Century, will be entitled to receive, in addition to payment for accrued but unpaid salary, bonuses, vacation, and other amounts earned or otherwise due to him through the date of his termination, an amount equal to his annual base salary in effect immediately prior to termination of his employment, which would equal $110,000 based upon his annual base salary as in effect as of the date of this proxy statement/prospectus, payable in a lump sum. Mr. Phelps will also be entitled to continue to receive all insurance benefits in place at the date of termination for a one-year period following his termination and to have all stock options previously granted to him by Century become fully vested as of his termination date.

     Indemnification Rights

     Pursuant to the merger agreement with Century, United has agreed to indemnify the directors, officers and employees of Century for a period of six years from the effective time of the merger to the fullest extent permitted by law against losses, claims and expenses resulting from the fact that such individual was a director, officer or employee of Century prior to the merger and those arising out of the merger agreement. United has agreed to advance expenses before a final disposition of any proceeding, subject to the indemnified person satisfying any requirements of law related to such advance. United has agreed to use its reasonable best efforts to cause the individuals serving as directors and officers of Century and its subsidiaries to be covered for a period of six years from the effective time of the merger by the directors' and officers' liability insurance policy maintained by United with respect to acts or omissions occurring prior to the effective time of the merger which were committed by such officers and directors in their capacity as such. In the event United enters into a business combination with any other entity, it is required to make provision that United's successor in such transaction assumes these indemnification obligations.

     Director Service and Compensation

     Under the merger agreement, as of the effective time of the merger, Joseph
S. Bracewell, Chairman of the Board of Century, will be elected or appointed to United's board of directors. Mr. Bracewell, Marvin Fabrikant, a current member of both the Century and CNB boards and Roger C. Johnson, a current member of the CNB board, will be appointed or elected to the board of directors of United Bank. In addition, Mr. Bracewell will serve as Vice Chairman of United Bank.

     As members of the boards of directors of United and/or United Bank, the former Century directors will be entitled to receive compensation for their service on the board of directors in accordance with United's policy on director compensation. Currently, each non-employee director of United receives

$650 per month regardless of meeting attendance. Directors of United Bank receive $500 per meeting attended.

     Each director of Century and each director of CNB receives an annual retainer of $6,300 for service on one of the two boards, or $9,000 for service on both boards. All directors of Century and CNB have elected to enter into deferred compensation agreements (Compensation Agreements) instead of receiving the annual retainer in cash. The Compensation Agreements generally provide for the payment of a fixed monthly retirement benefit for 180 months payable to the director or his designated beneficiary commencing on the first day of the month following the director's retirement on his 65th birthday. In the event of the director's death prior to retirement, a reduced sum is payable to a beneficiary designated by the director. The retirement benefit attributable to each annual deferral vests ratably over a five year period, and in the event of a change of control of Century, all benefits are fully vested. Accordingly, upon consummation of the merger with United, the directors' benefits under the Compensation Agreements will be fully vested and United will assume Century's obligations under them.

Board of Directors of United After the Merger

     Immediately following the merger, the board of directors of United will have 18 members, including the 17 current United directors, plus Mr. Bracewell.

Federal Income Tax Consequences of the Merger

     The following discussion describes the material United States federal income tax consequences of the exchange of Century stock for United stock and cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a stockholder in light of the stockholder's particular circumstances or to those Century stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, regulated investment companies, pass-through entities, stockholders who acquired their Century stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation, or stockholders who hold their Century stock as part of a straddle, hedge or conversion transaction. This discussion assumes that Century stockholders hold their respective shares of Century stock as capital assets within the meaning of Section 1221 of the Code (i.e., property held for investment).

     It is a condition to the obligations of Century and United to complete the merger that each receive a legal opinion from its counsel that the merger constitutes a reorganization within the meaning of Section 368(a) of the Code. These legal opinions will assume the absence of certain changes in the existing facts and may rely on assumptions, representations and covenants made by Century, United and others, including those contained in certificates of officers of Century and United. If any of these factual assumptions is inaccurate, the tax consequences of the merger could differ from those described here. The opinions regarding the tax-free nature of the merger neither bind the IRS nor preclude the IRS from adopting a contrary position. Neither Century nor United intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

     Federal Income Tax Consequences to United and the United Stockholders

     Holders of United stock will not recognize any gain or loss for federal income tax purposes as a result of the merger. Neither United nor the merger subsidiary will recognize any gain or loss for federal income tax purposes as a result of the merger.

     Federal Income Tax Consequences to Century and the Century Stockholders

     In the opinion of Bracewell & Patterson, L.L.P., subject to the assumptions and limitations described herein:

     . except as discussed below, you will recognize gain (but not loss) for United States federal income tax purposes when you exchange your Century stock for United stock and cash equal to the lesser of the amount of gain realized and the amount of cash received;

     . your gain realized will be the difference between your adjusted tax basis in the Century stock exchanged and the value of the United stock and cash received;

     . your gain will be capital gain, and will be long-term capital gain if your stock has been held for more than one year at the time the merger is completed;

     . the aggregate tax basis of the United stock you receive as a result of the merger will be the same as your aggregate tax basis in the Century stock you surrender in the exchange, reduced by the amount of cash received (other than in lieu of fractional shares) and by the tax basis of any Century stock for which you receive cash in lieu of fractional shares, and increased by the amount of gain recognized;

     . the holding period of the United stock that you receive as a result of the merger will include the period during which you held the Century stock that you exchange; and

     . Century will not recognize any gain or loss for United States federal income tax purposes as a result of the merger.

     Fractional shares of United stock will not be issued in the merger. You will recognize gain or loss for United States federal income tax purposes with respect to the cash you receive instead of a fractional share interest in United stock. Your gain or loss will equal the difference between the amount of cash you receive and the tax basis of your Century stock surrendered in the merger that is allocated to fractional shares. This gain or loss will be capital gain or loss, and will be a long-term capital gain or loss if your stock has been held for more than one year at the time the merger is completed.

     If you exercise the right to dissent in connection with the merger and receive only cash in exchange for your Century stock, you will be treated as having received such cash as a distribution in redemption of such holder's Century stock and will ordinarily recognize a capital gain or loss equal to the difference between the amount of cash received and the adjusted basis of your Century stock. However, different tax consequences could apply to such payment, under your particular facts and circumstances, including whether you are deemed under any applicable attribution rules to own United stock if the payment is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

     We intend this discussion to provide only a summary of the material federal income tax consequences of the merger. We do not intend that it be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, we do not address tax consequences which may vary with, or are contingent upon, individual circumstances. Moreover, we do not address any non-income tax or any foreign state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your tax advisor to determine your particular United States federal, state, local or foreign income or other tax consequences resulting from the merger, with respect to your individual circumstances.

Accounting Treatment

     Under generally accepted accounting principles, it is anticipated that the merger will be accounted for under the purchase method of accounting. The assets and liabilities of Century will be reflected in the consolidated financial statements of United based upon their estimated fair values as of the effective date of the merger. Results of operations will be reflected in the consolidated financial statements of United for all periods subsequent to the effective date of the merger. The excess purchase price over the fair market value of assets is recorded as goodwill and is not amortized. Instead, goodwill is evaluated annually, or more frequently if impairment indicators arise, for impairment.

Regulatory Approvals

     The merger of United with Century must be approved by the Federal Reserve Bank of Richmond and Virginia Department of Financial Institutions. On October 1, 2001, United filed applications for approval of the merger with the Federal Reserve Bank of Richmond and with the Virginia Department of Financial Institutions. United will also file notices of closing with the Federal Reserve Bank of Richmond, the Office of the Comptroller of the Currency, and the Department of Financial Institutions of Virginia and West Virginia.


Resales of United Common Stock Issued in the Merger

     United has registered under the federal securities laws the issuance of its shares of common stock in the merger. Therefore, you may sell shares without restriction unless you are considered an affiliate of Century as of the date of Century's special meeting or you become an affiliate of United. A director, executive officer or stockholder who beneficially owns 10% or more of the outstanding shares of a company is generally deemed to be an affiliate of that company.

     If you are considered an affiliate of Century or become an affiliate of United, you may resell the shares of United common stock you receive only pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the SEC's rules, or in transactions otherwise exempt from registration under the securities laws. United is not obligated and does not intend to register for resale the shares issued to affiliates of Century.

Appraisal Rights of Century Stockholders

     Under the Delaware General Corporation Law (DGCL), Century stockholders may object to the merger and demand in writing to be paid the fair value of their shares. Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation resulting from the accomplishment or expectation of the merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures of Section 262 of the DGCL to preserve those rights. A copy of Section 262 is attached as Annex C to this proxy statement/prospectus.

     Section 262 sets forth the procedures to be followed by a stockholder electing to demand appraisal of his or her shares. These procedures are complicated and must be followed strictly. Failure to comply with these procedures may cause you to lose your appraisal rights. The following information is only a brief summary of the required procedures under Delaware law and is qualified in its entirety by the provisions of Section 262.

     Under Section 262, Century is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice. This proxy statement/prospectus constitutes Century's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. If you fail to timely and properly comply with the requirements of
Section 262, your appraisal rights under Delaware law may be lost.

     Please review Section 262 for the complete procedures. Neither United nor Century will give you any notice of your appraisal rights other than as described in this proxy statement/prospectus and as required by the DGCL.

     General Requirements

     If you want to object to the merger and be paid the full value of your shares in cash, Section 262 generally requires you to take the following actions:

     . You must deliver a written demand for appraisal to Century before the vote is taken on the merger agreement at Century's special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement. Merely voting against, abstaining from voting or failing to vote in favor of adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262. See "Reqirements for Written Demand for "Appraisal" below for more details on making a demand for appraisal.

     . You must not vote in favor of approval and adoption of the merger agreement. A failure to vote will satisfy this requirement, but a vote in favor of the merger agreement will constitute a waiver of your right of appraisal. Accordingly, if you want to maintain your appraisal rights you must either check the "Against" box or the "Abstain" box on the proxy card or refrain from executing and returning the enclosed proxy card.

     . You must continuously hold your shares of Century stock from the date you make the demand for appraisal through the effective date of the merger.

     Requirements for Written Demand for Appraisal

     A written demand for appraisal of Century stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder's name appears on its Century stock certificate(s). If you are a beneficial owner of

Century stock but not a stockholder of record, you must have the stockholder of record for your shares sign a demand for appraisal on your behalf.

     If you own Century stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

     If you own Century stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that stockholder's agent.

     If you are a record owner, such as a broker, who holds Century stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not specify the number of shares, it will be assumed that your written demand covers all the shares of Century stock that are in your name.

     Century stockholders who wish to exercise their appraisal rights should address written demands to:

                           Century Bancshares, Inc.,
                         1275 Pennsylvania Avenue, NW
                             Washington, DC 20004
                        Attention: Corporate Secretary

Century must receive all written demands for appraisal before the vote concerning the merger agreement is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

     Written Notice

     Within 10 days after the effective date of the merger, United, as the surviving corporation in the merger, must give written notice that the merger has become effective to each Century stockholder who has properly sent a written demand for appraisal and who did not vote in favor of the merger. Except as required by law, United will not notify stockholders of any dates by which appraisal rights must be exercised.

     Petition With Chancery Court

     Within 120 days after the effective date of the merger, either United or any stockholder who has complied with the requirements of Section 262(a) and (d) may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of all stockholders entitled to appraisal. United does not presently intend to file a petition, and if you seek to exercise appraisal rights you should not assume that United will file a petition or that United will initiate any negotiations with respect to the fair value of your shares. If you are a Century stockholder and want to have your Century shares appraised you should be prepared to initiate any petitions necessary for the perfection of your appraisal rights within the time period and in the manner prescribed in Section 262. Since United has no obligation to file a petition, your failure to file a petition within the period specified could result in the loss of your appraisal rights.

     Withdrawal of Demand

     If you change your mind and decide you no longer want an appraisal, you may withdraw your demand for appraisal at any time within 60 days after the effective date of the merger. If you withdraw your demand for appraisal, your appraisal rights will be terminated and you will receive the merger consideration provided in the merger agreement.

     Request for Appraisal Rights Statement

     If you have complied with the conditions of Section 262, you are entitled, upon written request, to receive from United a statement setting forth the aggregate number of shares for which appraisal rights have been properly exercised and the aggregate number of holders of such shares. United must mail this statement to you within 10 days after receiving your written request. In order to receive this statement, you must send your request within 120 days after the effective date of the merger to United at the following address:

                            United Bankshares, Inc.
                               514 Market Street
                       Parkersburg, West Virginia 26102
                          Attention: Richard M. Adams

     Chancery Court Procedures

     If you properly file a petition for appraisal in the Court and deliver a copy of such petition to United, United will then have 20 days to provide the Court with a list of the names and addresses of all the stockholders who have demanded payment for their shares and have not reached an agreement with United as to the value of their shares. If the Court decides it is appropriate, it has the power to conduct a hearing to determine which stockholders have complied with Section 262 and have become entitled to appraisal. The Register in Chancery, if ordered to do so by the Court, will then send notice of the time and place of the hearing on the petition to all the stockholders who have demanded appraisal. The Court may also require you to submit your stock certificates to the Register in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Court's directions, you may be dismissed from the proceeding.

     Chancery Court Appraisal of Century Shares

     After the Court determines which stockholders are entitled to an appraisal, the Court will appraise the shares, determining their fair value by considering all relevant factors except for any appreciation or depreciation resulting from the accomplishment or expectation of the merger, together with a fair rate of interest, if the payment of interest is deemed appropriate by the Court. After the Court determines the fair value of the shares, it will direct United to pay that value to the stockholders who are entitled to such payment. In order to receive the fair value for your shares, you must surrender your stock certificates.

     The Court could determine that the fair value of shares of Century stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration that you would under the merger agreement.

     Costs and Expenses of Appraisal Proceeding

     The costs of the appraisal proceeding may be determined by the Court and assessed against the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal.

     Loss of Stockholders' Rights

     If you demand appraisal, after the effective date of the merger you will not be entitled to:

     . vote your shares of stock, for any purpose, for which you have demanded appraisal;

     . receive payment of dividends or other distributions with respect to your shares, except for dividends or distributions, if any, that are payable to the holders of record as of a record date before the effective date of the merger; or

     . receive the payment of the consideration provided for in the merger agreement.

     However, you can regain these rights if no petition for an appraisal is filed within 120 days after the effective date of the merger, or if you deliver to United a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within 60 days after the effective date of the merger or with the written consent of United. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the Court cannot be dismissed without the Court's approval. The Court may condition its approval upon any terms that it deems just.

     If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

                             THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement. A copy of the merger agreement is attached as Annex A and forms a part of this proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement. We urge all stockholders to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

Structure of the Merger

     The merger agreement provides that Century will be merged with and into a wholly-owned subsidiary of United (Merger Sub). Merger Sub will be the surviving corporation in the merger, and shall continue its corporate existence under the laws of the State of Delaware. The merger agreement also provides for the merger of CNB, Century's subsidiary bank, into United Bank, United's Virginia subsidiary bank. Upon consummation of the merger, the separate corporate existence of both Century and CNB will terminate.

Merger Consideration

     The merger agreement provides that each share of Century common stock issued and outstanding immediately prior to the effective time will, at the effective time, be converted into the right to receive (i) 0.4500 share of the common stock of United, and (ii) $3.43 in cash. Cash will be paid instead of issuing fractional shares. Any shares of Century common stock held as treasury stock or owned, directly or indirectly, by United, Century or Merger Sub or any of their respective wholly-owned subsidiaries (other than shares held in a fiduciary capacity or held in respect of a debt previously contracted), and any shares as to which the holders have perfected their rights as objecting stockholders in accordance with the Delaware General Corporation Law, will be canceled without any payment for those shares at the effective time.


Timing of Closing

     The closing will occur on the fifth business day after the day on which the last of the conditions set forth in the merger agreement has been satisfied or waived (or at United's option, on the last business day of the month in which such fifth business day occurs, or if such fifth business day occurs within the last five business days of such month, on the last business day of the succeeding month) or such other date as agreed to by Century and United. The merger of Century into merger sub will take effect upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The merger of CNB into United Bank will take effect upon the filing of a certificate of merger with the Secretary of State of Virginia.

Treatment of Century Stock Options

     At the effective time, each outstanding and unexercised option granted by Century to purchase shares of Century common stock will be converted automatically into an option to purchase United common stock equal to the number of shares of Century common stock subject to the option multiplied by 0.5894 (the Option Exchange Ratio). The replacement option exercise price shall equal the exercise price per share of the Century stock option divided by the Option Exchange Ratio.

Exchange of Shares

     We will appoint Mellon Investor Services LLC or another bank or trust company reasonably acceptable to each of United and Century, as the exchange agent to handle the exchange of Century stock certificates in the merger for United stock and the payment of the cash portion of the merger consideration and cash for fractional shares of United stock. No later than five business days after the effective time, the exchange agent will send to each holder of Century stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Century stock certificates to the exchange agent. Holders of Century stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged Century stock will not be entitled to receive any dividends or other distributions payable by United until their certificates are surrendered. United will not issue any fractional shares in the merger. Holders of Century common stock will receive a cash payment in lieu of fractional shares of United common stock. Payments for fractional shares of United stock otherwise issuable upon exchange of the Century shares will be based on the closing price of United common stock on the effective date of the merger.

Designation of Directors

     The merger agreement provides that, at the effective time, United will take actions necessary to cause Joseph S. Bracewell to be elected or appointed to fill a new seat on the United board.

     United also has agreed to increase the number of positions on the United Bank board by three seats, to cause those positions to be filled by Mr. Bracewell, who will serve as Vice Chairman, Marvin Fabrikant, a current director of both Century and CNB, and Roger C. Johnson, a current director of CNB.

Forebearances Regarding Interim Operations of Century and United

     The merger agreement contains reciprocal forebearances made by Century and United to each other. Century and United have agreed that, until the effective time of the merger, each of them and each of their subsidiaries, without the prior written consent of the other, will not:

     . Conduct business other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets, or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under the merger agreement;

     . Except as required by applicable law or regulation, implement or adopt any material change in its interest rate or other risk management policies, practices or procedures, fail to follow existing policies or practices with respect to managing exposure to interest rate and other risks, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or

     . Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, or knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, any of the conditions to the merger not being satisfied, or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation; provided, however, that this forbearance does not limit the ability of United to exercise its rights under the stock option agreement.

     Century has also agreed that, prior to the effective time, without the prior written consent of United it will not:

     . Other than pursuant to rights previously disclosed and outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Century common stock or any rights to purchase common stock, enter into any agreement with respect to the foregoing, or permit any additional shares of Century common stock to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights;

     . Make, declare, pay or set aside for payment any dividend (other than dividends from wholly-owned subsidiaries to Century, or another wholly-owned subsidiary of Century) on or in respect of, or declare or make any distribution on, any shares of Century stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

     . Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Century or its subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual payments of incentives and bonuses to employees in the ordinary course of business consistent with past practice, not to exceed $400,000 in the aggregate, for mutually agreeable amendments to the employment agreement, as amended, between Century and its President, Joseph S. Bracewell, for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, for other changes that are required by applicable law, to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement, or for grants of awards to newly hired employees consistent with past practice;

     . Enter into, establish, adopt or amend (except as may be required by applicable law or to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Century or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

     . Except as previously disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its subsidiaries taken as a whole;

     . Except as previously disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

     . Amend Century's certificate of incorporation, bylaws or certificate of incorporation or bylaws (or similar governing documents) of any of Century's subsidiaries;

     . Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

     . Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

     . Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Century and its subsidiaries, taken as a whole;

     . Incur any indebtedness for borrowed money other than in the ordinary course of business; or

     .    Agree or commit to do any of the foregoing.

     United has agreed that, prior to the effective time, without the prior written consent of Century it will not:

     . Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program;

     . Prior to the effective time, enter into, nor permit any United subsidiary to enter into, any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving United and/or a United subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to result in the termination of the merger agreement, materially delay or jeopardize the receipt of the approval of any regulatory authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated in the merger agreement to be unavailable; provided, however, that nothing in such covenant shall prohibit any such transaction that by its terms contemplates the consummation of the merger in accordance with the provisions of the merger agreement and which treats holders of Century common stock, upon completion of the merger and their receipt of United stock, in the same manner as the holders of United stock; or

     .    Agree or commit to do any of the foregoing.

Additional Covenants of United and Century

     The merger agreement contains substantially reciprocal additional covenants, the most significant of which are set forth below.

     Regulatory Matters

     The parties have agreed to cooperate with each other and use their reasonable best efforts to prepare and file promptly all necessary documentation to obtain all approvals, authorizations and consents of all third parties and governmental entities which are necessary or advisable to consummate the merger.

     Access to Information

     The parties have each agreed to afford the representatives of the other access to all properties, books, personnel and records, and have each also agreed to make available to the other party copies of documents filed by it pursuant to the requirements of federal or state securities laws or banking laws, and all other information concerning its business, properties and personnel as such party may reasonably request. Both parties agreed to hold all information furnished by or on behalf of the other party in confidence.

     Century Board's Agreement to Recommend

     Century's board has agreed to call a meeting of its stockholders as soon as reasonably practicable and, in the proxy statement/prospectus mailed to the Century stockholders, to unanimously recommend to Century's stockholders that they approve the merger agreement. However, Century's board is permitted not to make this recommendation, to withdraw or to modify it in a manner adverse to United, if Century's board determines in good faith that it is necessary to do so to comply with its fiduciary duty to stockholders under applicable law, after receiving written advice of outside legal counsel.

     Nasdaq Listing

     United has agreed to cause the shares of United common stock to be issued in the merger to be approved for trading on The Nasdaq National Market System, subject to official notice of issuance, prior to effective time.

     Employee Benefit Plans

     Within a reasonable period after the effective time of the merger, United intends to provide Century employees with benefit plans substantially similar to those provided to similarly situated United employees. United will cause any and all pre-existing condition limitations and eligibility waiting periods under group health plans to be waived with respect to Century employees and their eligible dependents. Century employees will receive credit for years of service with Century and its predecessors for purposes of eligibility and vesting under United's benefit plans. Century employees will not be entitled to accrual of benefits or allocation of contributions under United's benefit plans based on years of service with Century and its predecessors prior to the effective date of the merger. United has agreed to honor the provisions of Century's severance policy with respect to termination of employees within six months of the effective time of the merger, and has agreed not to modify, amend or rescind such policy until at least six months after the effective time of the merger.

     Indemnification and Insurance of Century Directors and Officers

     United has agreed that:

     . for six years from the effective time, it will use its reasonable best efforts to cause the officers and directors of Century to be covered by the directors' and officers' liability insurance policy maintained by United with respect to acts or omissions occurring prior to the effective time which were committed by such officers and directors in their capacities as such; and

     . for a period of six years from the effective time, United shall indemnify former Century directors, officers and employees for liabilities from their acts or omission in those capacities occurring prior to the effective time to the full extent permitted by law.

Representations and Warranties

     The merger agreement contains substantially reciprocal representations and warranties made by Century and United to each other. The most significant of these relate to: corporate authorization to enter into the contemplated transaction; governmental and third-party approvals required in connection with the contemplated transaction; absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transaction; capitalization; ownership of subsidiaries; insurance; filings with the SEC; filing of required reports; financial statements; absence of certain changes or events; absence of undisclosed material liabilities; certain contracts; legal proceedings; tax matters; employee benefits matters; compliance with laws; brokerage commissions or finders' fees; environmental matters; and absence of circumstances inconsistent with the intended accounting treatment of the merger.

     In addition, Century represents and warrants to United as to certain other matters, including the inapplicability of the Delaware anti-takeover statute to the merger agreement, and Century's receipt of the written opinion from Friedman, Billings, Ramsey & Co., Inc. regarding the fairness of the merger consideration to Century stockholders from a financial point of view.

Conditions of Merger

     Closing Conditions

     The obligations of Century and United to complete the merger are subject to the satisfaction of the following conditions:

     .    approval of the merger agreement by the stockholders of Century;

     . authorization for the listing on The Nasdaq National Market System of the shares of United common stock to be issued in the merger;

     . all regulatory approvals required for the merger being obtained and remaining in full force and effect without unreasonable conditions;

     . United's registration statement on Form S-4, which includes this proxy statement/prospectus, being effective and not subject to any stop order by the SEC;

     . absence of any statute, rule, regulation, judgment, decree, injunction or other order being enacted, issued, promulgated, enforced or entered by a governmental authority effectively prohibiting consummation of the merger; and

     . all permits or other authorizations under state securities laws necessary to consummate the merger and to issue the shares of United common stock to be issued in the merger being obtained and remaining in full force and effect.

     Additional Closing Conditions for United's Benefit

     United's obligation to complete the merger is also subject to the receipt of an opinion from its counsel regarding the qualification of the merger as a reorganization under the federal income tax laws, to the accuracy as of closing of the representations and warranties made by Century in the merger agreement, and to the performance by Century in all material respects of the obligations required to be performed by it at or prior to the closing.

     Additional Closing Conditions for Century's Benefit

     Century's obligation to complete the merger is also subject to the receipt of an opinion from its counsel regarding the qualification of the merger as a reorganization under the federal income tax laws, to the accuracy as of closing of the representations and warranties made by United in the merger agreement, and to the performance by United in all material respects of the obligations required to be performed by it at or prior to the closing.

Termination, Amendment And Waiver

     Right to Terminate

     The merger agreement may be terminated at any time prior to the closing in any of the following ways:

     (a) The merger agreement may be terminated by mutual written consent of Century and United.

     (b)  The merger agreement may be terminated by either Century or United if:

          . the approval of any governmental entity required for consummation of the merger is denied by a final nonappealable action of such governmental entity;

          . the merger has not been completed on or before March 31, 2002, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate;

          . there has been a breach by the other party of any of its obligations under the merger agreement which breach cannot be or has not been cured within 30 days following written notice to the breaching party of such breach; or

          . the merger agreement is not approved by the stockholders of Century.

     (c) The merger agreement may be terminated by United if Century's board fails to recommend the merger or withdraws, modifies or changes such recommendation in a manner adverse to United.

     (d) The merger agreement may be terminated by Century if at any time during the five-day period commencing with the date on which the last required governmental approval is obtained, if the average closing price of United stock is less than $18.45. If Century elects to terminate, United has the option to increase (i) the consideration to be received by the holders of Century stock by increasing the exchange ratio from 0.4500 to a number obtained by dividing $8.303 by the average closing price, and (ii) the option exchange ratio from 0.5894 to a number obtained by dividing $11.733 by the average closing price. If United so elects, the merger agreement will remain in effect in accordance with its terms.

     Effect of Termination

     The provisions of the merger agreement relating to expenses and termination fees, as well as the confidentiality agreement entered into between Century and United, will continue in effect not withstanding termination of the merger agreement. If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party except termination will not relieve a breaching party from liability for any willful breach of the merger agreement.

     Waiver; Amendment

     Prior to the effective time, any provision of the merger agreement may be
(i) waived by the party benefitting from the provision, or (ii) amended or modified by an agreement in writing between United and Century, except that after the Century meeting, the merger agreement may not be amended if it would violate the Delaware General Corporation Law.

The Option Agreement

     General

     As an inducement to United entering into the merger agreement, Century agreed to grant United an option to purchase 644,143 shares of Century common stock. The following description of the option agreement is qualified in its entirety by reference to the text of the option agreement, which is an exhibit to the merger agreement attached hereto as Annex A.

     Under the option agreement, Century granted an option to United to purchase from Century up to 644,143 shares of Century common stock. Although this number is subject to adjustment in certain cases, it will never exceed 14.9% of the number of Century shares outstanding immediately before the exercise of the option. The exercise price of the option is $12.00 per share, but is subject to adjustment upon the occurrence of stock dividends, recapitalizations and other changes in capitalization of Century.

If Century issues common stock at a price of less than $12.00 per share (except for common stock issued pursuant to stock options granted pursuant to any employee benefit plan prior to the date of the option agreement) the price per share will be equal to such lesser price.

     Arrangements such as the option agreement are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and, if a transaction is not completed as a result of the occurrence of the events specified in the option, to compensate the company granted the option for the efforts undertaken and the expenses and losses incurred by it. The option agreement may have the effect of discouraging offers by third parties to acquire all of or a significant interest in Century prior to the merger, even if such persons were prepared to offer to pay consideration to Century stockholders that has a higher current market price than the shares of United common stock and cash to be received for Century common stock pursuant to the merger agreement.

     References to United in this summary of the option agreement generally include any third party holder of the option.

     Exercise

     Provided that United is not in material breach of its covenants or agreements contained in the merger agreement, United may generally exercise the option, in whole or in part, at any time and from time to time prior to its termination, as described below, following the happening of both an "initial triggering event" and a "subsequent triggering event" prior to termination of the option as provided in the option agreement.

     An "initial triggering event" is:

     . Century or any of its subsidiaries, without having received United's prior written consent, enters into an agreement to engage in an "acquisition transaction" (as defined below) with any person other than United or any of its subsidiaries or Century's board recommends that the stockholders of Century approve or accept any acquisition transaction other than as contemplated by the merger agreement;

     . any person other than United or any of its subsidiaries acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Century common stock;

     . the stockholders of Century vote and fail to approve the merger agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting is not being held in violation of the merger agreement or has been cancelled prior to termination of the merger agreement if, in each such case prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it has been publicly announced that any person (other than United or any of its subsidiaries) has made, or publicly disclosed an intention to make, a proposal to engage in an acquisition transaction;

     . Century's board withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse in any respect to United its recommendation that the stockholders of Century approve the transactions contemplated by the merger agreement, or Century or any of its subsidiaries authorizes, recommends, proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an acquisition transaction with any person other than United or any of its subsidiaries;

     . any person other than United or any of its subsidiaries makes a proposal to Century or its stockholders to engage in an acquisition transaction and such proposal has been publicly announced;

     . any person other than United or any of its subsidiaries files with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an acquisition transaction (or files a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

     . Century willfully breaches any covenant or obligation contained in the merger agreement in anticipation of engaging in an acquisition transaction, and following such breach United would be entitled to terminate the merger agreement (whether immediately or after the giving of notice or passage of time or both); or

     . any person other than United or any of its subsidiaries files an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an acquisition transaction.

     An "acquisition transaction" is:

     . a merger or consolidation, or any similar transaction, involving Century or any of its subsidiaries, other than mergers, consolidations or similar transactions (a) involving solely Century and/or one or more wholly-owned (except for directors' qualifying shares and a de minimis number of other shares) subsidiaries of Century, provided that any such transaction is not entered into in violation of the terms of the merger agreement or (b) in which the stockholders of Century immediately prior to the completion of such transaction own at least 50% of the common stock of Century (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided any such transaction is not entered into in violation of the terms of the merger agreement;

     . a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Century or any of its subsidiaries; or

     . a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Century or any of its subsidiaries.

     A "subsequent triggering" event is:

     . the acquisition by any entity (other than United or any of its subsidiaries) of beneficial ownership of 25% or more of the then outstanding Century common stock; or

     . the occurrence of the initial triggering event described in the first bullet point of the definition of "initial triggering event" above, except that the percentage referred to in the third bullet point of the definition of "acquisition transaction" above shall be 25%.

     To our knowledge, no initial triggering event or subsequent triggering event has occurred as of the date of this proxy statement/prospectus.

     Termination

     The option will terminate upon the earliest to occur of the following "exercise termination events":

     .  the effective time of the merger;

     . the termination of the merger agreement prior to the occurrence of an initial triggering event (defined above) other than a termination of the merger agreement by United as described in the next bullet point;

     . the passage of 6 months (subject to extension in order to obtain required regulatory approvals, to comply with applicable statutory waiting periods, or to avoid liability under Section 16(b) of the Exchange Act) after termination of the merger agreement if such termination follows the occurrence of an initial triggering event (defined above) or is a termination by United resulting from Century's willful breach of any representation, warranty, covenant or agreement contained in the merger agreement or Century's board's failure to recommend the merger agreement or withdrawal or modification of such recommendation in a manner adverse to the interests of United; or

     . termination of the merger agreement by United or Century based on the disapproval by the stockholders of Century of the merger agreement at Century's special meeting, by Century as a result of United's material breach of its covenants or agreements in the merger agreement or by United or Century if a necessary governmental approval is denied.

     Adjustments

     The time period for United's right to exercise the option and certain other rights under the option agreement are subject to extension in order to obtain required regulatory approvals, comply with applicable statutory waiting periods and avoid liability under Section 16(b) of the Exchange Act. The number of shares subject to the option and the purchase price will be adjusted appropriately in the event of any change in Century common stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares or similar transaction. In the event of the issuance of any additional shares of Century common stock before termination of the option, the number of shares subject to the option will be adjusted to equal 14.9% of the number of Century shares issued and outstanding.

     Repurchase Rights

     The option agreement provides that at any time after the occurrence of a "repurchase event" (as defined below), upon request by United, Century shall repurchase the option and all or any part of the shares issued upon total or partial exercise of the option (the "option shares"). A repurchase of the option shall be at a price per share equal to the amount by which the "market/offer price" (as defined below) exceeds the option price provided for in the option agreement (as adjusted) multiplied by the number of shares for which the option may then be exercised. A repurchase of option shares shall be at a price per share equal to the "market/offer price" (as defined below) multiplied by the number of option shares to be repurchased as designated by the owner of such option shares.

     The term "market/offer price" means the highest of:

     . the price per share at which a tender or exchange offer has been made for Century common stock;

     . the price per share of Century common stock that any third party is to pay pursuant to an agreement with Century;

     . the highest closing price per share of Century common stock within the six month period immediately preceding the date that notice to repurchase is given; or

     . in the event of a sale of all or any substantial part of Century's assets or deposits, the sum of the net price paid for such assets or deposits and the current market value of the remaining net assets of Century (as determined by a nationally recognized investment banking firm), divided by the number of shares of Century common stock outstanding at the time of such sale.

     The term "repurchase event" means:

     . the acquisition by any person, other than United or any of its subsidiaries, of beneficial ownership of 50% or more of the outstanding shares of Century common stock; or

     . the consummation of any acquisition transaction, provided that for purposes of this definition of "repurchase event," the percentage referred to in the third bullet point of the definition of "acquisition transaction" above shall be 50% rather than 10%.

     Substitute Options

     If, before an exercise termination event, Century enters into an agreement:

     . to consolidate with or merge into any party, other than United or any of its subsidiaries, or engage in a plan of exchange with such a party and Century will not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange;

     . to permit any party, other than United or any of its subsidiaries, to merge into Century or be acquired by Century with Century as the continuing, surviving or acquiring corporation, but, in connection therewith, the then outstanding shares of Century common stock shall be changed into or exchanged for stock or other securities of any other entity or cash or any other property, or the then outstanding shares of Century common stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged company; or

     . to sell or otherwise transfer all or a substantial part of the assets or deposits of Century or any of its significant subsidiaries to any party, other than United or any of its subsidiaries;

then the agreement governing such transaction must provide that upon the consummation of any such transaction, the option will be converted into or exchanged for a substitute option to purchase shares of common stock of, at United's option, either (a) the continuing, surviving or acquiring entity in a merger, consolidation or plan of exchange or the transferee of all or a substantial part of the assets or deposits of Century or any of its significant subsidiaries or (b) any person controlling the continuing, surviving or acquiring entity or transferee. The number of shares subject to the substitute option and the exercise price per share will be determined in accordance with a formula in the option agreement. To the extent possible, the substitute option will contain terms and conditions that are the same as those in the option agreement.

     Registration Rights

     The option agreement grants to United and any permitted transferee of the option certain rights to require Century to prepare and file a registration statement under the Securities Act of 1933 if registration is necessary in order to permit the sale or other disposition of any or all shares of Century common stock or other securities that have been acquired by or are issuable upon exercise of the option.

                           INFORMATION ABOUT UNITED

     United Bankshares, Inc. (United) is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. United was incorporated on March 26, 1982, organized on September 9, 1982, and began conducting business on May 1, 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United has acquired 24 banking institutions. United has two banking subsidiaries, United National Bank
(UNB) and United Bank. United also owns nonbank subsidiaries that engage in mortgage banking, asset management, investment banking and financial planning.

     The headquarters of United are located in United Center at 500 Virginia Street, East, Charleston, West Virginia. United's executive offices are located in Parkersburg, West Virginia at Fifth and Avery Streets. United operates 77 offices, 52 offices located throughout West Virginia, 22 offices throughout the Northern Virginia, Maryland and Washington, DC areas and three in Ohio. United owns all its West Virginia facilities except for two in the Parkersburg area, three in the Wheeling area, three in the Charleston area, two in the Beckley area and one each in Summersville and Clarksburg, all of which are leased under operating leases. United leases all of its facilities under operating lease agreements in the Northern Virginia, Maryland and Washington, DC areas except for two offices, one each in Fairfax and Vienna, Virginia which are owned facilities.


     As a bank holding company registered under the Bank Holding Company Act of 1956, as amended, United's present business is community and mortgage banking. As of June 30, 2001, United's consolidated assets approximated $5.09 billion and total stockholders' equity approximated $444.97 million.

Regulation

     In addition to the state and federal laws applicable to business and employers generally, United and its subsidiaries are further regulated by special federal and state laws and regulations applicable only to financial institutions and their parent companies. Virtually all aspects of the operations of United, UNB and United Bank are subject to specific requirements or restrictions and general regulatory oversight, from laws regulating consumer finance transactions, such as the Truth in Lending Act, the Home Mortgage Disclosure Act and the Equal Credit Opportunity Act, to laws regulating collections and confidentiality, such as the Fair Debt Collections Practices Act, the Fair Credit Reporting Act and the Right to Financial Privacy Act. With few exceptions, state and federal banking laws have as their principal objective either the maintenance of the safety and soundness of financial institutions and the federal deposit insurance system or the protection of consumers or classes of consumers, rather than the specific protection of stockholders of United.

     New legislation, proposals to overhaul the bank regulatory system and proposals to limit the investments that a depository institution may make with insured funds are from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of United and its banking subsidiaries in substantial and unpredictable ways. United cannot determine the effect that any new legislation and the related regulations may have upon the financial condition or results of operations of United or its subsidiaries.

Competition and Economic Characteristics of Primary Market Area

     United faces a high degree of competition in all of the markets it serves. These markets may generally be defined as Wood, Kanawha, Monongalia, Jackson, Cabell, Brooke, Hancock, Ohio, Marshall, Gilmer, Harrison, Lewis, Webster, Boone, Logan, Nicholas, Fayette and Raleigh counties in West Virginia; Lawrence, Belmont, Jefferson and Washington counties in Ohio; Montgomery county in Maryland and Arlington, Loudoun, Prince William and Fairfax counties in Virginia, located adjacent to the Washington DC area, which is in close proximity to Jefferson and Berkeley counties in West Virginia's eastern panhandle. United competes in Ohio markets because of the close proximity to the Ohio border of certain subsidiary offices. Included in United's West Virginia markets are the five largest West Virginia Metropolitan Statistical Areas (MSA): the Parkersburg MSA, the Charleston MSA, the Huntington MSA, the Wheeling MSA and the Weirton MSA. United's Virginia markets include the Washington, DC metropolitan area. United considers the above counties and MSAs to be the primary market area for the business of its banking subsidiaries.

     With prior regulatory approval, West Virginia and Virginia banks are permitted unlimited branch banking throughout the state. In addition, interstate acquisitions of and by West Virginia and Virginia banks and bank holding companies are permissible on a reciprocal basis, as well as reciprocal interstate acquisitions by thrift institutions. These conditions serve to intensify competition within United's market.

     As of December 31, 2000, there were 48 bank holding companies in the State of West Virginia registered with the Federal Reserve System and the West Virginia Board of Banking and Financial Institutions and 76 bank holding companies in the Commonwealth of Virginia registered with the Federal Reserve System and the Virginia Corporation Commission. These holding companies are headquartered in various West Virginia and Virginia cities and control banks throughout West Virginia and Virginia, which compete for business as well as for the acquisition of additional banks.

     Although the market area of the banking subsidiaries encompasses a portion of the coal fields located in southern West Virginia, an area of the state which has been economically depressed, the coal related loans in the loan portfolio of the banking subsidiaries constitute less than 2% of United's total loans outstanding. The state of West Virginia has a more diversified economy than it had during the peak periods of coal production with the chemical manufacturing industry accounting for 18% of the entire manufacturing workforce and 30% of the manufacturing wages, according to West Virginia state records. This diversified economy has contributed to the positive trends in the number of payroll jobs created and unemployment rates in recent years as the number of payroll jobs increased 4,000 during calendar year 2000 and the state's overall unemployment rate has declined from 10.5% in 1991 to 5.5% in December 2000. West Virginia's unemployment rate for all of 2000 averaged 5.5%, which was the lowest average annual unemployment rate since the current statistical system began in 1976, according to available information from the West Virginia Bureau of Employment Programs.

     United's northern Virginia subsidiary banking offices are located in markets that reflect relatively low unemployment rate levels and increased wage levels comparing December 2000 to the previous year. According to information available from the Virginia Employment Commission, Virginia's unemployment rate as of December 2000 was 1.9%. The 1.9% unemployment rate was the first time the rate fell below 2.0% in 48 years. Additionally, the Virginia Employment Commission reported that record levels were set with increased nonagricultural employment and increased factory wages in

December 2000. The Northern Virginia metropolitan area's unemployment rate was at 1.1%, lowest among Virginia's eight metropolitan areas, as of December 2000.

Employees

     As of December 31, 2000, United had 1,253 full-time equivalent employees, eight of whom were executive officers. None of these employees are represented by a collective bargaining unit and management considers employee relations to be excellent.


Properties

     The headquarters of United are located in United Center at 500 Virginia Street, East, Charleston, West Virginia. United's executive offices are located in Parkersburg, West Virginia at Fifth and Avery Streets. United operates 77 offices--52 offices located throughout West Virginia, 22 offices throughout the Northern Virginia, Maryland and Washington, D.C. areas and three in Ohio.
United owns all its West Virginia facilities except for two in the Parkersburg area, three in the Wheeling area, three in the Charleston area, two in the Beckley area and one each in Summersville and Clarksburg, all of which are leased under operating leases. United leases all of its facilities under operating lease agreements in the Northern Virginia, Maryland and Washington, D.C. areas except for two offices, one each in Fairfax and Vienna, Virginia which are owned facilities.

Legal Proceedings

     The nature of the business of United causes it (and its subsidiaries) to be involved in routine legal proceedings from time to time. Management of United believes that there are no pending or threatened legal proceedings that upon resolution would have a material adverse impact on United.

Interests of Certain Persons

     No director or executive officer of United has any material direct or indirect financial interest in Century or the merger except as a director, executive officer or stockholder of United or its subsidiaries.

                    DESCRIPTION OF CAPITAL STOCK OF UNITED


     The authorized capital stock of United consists of 100,000,000 shares of common stock, par value $2.50 per share. As of June 30, 2001, there were 41,308,168 shares of common stock outstanding, net of treasury shares of 2,073,601, and no shares of preferred stock authorized or outstanding.

Common Stock

     Each holder of common stock is entitled to one vote for each share held on all matters with respect to which the holders of common stock are entitled to vote. The common stock has no preemptive or conversion rights and is not subject to redemption. Holders of common stock are entitled to cumulative voting in the election of directors. In the event of dissolution or liquidation, after payment of all creditors, the holders of the common stock will be entitled to receive pro rata any assets distributable to stockholders in respect of the number of shares held by them.

     The holders of shares of common stock are entitled to such dividends as the board of directors, in its discretion, may declare out of funds legally available therefor. Under West Virginia law, dividends may not be paid if, after the payment, United's total assets would be less than the sum of its total liabilities and stated capital, or if United would be unable to pay its debts as they become due in the usual course of its business. Payment of future dividends on the common stock will be dependent upon, among other things, the earnings and financial condition of United and its subsidiaries, United's other cash flow requirements and the general economic and regulatory climate.

     The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

     As of June 30, 2001, 100,000,000 shares of common stock, par value $2.50 per share, were authorized for United, of which 43,381,769 were issued, including 2,073,601 shares held as treasury shares. The outstanding shares are held by approximately 12,006 stockholders of record as of June 30, 2001. The unissued portion of United's authorized common stock (subject to registration approval by the SEC) and the treasury shares are available for issuance as the board of directors determines advisable. United offers its stockholders the opportunity to invest dividends in shares of United stock through its dividend reinvestment plan. United has also established stock option plans and a stock bonus plan as incentive for certain eligible officers. In addition to the above incentive plans, United is occasionally involved in certain mergers in which additional shares could be issued and recognizes that additional shares could be issued for other appropriate purposes.

     The board of directors believes that the availability of authorized but unissued common stock of United is of considerable value if opportunities should arise for the acquisition of another business through the issuance of United's stock. Stockholders do not have preemptive rights, which allows United to issue additional authorized shares without first offering them to current stockholders.

     United has only one class of stock outstanding and all voting rights are vested in the holders of United's stock. At the present time, no senior securities of United are outstanding, nor does the board of directors presently contemplate issuing senior securities. All of the issued and outstanding shares of United's stock are fully paid and non-assessable.

     The stockholders of United are entitled to receive dividends when and as declared by its board of directors. Dividends are paid quarterly. Dividends were $0.84 per share in 2000, $0.82 per share in 1999 and $0.75 per share in 1998. Dividends are paid from funds legally available; therefore, the payment of dividends is subject to the restrictions set forth in the West Virginia Corporation Act. See "--Market and Stock Prices of United" for quarterly dividend information.

     Payment of dividends by United is dependent upon payment of dividends to it by its subsidiary banks. The ability of national banks to pay dividends is subject to certain limitations imposed by the national banking laws. Generally, the most restrictive provision requires approval by the Office of the Comptroller of the Currency (OCC) if dividends declared in any year exceed the current year's net income, plus the retained net profits of the two preceding years. Payment of dividends by United's state member bank is regulated by the Federal Reserve System and generally, the prior approval of the Federal Reserve Board is required if the total dividends declared by a state member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of both the OCC and the Federal Reserve Board is required when a national bank or state member bank has deficit retained earnings but has sufficient current year's net income, plus the retained net profits of the two preceding years. The OCC and the Federal Reserve Board may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The OCC has issued guidelines for dividend payments by national banks, emphasizing that proper dividend size depends on the bank's earnings and capital while the Federal Reserve Board has issued similar guidelines pertaining to state member banks. See Note NBNotes to Consolidated Financial Statements of United's 2000 Annual Report on Form 10-K, which is incorporated herein by reference.

Market and Stock Prices of United

     United stock is traded over the counter on The Nasdaq National Market System under the trading symbol UBSI.

     The high and low closing prices listed below are based upon information available to United's management from Nasdaq listings. No attempt has been made by United's management to ascertain the prices for every sale of its stock during the periods indicated. However, based on the information available, United's management believes that the prices fairly represent the amounts at which United's stock was traded during the periods indicated. The following table presents the dividends and high and low closing prices of United's common stock during the periods set forth below:



             2001                              Dividends    High      Low
             ----                              ---------    ----      ---
Fourth Quarter (through October 8, 2001)       $0.00       $27.54    $26.74
Third Quarter                                  $0.23       $28.30    $24.90
Second Quarter                                 $0.23       $27.00    $21.55
First Quarter                                  $0.22       $23.13    $20.19

             2000
             ----

Fourth Quarter                                 $0.21       $22.13    $17.25
Third Quarter                                  $0.21       $20.88    $18.38
Second Quarter                                 $0.21       $22.38    $16.38
First Quarter                                  $0.21       $24.44    $17.00

             1999
             ----

Fourth Quarter                                 $0.21       $26.25    $22.63
Third Quarter                                  $0.21       $27.25    $23.38
Second Quarter                                 $0.20       $27.38    $22.88
First Quarter                                  $0.20       $27.69    $22.75

                           INFORMATION ABOUT CENTURY

General

     Century, a Delaware corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, was incorporated and organized in 1985. Century began active operations in 1986 with the acquisition of its subsidiary, Century National Bank (CNB), a full service bank that opened for business in 1982. CNB provides a broad line of financial products and services to small and middle market businesses and individuals in the greater Washington, DC metropolitan area.

     On March 15, 2001, Century consummated its merger with GrandBanc, Inc. (GrandBanc) in a stock-for-stock exchange valued at $9.4 million. Stockholders of GrandBanc received 0.3318 shares of Century's common stock for each of the 4,049,665 shares of GrandBanc common stock and cash in lieu of each fractional share at the rate of $6.9375. The merger was accounted for as a pooling of interests and all financial information has been restated to give effect to the pooling of interests. GrandBanc, which had $118.0 million in total assets at December 31, 2000, was the parent holding company of GrandBank, a Maryland chartered commercial bank headquartered in Rockville, Maryland. Century merged GrandBank into CNB on May 18, 2001.

     After the completion of the merger with GrandBanc and the subsequent merger of GrandBank into CNB, Century operates 11 full-service banking offices--two in downtown Washington, five in Northern Virginia, four in Montgomery County--and an insurance agency. Century's principal executive offices are located at 1275 Pennsylvania Avenue, NW, Washington, DC 20004, and the phone number at that address is (202) 496-4100.

     Century derives substantially all of its revenue and income from the operation of CNB. As of June 30, 2001, Century had total assets of $415.0 million, total deposits of $322.3 million, and stockholders' equity of $25.1 million. At June 30, 2001, there were approximately 1,385 holders of Century's common stock, par value $1.00 per share.

Management of Century and Additional Information

     Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Century is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000, which are incorporated in this proxystatement/prospectus by reference. See "Where You Can Find More Information" on page 105.

Voting Securities and Principal Holders Thereof

     The following table sets forth the name, address where required and number of shares of common stock owned beneficially as of September 30, 2001 by (a) each person known to Century to be the beneficial owner of more than five percent of the outstanding shares of common stock; (b) each director of Century;
(c) each of Century's executive officers; and (d) all executive officers and directors of Century as a group. No executive officer or director of Century has any family relationship with any other officer or director. Unless otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

                                     Amount and Nature of
   Name of Beneficial Owner          Beneficial Ownership      Percent of Class
 ----------------------------      ------------------------    ----------------
   Joseph S. Bracewell                   221,130/(1)/                  5.0%

   Abbey J. Butler                        14,843/(2)/            Less than 1%

   George Contis, M.D.                   154,179/(3)/                  3.5%

   John R. Cope                            2,286/(4)/            Less than 1%

   Bernard J. Cravath                     97,152/(5)/                  2.2%

   Melvyn J. Estrin                      166,129/(6)/                  3.8%

   Marvin Fabrikant                      177,486/(7)/                  4.1%

   Neal R. Gross                         177,329/(8)/                  4.0%

   William S. McKee                      110,555/(9)/                  2.5%

   William C. Oldaker                     50,518/(10)/                 1.2%

   Dale G. Phelps                          5,134/(11)/           Less than 1%

   Joan H. Schonholtz                     76,756/(12)/                 1.8%

   All directors, and executive        1,253,497                      27.5%

   officers as a group (12 persons)

_________________________________

1) Principal address is 1275 Pennsylvania Avenue, N.W., Washington, D.C. Includes 20,007 shares held in trust for minor children for which Mr. Bracewell's wife is trustee, and 68,191 shares held for the benefit of Mr. Bracewell in Century's 401(k) plan. Also includes 31,684 shares issuable upon exercise of currently exercisable options.


2) Includes 14,843 shares issuable upon exercise of currently exercisable options.


3) Includes 106,995 shares held by Medical Services Corporation International Profit Sharing Plan and Trust of which Dr. Contis is trustee, and 20,787 shares issuable upon exercise of currently exercisable options.

4) Includes no shares issuable upon exercise of currently exercisable options.


5) Includes 1,576 shares held by Mr. Cravath's wife, and 18,964 shares issuable upon exercise of currently exercisable options. Also includes 7,874 held in trust for minor grandchildren whose mother serves as trustee and holds sole voting power. Mr. Cravath disclaims beneficial ownership of shares in trust for minor grandchildren.

6) Includes 96,193 shares held jointly with Mr. Estrin's wife, 2,107 shares held by Mr. Estrin's wife, 9,908 shares held by the Sidney Goldstein Family Trust of which Mr. Estrin is trustee, 16,940 shares held by the Estrin Grandchildren Trust of which Mr. Estrin is co-trustee, 6,193 shares held by the Lemer Grandchildren Trust of which Mr. Estrin is co-trustee, 18,702 shares held by the Estrin Family Limited Partnership which Mr. Estrin controls and 14,843 shares issuable upon exercise of currently exercisable options.


7) Includes 14,151 shares held by Mr. Fabrikant's wife, 94,698 shares held jointly with Mrs. Fabrikant, 26,862 shares held by MPF Investment Co. LP of which Mrs. Fabrikant is the general partner and Mr. Fabrikant is a limited partner, 5,266 shares held in Century's 401(k) plan and 12,382 shares issuable upon exercise of currently exercisable options.


8) Includes 22,701 shares issuable upon exercise of currently exercisable options.


9) Includes 91,591 shares held in retirement plans and 18,964 shares issuable upon exercise of currently exercisable options.


10) Includes 11,904 shares in Mr. Oldaker's IRA and 24,750 shares issuable upon exercise of currently exercisable options. Also includes 2,816 shares held by Mr. Oldaker's wife.

11) Shares held in Century's 401(k) plan. Also includes 4,594 shares issuable upon exercise of currently exercisable options.

12) Includes 14,843 shares issuable upon exercise of currently exercisable options.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS OF CENTURY


     This Management's Discussion and Analysis of Financial Condition and Results of Operations of Century, which analyzes the major elements of our consolidated statements of operations and financial condition, should be read in conjunction with the detailed information and consolidated financial statements, and the notes related thereto, included elsewhere herein. References to the operations of Century include the operations of its wholly-owned subsidiary, Century National Bank (CNB), unless the context otherwise requires.

General

     On March 15, 2001, Century consummated its merger with GrandBanc, Inc. (GrandBanc) in a stock-for-stock exchange valued at $9.4 million. Shareholders of GrandBanc received 0.3318 shares of Century's common stock for each of the 4,049,665 shares of GrandBanc common stock and cash in lieu of each fractional share at the rate of $6.9375. The merger was accounted for as a pooling of interests and all financial information has been restated to give effect to the pooling of interests. GrandBanc, which had $118.0 million in total assets at December 31, 2000, was the parent holding company of GrandBank, a Maryland chartered commercial bank headquartered in Rockville, Maryland. Century merged GrandBank into CNB on May 18, 2001.

     Century derives substantially all of its revenue and income from the operation of CNB. As of June 30, 2001, Century had total assets of $415.0 million, total deposits of $322.3 million, and stockholders' equity of $25.1 million. At June 30, 2001, there were approximately 1,385 shareholders of Century's common stock, par value $1.00 per share (Common Stock).

     In the following presentations, all "per share" amounts have been adjusted to reflect five percent common stock dividends in 2001, 2000, 1999, 1998 and 1997.

     The following materials contain certain forward-looking statements regarding future financial condition and results of operations and Century's business operations. The words "may," "intend," "will," "believe," "expect," "estimate," "anticipate," "predict" and similar expressions, the negatives of those words and other variations on those words or comparable terminology are intended to identify forward-looking statements. Such statements involve risks, uncertainties and assumptions and, although Century believes that such assumptions are reasonable, it can give no assurance that its expectations regarding these matters will be achieved. Our actual results may differ materially from what we expect. The important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation, the factors discussed in Century's Form 10-K for the year ended December 31, 2000 under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the following factors: integration of the operations of GrandBanc; general economic conditions in the Washington, DC metropolitan area; changes in interest rates; changes in asset quality; changes in liquidity and capital levels; the effect on Century of the extensive scheme of regulation by several federal agencies; operation and maintenance of efficient systems; the departure of certain key executives; and competition from other providers of financial services. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, such actual outcomes may vary materially from those indicated.

       For the Three and Six Month Periods Ended June 30, 2001 and 2000

Results of Operations

     Net Income

     For the three months ended June 30, 2001, Century's net income was $1.385 million, or $0.31 per diluted share, compared with $462,000 for the three months ended June 30, 2000, or $0.11 per diluted share, an increase of 200%. In the second quarter of 2001, Century incurred $263,000 in after-tax merger-related expense associated with the GrandBanc merger and the pending merger with United. During the same period, Century recognized $951,000 in after-tax gains from the sale of investment securities in conjunction with an investment portfolio repositioning strategy. Net income for the three months ended June 30, 2001, exclusive of these after-tax merger-related expenses and securities gains, or core earnings, was $697,000, or $0.16 per diluted common share, a 51% increase compared with the same period last year. The increase in core earnings was primarily attributable to a 61% increase in noninterest income, exclusive of the investment portfolio repositioning gains, coupled with a 1% decline in noninterest expense, exclusive of the merger-related expense. Return on average assets was 1.35% in the second quarter of 2001 compared with 0.56% for the same period in 2000. Return on average stockholders' equity was 22.34% for the three months ended June 30, 2001, compared with 8.35% for the same period in 2000. Return on average assets and return on average equity for the second quarter of 2001, exclusive of the after-tax merger-related expenses and securities gains, were 0.68% and 11.24%, respectively, compared with 0.56% and 8.35%, respectively, for the same period last year.

     For the six months ended June 30, 2001, Century's net income was $414,000, or $0.09 per diluted share, compared with $893,000 for the six months ended June 30, 2000, or $0.20 per diluted share, a decrease of 54%. In the first six months of 2001, Century incurred $1.779 million in after-tax merger-related expense associated with the GrandBanc merger and the pending merger with United. During the same period, Century recognized $951,000 in after-tax gains from the sale of investment securities in conjunction with an investment portfolio repositioning strategy. Net income for the six months ended June 30, 2001, exclusive of these after-tax merger-related expenses and securities gains, or core earnings, was $1.242 million, or $0.28 per diluted common share, a 39% increase compared with the same period last year. The increase in core earnings was primarily attributable to a 6% increase in net interest income and a 51% increase in noninterest income, exclusive of the investment portfolio repositioning gains, which outpaced the 6% increase in noninterest expense, exclusive of merger-related expense. Return on average assets was 0.20% for the six months ended June 30, 2001 compared with 0.56% for the same period in 2000. Return on average stockholders' equity was 3.33% for the six months ended June 30, 2001, compared with 8.16% for the same period in 2000. Return on average assets and return on average equity for the six months ended June 2001, exclusive of the after-tax merger-related expenses and securities gains, were 0.61% and 9.98%, respectively, compared with 0.56% and 8.16%, respectively, for the same period last year.

     A more comprehensive discussion of earnings performance follows.

     Net Interest Income

     For the quarter ended June 30, 2001, net interest income, on a fully taxable-equivalent basis, was $3.665 million compared with $3.534 million for the quarter ended June 30, 2000, an increase of $131,000, or 4%. Although average earning assets increased 21% between the periods, a 66 basis point decline in net interest margin to 3.88% for the first quarter of 2001 from 4.54% for the same period in

2000 acted to reduce growth in net interest income. While the yield on average earning assets declined 29 basis points reflecting the steady decline in market rates in response to the continued easing of interest rates by the Federal Reserve Board in 2001, the average rate paid on interest-bearing liabilities increased 19 basis points. Century has been reducing the rates it pays on its various deposit products to the extent possible. However, the timing and magnitude of the decrease generally lags the decreases on earning asset components that generally have greater elasticity. Furthermore, these reductions in deposit rates were more than offset by the effects of the Reston Branch deposit acquisition in August, 2000, which had a high-cost funding base, and an increase in average securities sold under agreements to repurchase.

     For the six month period ended June 30, 2001, net interest income, on a fully taxable-equivalent basis, was $7.434 million compared with $6.896 million for the six month period ended June 30, 2000, an increase of $538,000, or 8%. Although average earning assets increased 27% between the periods, a 67 basis point decline in net interest margin to 3.96% for the six months ended June 2001 from 4.63% for the same period in 2000 acted to reduce growth in net interest income. While the yield on average earning assets declined only 8 basis points, the average rate paid on interest-bearing liabilities increased 47 basis points. Century has been reducing the rates it pays on its various deposit products to the extent possible in response to the continued easing of interest rates by the Federal Reserve Board in 2001. However, the timing and magnitude of the decrease generally lags the decreases on earning asset components that generally have greater elasticity. Furthermore, these reductions in deposit rates were more than offset by the effects of the Reston Branch deposit acquisition in August 2000 which had a high-cost funding base, an increase in average securities sold under agreements to repurchase and the impact of the trust preferred issuance in late March 2000 (See "--Preferred Securities of Subsidiary Trust").

     The following tables set forth the average yields and rates of interest earned and paid for significant categories of interest-earning assets and interest-bearing liabilities, and their average balances, for the three and six month periods ended June 30, 2001 and 2000.

                   AVERAGE BALANCES AND INTEREST YIELDS/RATES
                            (Dollars in Thousands)


                                                            Three Months Ended June 30,
                                          ----------------------------------------------------------------------
                                                      2001                                  2000
                                          --------------------------------  ------------------------------------
                                                     Interest   Average                   Interest     Average
                                          Average    Income/     Yield/         Average    Income/      Yield/
                                          Balance    Expense      Rate          Balance    Expense       Rate
                                          --------------------------------  ------------------------------------
Interest-Earning Assets
  Loans, net (1)                          $287,798     $6,154        8.58%      $206,118      $4,823        9.41%
  Investment securities (2)(3)              87,628      1,439        6.59         77,472       1,253        6.50
  Federal funds sold                         1,195         24        8.06         16,416         257        6.30
  Interest bearing deposits
    with other banks                         1,914         23        4.82         12,797         194        6.10
                                          -------------------                   --------------------
Total interest-earning assets (3)          378,536      7,640        8.10%       312,803       6,527        8.39%

  Cash and due from banks                   11,588                                10,869
  Other assets                              22,530                                10,381
                                          --------                              --------
Total assets                              $412,654                              $334,053
                                          --------                              --------
Interest-Bearing Liabilities
  Interest-Bearing Deposits:
    NOW accounts                          $ 43,514     $  127        1.17%      $ 34,094      $  102        1.20%
    Savings accounts                        34,913        297        3.41         22,644         213        3.78
    Money market accounts                   41,031        361        3.53         46,727         425        3.66
    Time deposits                          149,506      2,322        6.23        112,868       1,487        5.30
  Borrowings and
    notes payable                           62,366        868        5.58         44,451         766        6.93
                                          -------------------                   --------------------
Total interest-bearing
    liabilities                            331,330      3,975        4.81%       260,784       2,993        4.62%

  Non-interest bearing deposits             51,957                                48,328
  Other liabilities                          4,495                                 2,740
                                       -----------                           -----------
Total liabilities                          387,782                               311,852

Stockholders' equity                        24,872                                22,201
                                       -----------                           -----------

Total liabilities and
    stockholders' equity                  $412,654                              $334,053
                                       -----------                           -----------

                                                       ------                                 ------
Net interest income and spread                         $3,665        3.29%                    $3,534        3.78%
                                                       ------                                 ------
Net interest margin (3)                                              3.88%                                  4.54%


(1) Non-accrual loan balances are included in the calculation of Average Balances - Loans, Net. Interest income on non-accrual loan balances is included in interest income to the extent that it has been collected.
(2) Average balance and average rate for investment securities are computed based on book value of securities held-to-maturity and amortized cost basis of securities available-for-sale.
(3) Interest and yield on obligations of state and political subdivisions included in investment securities are computed on a taxable-equivalent basis using a federal tax rate of 34%.

                  AVERAGE BALANCES AND INTEREST YIELDS/RATES
                            (Dollars in Thousands)


                                                             Six Months Ended June 30,
                                       -------------------------------------------------------------------------
                                                      2001                                   2000
                                       -------------------------------------------------------------------------
                                                    Interest     Average                   Interest     Average
                                          Average    Income/     Yield/         Average    Income/      Yield/
                                          Balance    Expense      Rate          Balance    Expense       Rate
                                       ----------------------------------    -----------------------------------
Interest-Earning Assets
  Loans, net (1)                          $276,478    $12,195      8.89%      $202,587     $ 9,419       9.35%
  Investment securities (2)(3)              96,712      3,181      6.63         72,889       2,299       6.34
  Federal funds sold                         3,874        114      5.93         13,439         406       6.08
  Interest bearing deposits
    with other banks                         1,652         38      4.64         10,305         302       5.89
                                       -----------------------               ----------------------
Total interest-earning assets (3)          378,716     15,528      8.27%       299,220      12,426       8.35%

  Cash and due from banks                   11,341                              10,705
  Other assets                              20,173                              10,244
                                       ------------                           --------
Total assets                              $410,230                            $320,169
                                       ============                           ========

Interest-Bearing Liabilities
  Interest-Bearing Deposits:
    NOW accounts                          $ 42,070    $   234      1.12%      $ 33,208     $   210       1.27%
    Savings accounts                        34,837        649      3.76         23,662         449       3.82
    Money market accounts                   41,772        753      3.64         40,858         734       3.61
    Time deposits                          152,543      4,752      6.28        113,392       2,955       5.24
  Borrowings and
    notes payable                           57,436      1,706      5.99         36,260       1,182       6.56
                                       -----------------------                ---------------------
Total interest-bearing
    liabilities                            328,657      8,094      4.97%       247,380       5,530       4.50%

  Non-interest bearing deposits             52,150                              47,494
  Other liabilities                          4,339                               3,277
                                       ------------                           --------
Total liabilities                          385,146                             298,151

Stockholders' equity                        25,084                              22,018
                                       ------------                           --------
Total liabilities and
    stockholders' equity                  $410,230                            $320,169
                                       ============                           ========
                                                     ----------                           ---------
Net interest income and spread                        $ 7,434      3.30%                   $ 6,896       3.86%
                                                     ==========                           =========
Net interest margin (3)                                            3.96%                                 4.63%

(1) Non-accrual loan balances are included in the calculation of Average Balances - Loans, Net. Interest income on non-accrual loan balances is included in interest income to the extent that it has been collected.
(2) Average balance and average rate for investment securities are computed based on book value of securities held-to-maturity and amortized cost basis of securities available-for-sale.
(3) Interest and yield on obligations of state and political subdivisions included in investment securities are computed on a taxable-equivalent basis using a federal tax rate of 34%.

     Noninterest Income

     Noninterest income was $2.4 million in the second quarter of 2001, a $1.9 million, or 362%, increase when compared with $518,000 in the same quarter of 2000 (see table below). Exclusive of $1.6 million in pre-tax gains from the sale of investment securities related to Century's execution of an investment portfolio repositioning strategy, the increase between the periods was $318,000, or 61%. Other security gains recognized from early redemptions prior to stated maturity (calls) and from sales initiated for liquidity purposes increased $184,000. Mortgage loan origination fees increased $64,000, as volume increased in the declining market rate climate. Other income also increased $82,000, attributable to increases in net credit card and merchant fees and increases in several other miscellaneous income categories as management continues to seek other sources of noninterest income. Service charges on deposit accounts registered a small decline primarily due to fee waivers afforded GrandBank customers while they became accustomed to Century's products and fee schedules after the system conversion.

                              Noninterest Income

                                                                     Three Months Ended June 30,
                                                    ------------------------------------------------------------
                                                          2001          2000          $ Change        % Change
                                                    ------------------------------------------------------------
Service charges on deposit accounts                   $  381,565      $392,300      $  (10,735)         (2.7)%
Mortgage loan origination fees                            88,039        23,774          64,265         270.3
Commission and other fee income                           65,802        68,189          (2,387)         (3.5)
Gain on sales/calls of investment securities           1,743,490             -       1,743,490             -
Other income                                             116,560        34,068          82,492         242.1
                                                    ------------------------------------------------------------
Total noninterest income                              $2,395,456      $518,331      $1,877,125         362.1 %
                                                    ============================================================

     Noninterest income was $3.0 million for the six months ended June 30, 2001, a $2.0 million, or 215%, increase when compared with $950,000 in the same period of 2000 (see table below). Exclusive of $1.6 million in pre-tax gains from the sale of investment securities related to Century's execution of an investment portfolio repositioning strategy, the increase between the periods was $488,000, or 51%. Other security gains recognized from early redemptions prior to stated maturity (calls) and from sales initiated for liquidity purposes increased $228,000. Mortgage loan origination fees increased $73,000, as volume increased in the current declining market rate climate. Deposit service charges increased $38,000 resulting from higher volumes, coupled with effects of service charge fee increases implemented early in the second quarter of 2000. Other income also increased $144,000, attributable to volume driven increases in net credit card and merchant fees and increases in several other miscellaneous income categories as Century's management continues to seek other sources of noninterest income.

                              Noninterest Income

                                                                      Six Months Ended June 30,
                                                    ------------------------------------------------------------
                                                          2001          2000          $ Change        % Change
                                                    ------------------------------------------------------------
Service charges on deposit accounts                   $  772,551      $734,870      $   37,681           5.1%
Mortgage loan origination fees                           106,301        33,757          72,544         214.9
Commission and other fee income                          140,157       134,422           5,735           4.3
Gain on sales/calls of investment securities           1,787,141             -       1,787,141             -
Other income                                             191,733        47,361         144,372         304.8
                                                    ------------------------------------------------------------
Total noninterest income                              $2,997,883      $950,410      $2,047,473         215.4%
                                                    ============================================================

     Noninterest Expense

     Noninterest expense was $3.3 million in the three-month period ended June 30, 2001, an increase of $250,000, or 8.1%, when compared with total noninterest expense of $3.1 million for the same period in 2000. Exclusive of merger-related expense of $282,000 associated with the GrandBanc merger and pending merger with United, noninterest expense for the three months ended June 30, 2001 was $3.0 million, a decrease of $32,000 compared with the same period last year. Although the current period expense reflects the full impact from the acquisition of the Reston Branch, many components of noninterest expense decreased in comparison to the prior year period as Century began to realize expense savings from the GrandBanc merger. Salaries and benefits registered the steepest decrease due in large measure to a $333,000 increase in capitalized salary costs related to strong loan volume. Professional fees increased $113,000 or 34% primarily due to higher legal fees associated with loan purchases and loan collection activities. Occupancy and equipment expense and amortization of intangibles increased $40,000 and $92,000, respectively, in direct correlation with the Reston Branch acquisition.

     The following table sets forth the various categories of, and changes in, noninterest expense for the three months ended June 30, 2001 and 2000:

                              Noninterest Expense

                                                          Three Months Ended June 30,
                                        --------------------------------------------------------------
                                             2001           2000           $  Change       %  Change
                                        --------------------------------------------------------------
Salaries and employee benefits            $1,059,484     $1,307,171       $(247,687)         (18.9)%
Occupancy and equipment expense              419,089        379,477          39,612           10.4
Professional fees                            449,070        336,195         112,875           33.6
Data processing                              236,107        254,757         (18,650)          (7.3)
Depreciation and amortization                177,073        181,511          (4,438)          (2.4)
Amortization of intangibles                  190,329         97,967          92,362           94.3
Communications                               176,078        157,644          18,434           11.7
Federal deposit insurance premiums            13,631         12,828             803            6.3
Other expenses                               321,412        347,182         (25,770)          (7.4)
                                        --------------------------------------------------------------
Total noninterest expense exclusive
  of merger-related expense                3,042,273      3,074,732         (32,459)          (1.1)
Merger-related expense                       282,361              -         282,361              -
                                        --------------------------------------------------------------
Total noninterest expense                 $3,324,634     $3,074,732       $ 249,902            8.1 %
                                        ==============================================================

     Noninterest expense was $8.3 million in the six months ended June 30, 2001, an increase of $2.3 million, or 39.1%, when compared with total noninterest expense of $5.9 million for the same period in 2000. Exclusive of merger-related expense of $2.0 million primarily associated with the GrandBanc merger, noninterest expense for the six months ended June 30, 2001 was $6.3 million, an increase of $353,000, or 5.9% compared with the same period last year. Although expense savings began to be realized from the consolidation of back office operations in May 2001, most components of noninterest expense, as detailed below, increased in the first six months of 2001 compared with the first six months of 2000 which is reflective of the increase in infrastructure coincident with the Reston Branch acquisition. Salaries and benefits decreased significantly, due in large measure to a $484,000 increase in SFAS 91 salary deferrals triggered by strong loan volume. Professional fees increased $182,000, or 33%, primarily due to legal fees associated with loan purchases and loan collection activities.

Occupancy and equipment expense and amortization of intangibles increased $122,000 and $184,000, respectively, in direct correlation with the Reston Branch acquisition.

     The following table sets forth the various categories of, and changes in, noninterest expense for the six months ended June 30, 2001 and 2000:

                              Noninterest Expense

                                                             Six Months Ended June 30,
                                          --------------------------------------------------------------
                                               2001           2000           $  Change       %  Change
                                          --------------------------------------------------------------
Salaries and employee benefits              $2,367,799     $2,641,018      $ (273,219)         (10.3)%
Occupancy and equipment expense                892,399        770,201         122,198           15.9
Professional fees                              732,036        550,400         181,636           33.0
Data processing                                517,947        503,116          14,831            2.9
Depreciation and amortization                  344,637        357,806         (13,169)          (3.7)
Amortization of intangibles                    380,317        195,935         184,382           94.1
Communications                                 343,777        300,733          43,044           14.3
Federal deposit insurance premiums              28,844         25,159           3,685           14.6
Other expenses                                 679,864        590,344          89,520           15.2
                                          --------------------------------------------------------------
Total noninterest expense exclusive
  of merger-related expense                  6,287,620      5,934,712         352,908            5.9
Merger-related expense                       1,965,214              -       1,965,214              -
                                          --------------------------------------------------------------
Total noninterest expense                   $8,252,834     $5,934,712      $2,318,122           39.1%
                                          ==============================================================

     Investments

     Century's investment portfolio of $80.0 million as of June 30, 2001 consisted mostly of U.S. Government Agency obligations supplemented by municipals, mortgage-backed securities and corporate bonds. This amount represented a decrease of $32.1 million, or 29%, compared with the investment portfolio total of $112.1 million at December 31, 2000. Cash flows from repayments and redemptions prior to scheduled maturity, primarily in the U.S. Government Agency portfolio, accelerated during the first six months of 2001 as a result of the declining rate environment. These cash flows were primarily utilized to fund loans. During June 2001, Century repositioned the investment portfolio by selling $19.2 million in available-for-sale securities and reinvesting the proceeds into held-to-maturity securities having similar risk profiles. At June 30, 2001, full reinvestment of the proceeds had not occurred with remaining reinvestment to be completed in the third quarter of 2001. Gains from the sales provided an immediate increase to CNB's regulatory capital and the categorization of the newly purchased securities as held-to-maturity is expected to reduce future volatility in comprehensive income.

Financial Condition

     Loans

     Century presently is a middle market banking organization serving individuals and businesses with interests in and around the Washington, DC metropolitan area. Most of Century's loan portfolio is collateralized by first mortgages on commercial or residential real estate or home equity lines of credit on residential real estate. The loan portfolio at June 30, 2001 increased $33.6 million, or 13%, since December 31, 2000 and increased $79.0 million, or 37%, since June 30, 2000. The increase since year-end 2000 was primarily reflected in the commercial real estate and commercial loan sectors.

Internal loan growth during this period was supplemented by a portfolio purchase totaling approximately $20.5 million as Century reinvested investment portfolio runoff into higher yielding loan assets. The increase in comparison to the same period last year was primarily reflected in the home equity, construction and commercial real estate sectors as strong loan demand in the last twelve months was supplemented by selected portfolio purchases of $46.5 million, including $15.4 million in variable-rate home equity loans. Century views such loan portfolio purchases as an effective way to employ excess funds when deposit growth exceeds loan generation capacity on a short-term basis, such as existed immediately after the acquisition of the Reston Branch in August 2000. As of June 30, 2001 and 2000, approximately $223.3 million, or 76%, and $147.7 million, or 69%, respectively, of Century's total loan portfolio consisted of loans secured by real estate, of which 1-to-4 family residential mortgage loans and home equity lines of credit represented $68.7 million, or 23%, and $47.4 million, or 22%, respectively. Given the localized nature of Century's lending activities, the primary risk factor affecting the portfolio as a whole is the health of the local economy and its effects on the value of local real estate. Century mitigates this risk by maintaining strong underwriting guidelines.

     The following table sets forth the composition of Century's loan portfolio by type of loan on the dates indicated:

                            LOAN PORTFOLIO ANALYSIS
                            (Dollars in Thousands)

                                                                      June 30,                     December 31,
                                                           ----------------------------         ---------------
                                                               2001              2000                2000
                                                           ----------------------------         ---------------
Aggregate Principal Amount
Type of loan:
     1-4 family residential mortgage                         $ 38,402          $ 33,954              $ 38,560
     Home equity loans                                         30,257            13,436                30,959
     Multifamily residential                                    4,179             3,099                 3,588
     Construction                                              23,484             8,310                15,507
     Commercial real estate                                   127,033            87,883               103,365
     Commercial loans                                          53,770            52,407                52,035
     Installment and credit card loans                         14,791            14,047                15,493
     Other loans                                                1,046               831                     8
                                                           ----------------------------         -------------
Gross loans                                                   292,962           213,967               259,515
Unearned income and deferred costs                                (33)              (84)                 (147)
                                                           ----------------------------         -------------
Total loans, net of unearned income                          $292,929          $213,883              $259,368
                                                           ============================         =============
Percentage of Loan Portfolio
Type of loan:
     1-4 family residential mortgage                             13.1%             15.9%                 14.9%
     Home equity loans                                           10.3               6.3                  11.9
     Multifamily residential                                      1.4               1.4                   1.4
     Construction                                                 8.0               3.9                   6.0
     Commercial real estate                                      43.4              41.1                  39.8
     Commercial loans                                            18.4              24.4                  20.1
     Installment and credit card loans                            5.0               6.6                   5.9
     Other loans                                                  0.4               0.4                     -
                                                           ----------------------------         -------------
Gross loans                                                     100.0%            100.0%                100.0%
                                                           ============================         =============

     Asset Quality

     In originating loans, Century recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. Century maintains an allowance for credit losses based upon, among other things, such factors as historical experience, the volume and type of lending conducted by Century, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Century's portfolios. In addition to unallocated allowances, specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans that are contractually past due and after considering the net realizable value of the collateral for the loan.

     Management actively monitors Century's asset quality in a continuing effort to charge off loans against the allowance for credit losses when appropriate and to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if actual economic conditions and other assumptions differ from those used in making the initial determinations. At June 30, 2001, the allowance for credit losses was $2.9 million, or 1.01% of total loans, compared with $2.4 million, or 1.13% of total loans as of June 30, 2000 and $3.0, or 1.14% of total loans at December 31, 2000. The combined effect of substantial loan growth and the utilization of specific reserves associated with nonperfoming loan balances charged-off during 2001 resulted in an overall decline in the ratio of allowance for credit losses to total loans. However, management believes the allowance at June 30, 2001 is adequate to absorb estimated probable credit losses based on the evaluation factors described above. The allowance for credit losses as a percentage of nonperforming loans was 220% at June 30, 2001, compared to 148% at June 30, 2000.

     Provisions for credit losses are charged to income to bring the total allowance for credit losses to a level deemed appropriate by management, based on the factors identified above. The provision for credit losses during the three and six month periods ended June 30, 2001 was $330,000 and $820,000, respectively, compared with $215,000 and $440,000, respectively, for the same periods last year. The higher provisions in 2001 are reflective of the 37% growth in loans outstanding in the past twelve months, coupled with an increase in net charge-offs. Net charge-offs for the three and six month periods ended June 30, 2001 were $136,000 and $823,000, respectively, compared with $37,000 and $238,000 for the same period last year. A one-time provision of $250,000 was also recorded in 2001 to apply consistency in evaluation methodology concurrent with the centralization of credit policy when the GrandBanc merger was completed.

     Nonperforming Assets

     The following table sets forth certain information with respect to the Century's non-accrual loans, other real estate owned and accruing loans which are contractually past due 90 days or more as to principal or interest, for the periods indicated:

                             Nonperforming Assets
                            (Dollars in Thousands)

                                                                    June 30,                  December 31,
                                                            ----------------------            -----------
                                                                2001          2000               2000
                                                            ----------------------            -----------
     Non-accrual loans                                        $  409        $1,437                 $  633
     Accruing past due 90 days or more                           937           194                    641
                                                            ----------------------            -----------
     Total nonperforming loans                                 1,346         1,631                  1,274

     Other real estate owned                                     240           114                      -
                                                            ----------------------            -----------
     Total nonperforming assets                               $1,586        $1,745                 $1,274
                                                            ======================            ===========

     Nonperforming assets to total assets                       0.38%         0.51%                  0.31%
     Nonperforming loans to total loans                         0.46          0.76                   0.49


     Total nonperforming assets were $1.586 million at June 30, 2001, compared with $1.745 million at June 30, 2000 and $1.274 million at December 31, 2000. Century has accelerated collection efforts with regard to these assets and, based on the current assessment of collateral values and other factors, expects to resolve these credits without incurring any material losses. Century believes the level of nonperforming loans is modest in relation to total loans.

     Allowance for Credit Losses

     Century maintains an allowance for credit losses based upon, among other things, such factors as historical experience, the volume and type of lending conducted by Century, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Century's portfolio. Although management believes it uses the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if such factors and conditions differ from the assumptions used in making the initial determinations. Based upon criteria consistently applied during the periods, Century's allowance for credit losses was $2.9 million or, 1.01% of total loans as of June 30, 2001.

     The following table sets forth an analysis of Century's allowance for credit losses for the periods indicated:

                          Allowance for Credit Losses
                            (Dollars in Thousands)

                                                     Three Months Ended June 30,          Six Months Ended June 30,
                                                    -----------------------------        ---------------------------
                                                        2001             2000                2001          2000
                                                    -----------------------------        ---------------------------
Average net loans outstanding                         $287,798         $206,118            $276,478      $202,587
Loans outstanding at period-end                        292,929          213,883             292,929       213,883

Total nonperforming loans                                1,346            1,631               1,346         1,631
                                                    -----------------------------        ---------------------------

Beginning balance of allowance                        $  2,761         $  2,233            $  2,958      $  2,209

Loans charged-off:
Commercial loans                                           142               16                 788           167
Installment and credit card loans                           60               35                 116           119
                                                    -----------------------------        ---------------------------
Total loans charged-off                                    202               51                 904           286

Recoveries of previous charge-offs:
1-4 family residential mortgage                             19                -                  20             2
Commercial loans                                            38                7                  46            32
Installment and credit card loans                            9                7                  15            14
                                                    -----------------------------        ---------------------------
Total recoveries                                            66               14                  81            48
                                                    -----------------------------        ---------------------------
Net loans charged-off                                      136               37                 823           238

Provision for credit losses                                330              215                 820           440

                                                    -----------------------------        ---------------------------
Balance at end of period                              $  2,955         $  2,411            $  2,955      $  2,411
                                                    =============================        ===========================

Allowance as of total loans                               1.01%            1.13%               1.01%         1.13%
Nonperforming loans as of total loans                     0.46             0.76                0.46          0.76
Allowance as of nonperforming loans                        220              148                 220           148

     Deposits

     Century's total deposits at June 30, 2001, were $322.2 million, an increase of $55.9 million, or 21.0%, over the balance at June 30, 2000, and a decrease of $6.9 million, or 2.1%, compared with 2000's year-end balance. The increase at June 30, 2001 compared with June 30, 2000 includes the effect of the Reston Branch purchase in August 2000. Total average deposits were $323.3 million for the six months ended June 30, 2001, an increase of $64.8 million, or 25%, compared with the first six months of 2000. Century views deposit growth as a significant challenge in its effort to increase its asset size as evidenced by the 2.1% decline in deposit levels since year-end 2000. Thus, Century is focusing on its branching program with increased emphasis on commercial accounts, and the offering of more competitive interest rates and products to stimulate deposit growth. This strategy has and will continue to result in a relatively higher cost of funds in addition to lower fee income as many of these commercial customers may utilize accounts with lower transaction costs and have a lower number of transactions than retail customers.

     The following table sets forth the average balances and weighted average rates for Century's categories of deposits for the periods indicated:

                               Average Deposits
                            (Dollars in Thousands)

                                                                    Six Months Ended June 30,
                                          ----------------------------------------------------------------------------
                                                         2001                                      2000
                                          -----------------------------------       ----------------------------------
                                                        Weighted                                 Weighted
                                           Average      Average        % of          Average      Average       % of
                                           Balance        Rate        Total          Balance       Rate        Total
                                          -----------------------------------       ----------------------------------
Noninterest-Bearing Deposits                $ 52,150     0.00%        16.1%          $ 47,494     0.00%        18.4%
Interest-Bearing Deposits:
    NOW accounts                              42,070     1.12         13.0             33,208     1.27         12.8
    Savings accounts                          34,837     3.76         10.8             23,662     3.82          9.1
    Money market accounts                     41,772     3.64         12.9             40,858     3.61         15.8
    Time deposits                            152,543     6.28         47.2            113,392     5.24         43.8
                                          -----------------------------------       ----------------------------------
Total                                       $323,372                 100.0%          $258,614                 100.0%
                                          ===========               =========       ==========               =========
Weighted Average Rate                                    3.98%                                    3.38%
                                                       ========                                 ========

     Preferred Securities of Subsidiary Trust

     Transaction Structure. During the first quarter of 2000, Century formed a new, wholly-owned statutory business trust, Century Capital Trust I (Trust), which issued $8.8 million of capital securities (Capital Securities) to a third party. The Trust invested the proceeds in an equivalent amount of junior subordinated debt securities of Century bearing an interest rate equal to the rate on the Capital Securities. These debt securities, which are the only assets of the Trust, are subordinate and junior in right of payment to all present and future senior indebtedness (as defined in the indenture) and certain other financial obligations of Century. Century has fully and unconditionally guaranteed the Trust's obligations under the Capital Securities.

     For financial reporting purposes, the Trust is treated as a subsidiary of Century and consolidated in the corporate financial statements. The Capital Securities are presented as a separate category of long-term debt on the Condensed Consolidated Statement of Financial Condition entitled "Preferred Securities of Subsidiary Trust." The Capital Securities are not included as a component of stockholders' equity in the Condensed Consolidated Statement of Financial Condition. For regulatory purposes, however, the Federal Reserve Board treats the Capital Securities as Tier 1 or Tier 2 capital.

     The Capital Securities pay cash distributions semiannually at an annual rate of 10.875% of the liquidation preference. Distributions to the holder of the Capital Securities are included in interest expense, within the category entitled "Interest on borrowings." Under the provisions of the subordinated debt, Century has the right to defer payment of interest on the subordinated debt at any time, or from time to time, for periods not exceeding five years.
If interest payments on the subordinated debt are deferred, the distributions on the Capital Securities are also deferred. Interest on the subordinated debt is cumulative.

     Subject to the prior approval of the Federal Reserve Board, the Capital Securities, the assets of the Trust, and the common securities issued by the Trust are redeemable at the option of Century in whole or in part on or after March 8, 2010, or at any time, in whole but not in part, from the date of issuance, upon the occurrence of certain events.

     Impact on Financial Condition and Results of Operations. The treatment of the Capital Securities as Tier 1 or Tier 2 capital, in addition to the ability to deduct the expense of the junior subordinated debt securities for federal income tax purposes, provided Century with a cost-effective method of raising capital.

     Taking the underwriting discount into account, the Capital Securities have an effective interest cost to Century of 11.1% per annum. Absent any beneficial effects of the increased capital they provide, the Capital Securities have a negative effect on Century's net interest income.

     Capital Resources

     Total stockholders' equity at June 30, 2001 was $25.1 million, an increase of $897,000 compared with total stockholders' equity of $24.2 million at December 31, 2000. Stockholders' equity was increased during the first six months of 2001 as a result of net income of $414,000, $60,000 from the exercise of stock options, and $424,000 representing unrealized gains on investment securities available for sale, net of the tax effect.

     The Office of the Comptroller of the Currency has established certain minimum risk-based capital standards that apply to national banks, and Century is subject to certain capital requirements imposed on bank holding companies by the Federal Reserve Board. At June 30, 2001, CNB was "adequately capitalized" within the applicable regulatory capital framework and Century satisfied all applicable regulatory requirements imposed on it by the Federal Reserve Board.

     At June 30, 2001, Century's risk based capital ratios for Tier 1 Capital to risk weighted assets, Total Capital to risk weighted assets, and Tier 1 Capital to average assets were 8.47%, 9.52% and 6.81%, respectively.

     Liquidity

     Century's Asset/Liability Management Policy is intended to maintain adequate liquidity for Century and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements and otherwise sustain operations. Century accomplishes this primarily through management of the maturities of its interest-earning assets and interest-bearing liabilities. Century believes that its present liquidity position is adequate to meet its current and future needs.

     Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. The asset liquidity of CNB is maintained in the form of vault cash, demand deposits with commercial banks, federal funds sold, interest-bearing deposits with other financial institutions, short-term investment securities, other investment securities available-for-sale, and short-term loans. Century has defined "cash and cash equivalents" as those amounts included in cash and due from banks and federal funds sold. At June 30, 2001, Century had cash and cash equivalents of $15.7 million, a $4.5 million increase when compared with the $20.2 million at December 31, 2000. Interest-bearing deposits in banks, which primarily represent overnight investments, increased to $8.0 million at June 30, 2001.

     Liability liquidity is provided by access to core funding sources, principally customers' deposit accounts in Century's market area. As a member of the Federal Home Loan Bank of Atlanta (FHLBA), Century is able to borrow up to 30% of its assets, on a short-term or long-term basis, secured by a blanket pledge of its 1-to-4-family residential mortgage loans, investment securities, and other assets. Century also has lines of credit from larger correspondent banks to borrow excess reserves on an overnight basis (federal funds purchased) in the amount of $5.7 million, and to borrow on a secured basis (repurchase agreements) in the amount of $5.0 million. At June 30, 2001, Century had no outstanding federal funds purchased, and $28.5 million in customer repurchase agreements. Also at June 30, 2001, Century was utilizing $19.9 million of available FHLBA credit in the form of fixed-rate ($13.9 million) and variable-rate ($6.0 million) advances with an average cost of 5.89%. Century utilizes fixed rate term credit advances from the FHLBA to fund fixed-rate real estate loans and investments of comparable terms and maturities.

     Century had cash on hand of $798,000 at the holding company level at June 30, 2001. Century anticipates using these funds as working capital available to support the future growth of the franchise as well as to pay normal operating expenses and dividends on the Capital Securities (see --"Preferred Securities of Subsidiary Trust"). Working capital is further augmented by dividends available from CNB, subject to certain regulatory restrictions generally applicable to national banks.

     Quantitative and Qualitative Disclosures About Market Risk

     Century's principal market risk exposure is to interest rates. Market risk is the risk of loss from adverse changes in market prices and rates, arising primarily from interest rate risk in Century's portfolios, which can significantly impact Century's profitability.

     Net interest income, which constitutes the principal source of income for Century, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The difference between the Century's interest rate sensitive assets and interest rate sensitive liabilities for a specified time frame is referred to as an interest sensitive "gap." Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A financial institution is considered to be asset sensitive, or having a positive gap, when the amount of its interest-earning assets maturing or repricing exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a financial institution is considered to be liability sensitive, or having a negative gap, when the amount of its interest-bearing liabilities maturing or repricing exceeds the amount of its interest-earning assets within the same time period. During a period of rising (falling) interest rates, a positive gap would tend to increase (decrease) net interest income, while a negative gap would tend to decrease (increase) net interest income.

     Management seeks to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. Toward this end, Century has a Finance Committee which reviews, on a regular basis, the maturity and repricing of the assets and liabilities of Century. The Finance Committee has adopted the objective of achieving and maintaining a one-year cumulative gap, as a percent of total assets, of between plus 10% and minus 10%. In addition, potential changes in net interest income under various interest rate scenarios are monitored. On a consolidated basis, Century's one-year cumulative gap was a negative 2.7% of total assets at June 30, 2001.

     In addition, potential changes in net interest income under various interest rate scenarios are monitored. The Finance Committee has adopted the objective that an immediate increase or decrease of 200 basis points in market interest rates should not result in a change of more than 10% (plus or minus) in

Century's projected net interest income over the next twelve months, and not more than 20% (plus or minus) in projected net income over such period. At June 30, 2001, the forecasted impact of an immediate increase (or decrease) of 200 basis points would have resulted in an increase (or decrease) in net interest income over a twelve month period of 3.37% and (3.90%), respectively, and an increase (or decrease) in net income over a twelve month period of 12.47% and (14.41%), respectively. Some shift in the magnitude of forecasted net interest income in the down 200 basis points scenario has been noted in comparison to the forecasted results as of March 31, 2001; however, all forecasted simulations are well within policy guidelines.

     Since there are limitations inherent in any methodology used to estimate the exposure to changes in market interest rates, the analysis included herein is not intended to be a forecast of the actual effect of a change in market interest rates on Century. The analysis is based on Century's assets and liabilities as of June 30, 2001 and does not contemplate any actions Century might undertake in response to changes in market interest rates, which could change the anticipated results.

             For the Years Ended December 31, 2000, 1999 and 1998


General

     Century derives substantially all of its revenues and income from the operation of CNB, which provides a full range of commercial and consumer banking services to individuals, small and middle market businesses, and other organizations in the Washington, DC metropolitan area. As of December 31, 2000, Century had total assets of $409.7 million, total loans of $259.4 million, total deposits of $329.2 million, and total stockholders' equity of $24.2 million. Century had net income of $1.044 million for the year ended December 31, 2000, resulting in a return on average total equity of 4.60% and a return on average total assets of 0.30%.

Results of Operations

     Net Income

     Net income was $1.044 million ($0.24 per diluted common share) for 2000, compared with net income of $919,000 ($0.21 per diluted common share) for 1999, an increase of $126,000 or 14%. Net income, exclusive of after-tax merger-related expenses of $333,000 associated with the GrandBanc, Inc. merger, was $1.377 million, a 50% increase compared with 1999. The increase in net income for 2000 compared with 1999 resulted principally from a $1.9 million, or 16%, increase in net interest income and a $831,000, or 57% increase in noninterest income, which were partially offset by a $1.9 million, or 17%, increase in noninterest expense, and a $541,000, or 59%, increase in the provision for credit losses.

     Net income was $919,000 ($0.21 per diluted common share) for 1999, compared with net income of $736,000 ($0.17 per diluted common share) for 1998, an increase of $183,000 or 25%. The increase in net income for 1999 compared with 1998 resulted principally from a $1.3 million, or 11% increase in net interest income and a $184,000, or 14% increase in noninterest income. These increases were the result of a 17.5% increase in average earning assets and the expansion of the deposit base with the addition of four new branch offices during the past three years. Partially offsetting these increases during 1999 were a corresponding increase in average interest-bearing liabilities of 18.6%, as well as a $928,000, or 9% increase in noninterest expense resulting primarily from the establishment of the four new branch office locations, and a $279,000, or 44% increase in the provision for credit losses. A more comprehensive discussion of the earnings performance follows.

     Net Interest Income

     Net interest income, on a fully taxable equivalent basis, was $14.4 million for 2000, an increase of $2.1 million or 17% compared with $12.3 million for 1999. Century's average total interest-earning assets increased to $328.6 million for 2000 from $267.8 million for 1999, representing a 22.7% increase between the years. The net interest margin of 4.37% for 2000 declined 21 basis points from 4.58% for 1999, as the increase in the cost of funds out-paced the increase in earning asset yield. While the yield on average earning assets increased 35 basis points, the average rate paid on interest-bearing liabilities increased 63 basis points. The average cost of funds registered a steeper increase, in part due to competitive pressures, a customer preference for higher-rate money market accounts and time deposits, and to a greater degree, an increase in the use of wholesale funding and the impact from the formation in March 2000 of a wholly-owned statutory business trust which issued $8.8 million in capital securities at 10.875%. See "--Preferred Securities of Subsidiary Trust."

     Net interest income was $12.3 million for 1999, an increase of $1.3 million or 11.5% compared with net interest income of $11.0 million for 1998. Century's average total interest-earning assets increased to $267.8 million for 1999 from $228.0 million for 1998, representing a 17.5% increase between the years. The net interest margin of 4.58% for 1999 decreased 25 basis points from 4.83% for 1998. Although the average cost of interest-bearing liabilities declined 26 basis points between the periods, average yield on earning assets declined by 43 basis points as growth in average earning assets was more heavily concentrated in lower yielding investments.

     Changes in interest income and interest expense can result from changes in both volume and rate. Century has an asset and liability management policy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities, to attempt to maximize interest margins and to provide adequate liquidity for anticipated needs. The table below sets forth for the periods indicated a summary of the changes in interest income and interest expense resulting from changes in volume and rate. The table on the following page sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest income or expense on such amounts, and the average rate for the years ended December 31, 2000, 1999 and 1998.

          Rate/Volume Analysis of Net Interest Income/Expense (1)(2)
                            (Dollars in Thousands)

                                               2000 Compared with 1999           1999 Compared with 1998
                                        ---------------------------------- ---------------------------------
                                          Due to    Due to    Total Incr.   Due to     Due to   Total Incr.
                                          Volume     Rate      (Decr.)      Volume      Rate      (Decr.)
                                        ---------------------------------- ---------------------------------
Interest Earned On:
  Loans, including fees                   $ 3,010    $   591    $ 3,601      $ 1,305    $  (580)   $   725
  Investment securities                     1,816        433      2,249        1,756         46      1,802
  Federal funds sold                          336        105        441         (167)       (30)      (197)
  Interest bearing deposits with banks       (271)        91       (180)         (27)       (35)       (62)
                                        ---------------------------------- ---------------------------------
Total interest income                       4,891      1,220      6,111        2,867       (599)     2,268
Interest Paid On:
  NOW accounts                                 56        (49)         7           60       (126)       (66)
  Savings accounts                             52         18         70           91        (15)        76
  Money market accounts                       355        231        586          (38)       (82)      (120)
  Time deposits                               655        723      1,378        1,107       (403)       704
  Borrowings and notes payable              1,681        303      1,984          537       (124)       413
                                        ---------------------------------- ---------------------------------
Total interest expense                      2,799      1,226      4,025        1,757       (750)     1,007
                                        ---------------------------------- ---------------------------------
Net interest income                       $ 2,092    $    (6)   $ 2,086      $ 1,110    $   151    $ 1,261
                                        ================================== =================================

(1) The dollar amount of changes in interest income and interest expense attributable to changes in rate/volume (change in rate multiplied by change in volume) has been allocated between rate and volume variances based on the percentage relationship of such variances to each other.


(2)  Computed on a fully taxable equivalent basis.

                  Average Balances and Interest Yields/Rates
                            (Dollars in Thousands)

                                                                        Year Ended December 31,
                                     --------------------------------------------------------------------------------------------
                                                 2000                            1999                           1998
                                     ------------------------------  ------------------------------  ----------------------------
                                                Interest  Average               Interest  Average               Interest  Average
                                      Average   Income/    Yield/     Average   Income/    Yield/     Average   Income/    Yield/
                                      Balance   Expense     Rate      Balance   Expense     Rate      Balance   Expense     Rate
                                     --------------------------------------------------------------------------------------------
Interest-Earning Assets
  Loans, net (1)                      $218,670   $20,757     9.49%    $186,797   $17,156     9.18%    $172,743   $16,431     9.51%
  Investment securities (2)(3)          89,470     5,911     6.61       61,455     3,662     5.96       31,968     1,860     5.82
  Federal funds sold                    12,801       809     6.32        7,228       368     5.09       10,463       565     5.40
  Interest bearing deposits
    with other banks                     7,699       467     6.07       12,362       647     5.23       12,855       709     5.52
                                     -------------------             --------------------            --------------------
Total interest-earning assets (3)      328,640    27,944     8.50%     267,842    21,833     8.15%     228,029    19,565     8.58%

  Cash and due from banks               10,656                           9,801                           8,462
  Other assets                          12,883                          10,740                          10,833
                                     ----------                      ----------                      ----------
Total assets                          $352,179                        $288,383                        $247,324
                                     ==========                      ==========                      ==========

Interest-Bearing Liabilities
  Interest-Bearing Deposits:
    NOW accounts                      $ 34,307   $   438     1.28%    $ 30,139   $   431     1.43%    $ 26,646   $   497     1.87%
    Savings accounts                    26,145     1,073     4.10       24,879     1,003     4.03       22,618       927     4.10
    Money market accounts               41,666     1,597     3.83       31,742     1,011     3.19       32,881     1,131     3.44
    Time deposits                      126,717     7,278     5.74      114,643     5,900     5.15       93,538     5,196     5.55
  Borrowings and
    notes payable                       47,158     3,202     6.79       21,719     1,218     5.61       12,375       805     6.51
                                     -------------------             --------------------            --------------------
Total interest-bearing
    liabilities                        275,993    13,588     4.92%     223,122     9,563     4.29%     188,058     8,556     4.55%

  Non-interest bearing deposits         49,901                          40,751                          35,202
  Other liabilities                      3,566                           2,064                           2,136
                                     ----------                      ----------                      ----------
Total liabilities                      329,462                         265,937                         225,396

Stockholders' equity                    22,717                          22,446                          21,928
                                     ----------                      ----------                      ----------
Total liabilities and
    stockholders' equity              $352,179                        $288,383                        $247,324
                                     ==========                      ==========                      ==========

                                               ----------                      ----------                      ----------
Net interest income and spread                   $14,356     3.58%               $12,270     3.87%               $11,009     4.03%
                                               ==========                      ==========                      ==========
Net interest margin (3)                                      4.37%                           4.58%                           4.83%

(1) Non-accrual loan balances are included in the calculation of Average Balances - Loans, Net. Interest income on non-accrual loan balances is included in interest income to the extent that it has been collected.


(2) Average balance and average rate for investment securities are computed based on book value of securities held-to-maturity and cost basis of securities available-for-sale.


(3)  Average rates are computed on a fully taxable equivalent basis.

     Provision for Credit Losses

     Provisions for credit losses are charged to income to bring the total allowance for credit losses to a level deemed appropriate by management based on such factors as historical experience, the volume and type of lending conducted by Century, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Century's portfolio.

     The provision for credit losses was $1.5 million in 2000, compared with $909,000 for 1999, increasing $541,000, or 59%. The increase was largely the result of a 31.6% increase in loans, net of unearned income, to $259.4 million at December 31, 2000 from $197.1 million at year-end 1999, coupled with the establishment of a specific reserve of $375,000 related to one nonaccrual loan.

     The provision for credit losses was $909,000 in 1999, compared with $630,000 for 1998, increasing $279,000, or 44%. The increase was largely the result of a 11.6% increase in loans, net of unearned income, to $197.1 million at December 31, 1999 from $176.5 million at year-end 1998. Net charge-offs decreased to $755,000 in 1999, from $1.2 million in 1998.

     Management believes the allowance is adequate to absorb losses inherent in the loan portfolio. In view of Century's plans to continue its loan growth with increased emphasis on commercial loans (which are generally considered to be more risky than loans secured by real estate), it is likely that Century may need to increase the allowance for credit losses through future provisions charged to income. Management will continue to closely monitor the performance of the loan portfolio and make additional provisions as considered necessary. No assurance can be given that such provisions will not have a material adverse impact on Century's results of operations in future periods.

     Noninterest Income

     Noninterest income for 2000 was $2.3 million, an increase of $831,000 or 57.1% compared with noninterest income of $1.5 million in 1999. Excluding a gain of $176,000 realized on the sale of investment securities in 2000, the increase was 45%. This increase resulted largely from increases in service charges on deposits, credit card and net merchant fees and ATM fees, which bear a direct correlation to Century's growth in deposit balances, branch expansion and customer acceptance of Century's competitive products and services. The growth in service charges on deposit accounts was also influenced by fee increases implemented in April 2000.

     Noninterest income for 1999 was $1.5 million, an increase of $185,000 or 14.6% compared with noninterest income of $1.3 million in 1998. This increase resulted largely from increases in service charges on deposit accounts and commissions from a new mortgage loan origination program which was partially offset by decreases in commission and other fee income driven principally by lower net merchant fees.

     The following table sets forth the various categories of, and changes in, noninterest income for the years ended December 31, 2000, 1999 and 1998:

                              Noninterest Income
                            (Dollars in Thousands)

                                                                     Year Ended December 31,
                                             ------------------------------------------------------------------
                                                 2000       % Change        1999         % Change       1998
                                             ------------------------------------------------------------------
Service charges on deposit accounts             $1,517         42.8%       $1,062          40.8%       $  754
Mortgage loan origination fees                     103          6.2            97             -             -
Commission and other fee income                    491         68.7           291         (41.4)          497
Gain on sale of securities                         176      2,833.3             6         (71.4)           21
                                             ------------------------------------------------------------------
Total noninterest income                        $2,287         57.1%       $1,456          14.6%       $1,271
                                             ==================================================================

     Noninterest Expense

     Noninterest expense was $13.2 million in 2000, compared with $11.3 million in 1999, representing an increase of $1.9 million or 16.8%. Excluding merger-related expenses of $333,000, noninterest expense was $12.9 million in 2000, an increase of $1.6 million, or 13.9% compared with the same period last year. Professional fees increased $558,000, or 57% in 2000 compared with 1999, primarily due to $279,000 in merger-related expenses incurred in 2000 and higher legal fees associated with loan purchases and the issuance of preferred securities by a subsidiary trust coupled with higher consulting fees related to information systems technology and profit improvement initiatives. The bulk of the remaining increases in noninterest expense in 2000 were directly attributable to Century's continued expansion activities. An increase in infrastructure coinciding with the acquisition of the Reston Branch in August 2000, the Dumfries Branch in October 1999 and the establishment of the Rockville, Maryland LPO in February 2000 was accompanied by increases in several noninterest expense categories, the most significant of which were salaries and benefits, data processing, occupancy and equipment and amortization of deposit premium as detailed in the table below.

     Noninterest expense was $11.3 million in 1999, compared with $10.4 million in 1998, representing an increase of $928,000 or 8.9%. The increase in 1999 was due largely to increases in salaries and employee benefits of $1.081 million and data processing services of $188,000. These increases in salaries and employee benefits reflect the opening of the Dumfries branch office in October 1999, a full year of compensation expense for the employees at the branch opened in 1998, the addition of personnel to support growth in the loan portfolio, and a reduction in the amount of loan origination costs deferred in the current year. The increases in the cost of data processing services were primarily attributable to additional transaction volume and efforts to prepare for and comply with Year 2000 readiness issues.

     Century's noninterest expense has been consistently higher in relation to its asset size than the average for small community banks. Century's strategy is to increase its asset size significantly so that its level of noninterest expense in relation to its assets is more in line with those of comparable institutions. No assurance may be given, however, that the anticipated asset growth or branch expansions will occur.

     The following table sets forth the various categories of, and changes in, noninterest expense for the years ended December 31, 2000, 1999 and 1998:

                              Noninterest Expense
                            (Dollars in Thousands)

                                                                      Year Ended December 31,
                                             -----------------------------------------------------------------------------
                                                  2000          % Change         1999          % Change            1998
                                             -----------------------------------------------------------------------------
Salaries and employee benefits                 $ 5,617             13.1 %       $ 4,968           27.8 %          $ 3,887
Professional fees                                1,539             57.0             981          (18.1)             1,197
Occupancy and equipment expense                  1,608              8.7           1,479           (7.2)             1,593
Depreciation and amortization                      754              3.6             728            0.3                726
Amortization of intangibles                        510             41.7             360            3.2                349
Data processing                                  1,055             20.6             875           27.4                687
Communications                                     635             12.0             567           18.1                480
Office and operations expenses                     554              2.4             541          (17.4)               655
Marketing and public relations                     300             25.0             240              -                240
Federal deposit insurance premiums                  53            (41.8)             91           28.2                 71
Other real estate owned expense                    120                -               -              -                 47
Other expenses                                     494             (2.2)            505            6.3                475
                                             -----------------------------------------------------------------------------
Total noninterest expense                      $13,239             16.8 %       $11,335            8.9 %          $10,407
                                             =============================================================================

     Income Tax Expense

     Century's income tax expense includes federal, state and local income taxes. The provision for income taxes was $771,000 in 2000 compared to $563,000 in 1999 and $508,000 in 1998. This reflects effective tax rates of 42.5% in 2000, 38.0% in 1999, and 40.8% in 1998. Absent the $333,000 in merger-related expenses incurred in 2000, none of which were deductible for tax purposes, the effective tax rate was 35.9% in 2000. The effective tax rate was reduced in 2000 from the previous year due to the increase in interest income derived from U.S. agency securities, municipal securities, and short term investments which are not fully taxable, and a greater portion of earnings derived from Virginia and Maryland where the local income tax rates are lower than in Washington, DC.

     Quantitative and Qualitative Disclosures About Market Risk

     Net interest income, which constitutes one of the principal sources of income for Century, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The difference between Century's interest-rate sensitive assets and interest-rate sensitive liabilities for a specified time-frame is referred to as an interest sensitivity "gap." Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A financial institution is considered to be asset sensitive, or having a positive gap, when the amount of its interest-earning assets maturing or repricing exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a financial institution is considered to be liability sensitive, or having a negative gap, when the amount of its interest-bearing liabilities maturing or repricing exceeds the amount of its interest-earning assets. During a period of rising (falling) interest rates, a positive gap would tend to increase (decrease) net interest income, while a negative gap would tend to decrease (increase) net interest income.

     Management seeks to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. Toward this end, Century has a Finance Committee which reviews, on a regular basis, the maturity and repricing of the assets and liabilities of Century. Century has adopted the objective of achieving and maintaining a one-year cumulative gap, as a percent of total assets, of between plus 10% and minus 10%. On a consolidated basis, Century's one-year cumulative gap was a negative 2.2% of total assets at December 31, 2000. This position indicated that Century had the potential for increased earnings if interest rates were to continue to decline in the next twelve months.

     Due to inherent limitations in traditional gap analysis, Century also employs more sophisticated modeling techniques to monitor potential changes in net interest income, net income and the market value of portfolio equity under various interest rate scenarios. Market risk is the risk of loss from adverse changes in market prices and rates, arising primarily from interest rate risk in Century's loan and investment portfolios, which can significantly impact Century's profitability. Net interest income can be adversely impacted where assets and liabilities do not react the same to changes in interest rates. At year-end 2000, the impact of an immediate increase in interest rates of 200 basis points would have resulted in an increase in net interest income over a 12-month period of 2.39%, with a comparable decrease in interest rates resulting in a decrease in net interest income of 4.72%. Management finds the above methodologies meaningful for evaluating market risk sensitivity; however, other factors can affect net interest income, such as levels of non-earning assets and changes in portfolio composition.

     The following table sets forth the interest-rate sensitive assets and liabilities of Century at December 31, 2000, which are expected to mature or are subject to repricing in each of the time periods indicated:

                Interest Rate Sensitive Assets and Liabilities
                            (Dollars in Thousands)

                                                          90 Days   91 to 180   181 Days   Over
Term To Repricing (At December 31, 2000)                  Or Less      Days    to 1 Year  1 Year      Total
--------------------------------------------------------------------------------------------------------------
Interest Earning Assets
     Loans, net                                           $113,280   $16,399   $ 25,522   $104,167   $259,368
     Investment securities                                  25,072    10,341     19,219     57,480    112,112
     Federal funds sold                                      7,078         -          -          -      7,078
     Interest bearing deposits with banks                      110         -          -        200        310
                                                     ---------------------------------------------------------
Total interest earning assets                              145,540    26,740     44,741    161,847    378,868

Interest Bearing Liabilities
     NOW accounts                                                -         -          -     41,468     41,468
     Savings accounts                                       29,780         -          -          -     29,780
     Money market accounts                                  38,299         -          -          -     38,299
     Time deposits                                          33,771    18,304     74,524     33,116    159,715
     Other borrowings                                       26,834       255      3,417     21,971     52,477
                                                     ---------------------------------------------------------
Total interest bearing liabilities                         128,684    18,559     77,941     96,555    321,739
                                                     ---------------------------------------------------------
Interest sensitivity gap per period                       $ 16,856   $ 8,181   $(33,200)  $ 65,292   $ 57,129
Cumulative gap                                              16,856    25,037     (8,163)    57,129
Cumulative gap as a percentage of total assets                 4.4%      6.6%      (2.2)%     15.1%
Cumulative interest earning assets as a percent
       of interest bearing liabilities                       113.1%    117.0%      96.4%     117.8%


Financial Condition

     Loans

     Century presently is a middle market banking organization serving individuals and businesses with interests in and around the Washington, DC metropolitan area. The loan portfolio increased $62.3 million or 32% since December 31, 1999 due to strong loan demand supplemented by selected portfolio purchases of $26.0 million. Included in the portfolio purchases were $15.4 million in variable rate home equity loans that resulted in a higher weighting of home equity loans as a percent of total loans at December 31, 2000 in comparison to previous years. As of December 31, 2000 and 1999, approximately $192.0 million (74%) and $131.2 million (67%) of Century's total loan portfolio, respectively, consisted of loans secured by real estate, of which one-to-four-family residential mortgage loans and home equity lines of credit represented $69.5 million (27%) and $47.4 million (24%), respectively, of Century's total loan portfolio.

     Loan concentrations are defined as aggregate credits extended to a number of borrowers engaged in similar activities or resident in the same geographic region, which would cause them to be similarly affected by economic or other conditions. Century, on a routine basis, evaluates these concentrations for purposes of policing its concentrations and making necessary adjustments in its lending practices to reflect current economic conditions, loan to deposit ratios, and industry trends. As a result of Century's existing branch locations, Century has significant concentrations of customers and assets in the Washington, DC metropolitan area.

     The primary types of loans in Century's portfolio are residential mortgages and home equity loans, commercial real estate loans, commercial loans, and consumer installment and credit card loans. Generally, Century underwrites loans based upon the borrower's debt service capacity or cash flow, a consideration of past performance on loans from other creditors as well as an evaluation of the collateral securing the loan. With some exceptions, Century's general policy is to require conservative underwriting policies, primarily in the analysis of borrowers' debt service coverage capabilities for commercial and commercial real estate loans, while emphasizing lower gross debt ratios for consumer loans and lower loan-to-value ratios for all types of real estate loans. Most of Century's commercial and commercial real estate loans are personally guaranteed by the owners of the business, the primary exceptions to this requirement being loans to non-profit and membership organizations. Given the localized nature of Century's lending activities, the primary risk factor affecting the portfolio as a whole is the health of the local economy in the Washington, DC metropolitan area and its effects on the value of local real estate and the incomes of local professionals and business firms. To mitigate this risk, Century's underwriting policy provides that each loan should be supported by an economically independent secondary source of repayment. Any exceptions to the general loan policy must be approved by the Executive Loan Committee.

     In each year since 1997, Century has supplemented its internal loan generation capability with the purchase of loans from other financial institutions. Century seeks to acquire only loans of the highest quality and performs extensive due diligence on each acquired loan, including a legal documentation review, a review of the borrower's credit and payment history, and a physical inspection of the property securing the acquired loan. Century views such loan portfolio purchases as an effective way to employ excess funds when deposit growth exceeds loan generation capacity on a short-term basis, such as existed immediately after the acquisition of the Reston Branch. Although no assurance can be given that such opportunities will be available in the future, Century intends to continue to acquire loan portfolios as and when it deems such actions to be a profitable deployment of available funds into earning assets.

     Loans to directors, executive officers and principal stockholders of Century and to directors and officers of CNB are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by CNB to executive officers, directors, and ten percent stockholders satisfy certain standards. CNB routinely makes loans in the ordinary course of business to certain directors and executive officers of Century and CNB, their associates, and members of their immediate families. In accordance with Federal Reserve Act guidelines, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with others and do not involve more than normal risk of collectibility or present other unfavorable features. As of December 31, 2000, loans and commitments outstanding to directors and executive officers of Century and CNB, their associates and members of their immediate families totaled $4.1 million (net of participations sold to other banks on a non-recourse basis), which represented approximately 1.6% of total loans as of that date. As of December 31, 2000, none of these loans outstanding from CNB to related parties were on non-accrual, past due, restructured or considered by management to be a potential problem loan.

     The following table sets forth the composition of Century's loan portfolio by type of loan on the dates indicated:

                            Loan Portfolio Analysis
                            (Dollars in Thousands)

                                                                    December 31,
                                                ---------------------------------------------------
                                                     2000               1999                 1998
                                                ---------------------------------------------------
Aggregate Principal Amount
Type of loan:
  1-4 family residential mortgage                $ 38,560             $ 34,541             $ 39,675
  Home equity loans                                30,959               12,906                7,900
  Multifamily residential                           3,588                3,540                2,275
  Construction                                     15,507                6,955                3,256
  Commercial real estate                          103,365               73,243               61,170
  Commercial loans                                 52,043               51,158               44,908
  Installment and credit card loans                15,493               14,853               17,502
                                                ---------------------------------------------------
Gross loans                                       259,515              197,196              176,686
Unearned income and deferred costs                   (147)                (127)                (154)
                                                ---------------------------------------------------
Total loans, net of unearned income              $259,368             $197,069             $176,532
                                                ---------------------------------------------------

Percentage of Loan Portfolio
Type of loan:
  1-4 family residential mortgage                    14.9%                17.5%                22.5%
  Home equity loans                                  11.9                  6.5                  4.5
  Multifamily residential                             1.4                  1.8                  1.3
  Construction                                        6.0                  3.5                  1.8
  Commercial real estate                             39.8                 37.2                 34.6
  Commercial loans                                   20.0                 26.0                 25.4
  Installment and credit card loans                   6.0                  7.5                  9.9
                                                ---------------------------------------------------
Gross loans                                         100.0%               100.0%               100.0%
                                                ---------------------------------------------------


     The following table sets forth the maturities of loans (based upon contractual dates) outstanding as of December 31, 2000. Loans, primarily as a result of maturities, monthly payments and repayments, are an important source of liquidity. Century's portfolio of adjustable rate home mortgages consists of loans to customers in the local market area. Such loans generally have balloon maturities within ten years or less, with two percent annual and six percent lifetime "caps" on interest rate changes. Borrowers have the right to prepay such loans without penalty.

                   Maturities and Rate Sensitivity of Loans
                            (Dollars in Thousands)

                                           Over 1 Year Through 5 Years        Over 5 Years
                                           ---------------------------    ---------------------
                               One Year       Fixed        Floating       Fixed        Floating
                              or Less (1)      Rate          Rate          Rate          Rate         Total
-----------------------------------------  ---------------------------    ---------------------     ---------
Commercial                       $19,996      $11,269       $13,498       $ 1,986       $  5,294     $ 52,043
Commercial real estate            10,671       21,705        13,360        19,736         37,893      103,365
Residential mortgage/home          4,087       10,606         4,553        10,666         43,195       73,107
 equity
Construction                       4,930        1,993             1           887          7,696       15,507
Installment/credit card            4,315        4,258         1,992           531          4,397       15,493
                                 -------      -------       -------       -------       --------     --------
Total                            $43,999      $49,831       $33,404       $33,806       $ 98,475     $259,515
                                 =======      =======       =======       =======       ========     ========

(1) Includes demand loans, loans having no stated schedule of repayment or maturity, and overdrafts.

     Asset Quality

     Nonperforming Assets

     Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is Century's policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Century will generally charge-off loans after 120 days of delinquency unless adequately collateralized and in the process of collection. A loan is considered in the process of collection if, based on a probable specific event, management believes that the loan will be repaid or brought current within a reasonable period of time. Loans will not be returned to accrual status until the loan has been brought current and future payments of principal and interest appear certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance until the status of the loan has changed.

     Real estate acquired by Century as a result of foreclosure is classified as other real estate owned (OREO). Such loans are reclassified to OREO and recorded at the lower of cost or fair market value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for credit losses at that time. Further allowances for losses are recorded as charges to other expenses at the time management believes additional deterioration in value has occurred.

     The following table sets forth certain information with respect to Century's non-accrual loans, OREO, and accruing loans which are contractually past due 90 days or more as to principal or interest, for the periods indicated:

                             Nonperforming Assets
                            (Dollars in Thousands)

                                                             December 31,
                                                   ----------------------------
                                                     2000        1999      1998
                                                   ----------------------------
Non-accrual loans                                  $  633      $1,107    $1,698
Accruing past due 90 days or more                     641       1,187       510
                                                   ----------------------------
Total nonperforming loans                           1,274       2,294     2,208

Other real estate owned                                 -         114       374
                                                   ----------------------------
Total nonperforming assets                         $1,274      $2,408    $2,582
                                                   ----------------------------

Nonperforming loans to total loans                   0.49%       1.16%     1.25%
Nonperforming assets to total assets                 0.31%       0.75%     0.99%


     As of December 31, 2000, most of the non-accrual loan balance consisted of two borrowing relationships. Century has accelerated collection efforts with regard to these borrowing relationships.

     Interest lost on these nonaccrual loans was $161,000, $72,000, and $117,000 for 2000, 1999, and 1998, respectively. Century received interest payments on these nonaccrual loans amounting to $34,000, $68,000, and $100,000 for 2000, 1999 and 1998, respectively.

     Allowance for Credit Losses

     Century maintains an allowance for credit losses based upon, among other things, such factors as historical experience, the volume and type of lending conducted by Century, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Century's portfolio. Although management believes it uses the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if such factors and conditions differ from the assumptions used in making the initial determinations. Based upon criteria consistently applied during the periods, Century's allowance for credit losses was $3.0 million (1.14% of total loans), $2.2 million (1.12% of total loans) and $2.1 million (1.16% of total loans) as of December 31, 2000, 1999 and 1998, respectively. The allowance for credit losses as a percentage of nonperforming loans was 232%, 96% and 93% as of December 31, 2000, 1999 and 1998,
respectively.

     The following table sets forth an analysis of Century's allowance for credit losses for the periods indicated:

                          Allowance for Credit Losses
                            (Dollars in Thousands)

                                                  Year Ended December 31,
                                         ------------------------------------
                                              2000         1999       1998
                                         ------------------------------------
Average net loans outstanding               $218,670     $186,797    $172,743

Loans outstanding at period-end              259,368      197,069     176,532

Total nonperforming loans                      1,274        2,294       2,208
                                         ------------------------------------

Beginning balance of allowance              $  2,209     $  2,055    $  2,589

Loans charged-off:
1-4 family residential mortgage                    5            -         639
Home equity loans                                  -            -          26
Commercial loans                                 498          223         574
Installment and credit card loans                331          629         547
                                         ------------------------------------
Total loans charged-off                          834          852       1,786

Recoveries of previous charge-offs:
1-4 family residential mortgage                    -           36          78
Home equity loans                                 43            8          43
Commercial loans                                  67           12         472
Installment and credit card loans                 23           41          29
                                         ------------------------------------
Total recoveries                                 133           97         622
                                         ------------------------------------
Net loans charged-off                            701          755       1,164

Provision for credit losses                    1,450          909         630

                                         ------------------------------------
Balance at end of period                    $  2,958     $  2,209    $  2,055
                                         ------------------------------------

Net charge-offs to average loans                0.32%        0.40%       0.67%
Allowance as % of total loans                   1.14%        1.12%       1.16%
Nonperforming loans as % of total loans         0.49%        1.16%       1.25%
Allowance as % of nonperforming loans            232%          96%         93%


     Century considers the composition of its loan portfolio and the loss potential associated with different types of loans in determining the level of the allowance for credit losses. In considering the loss potential associated with different types of loans, Century considers its own historical loss experience with each type of loan, together with any internal or external changes which might suggest that future losses will be higher or lower than the historical loss experience. Such additional factors include changes in national or local economic conditions which affect the repayment capacity of borrowers and/or the market value of collateral, trends in past due payments, changes in underwriting standards, changes in loan originating and servicing personnel, changes in the types of credit offered, and other factors. For a description of Century's accounting policy for the allowance for credit losses, see Note 1 of Notes to Consolidated Financial Statements.

     The following table describes the allocation of the allowance for credit losses among various categories of loans and certain other information at December 31, 2000. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                   Allocation of Allowance for Credit Losses
                            (Dollars in Thousands)

                                                                December 31, 2000               December 31, 1999
                                                          -----------------------------   ------------------------------
                                                                       Percent of Loans                Percent of Loans
                                                          Amount        to Total Loans     Amount       to Total Loans
                                                         ------------------------------   ------------------------------
Balance of allowance for credit losses applicable to:
     Commercial and industrial                           $1,015              20%          $  334               26%
     Real estate                                          1,174              74              245               67
     Consumer                                               410               6              526                7
     Unallocated                                            359               -            1,104                -
                                                         ------------------------------   ------------------------------
Total allowance for credit losses                        $2,958             100%          $2,209              100%
                                                         ------------------------------   ------------------------------


     Investment Activities

     Century's investment portfolio of $112.1 million as of December 31, 2000 consisted mostly of U.S. government agency obligations supplemented by mortgage-backed securities, municipals and corporate bonds. This represented an increase of $44.7 million, or 66%, compared with investment securities of $67.4 million at December 31, 1999. The increase during the year was reflective of the execution of $10.0 million in wholesale leveraging transactions, the investment of the proceeds from the issuance of the capital securities and the investment of a portion of the proceeds from the Reston Branch purchase.

     Investment securities available-for-sale are stated at fair value. These securities may be sold, retained until maturity, or pledged as collateral for liquidity and borrowing in response to changing interest rates, changes in prepayment risk, and other factors as a part of Century's overall asset liability management strategy.

     Investment securities held-to-maturity are stated at amortized cost. Century has the intent and ability to hold these securities until maturity, and they are also available to be pledged as collateral for liquidity and borrowing needs if and when such needs may occur.

The following table sets forth the amortized cost of Century's investment portfolio as of the dates indicated:

                       Investment Portfolio Composition
                            (Dollars in Thousands)

                                                                                           December 31,
                                                                           -----------------------------------------
                                                                                2000            1999            1998
                                                                           -----------------------------------------
     Available-for-sale (amortized cost)(1):
     U.S. Treasuries and government agencies                                $ 69,998         $38,635         $19,600
     Mortgage-backed securities                                               19,211          22,726          19,003
     Equity securities                                                         2,954           2,923           2,331
                                                                           -----------------------------------------
     Total available-for-sale                                                 92,163          64,284          40,934

     Held-to-maturity (amortized cost):
     U.S. Treasuries and government agencies                                   5,999           3,999               -
     Mortgage-backed securities                                                1,789           1,967           2,442
     State, county and municipal                                               8,274               -               -
     Other                                                                     4,327               -               -
                                                                           -----------------------------------------
     Total held-to-maturity                                                   20,389           5,966           2,442

                                                                           -----------------------------------------
     Total investment securities                                            $112,552         $70,250         $43,376
                                                                           -----------------------------------------

(1) The fair value of investment securities available-for-sale was $91,722, $61,462, and $40,891 at December 31, 2000, 1999, and 1998, respectively.

    The following table sets forth the maturity distribution and weighted average yield of the investment portfolio of Century as of December 31, 2000:

                 Investment Portfolio -- Maturities and Yields
                            (Dollars in Thousands)

                                                     Over 1 Year    Over 5 Years
                                      One Year        Through 5      Through 10       After
                                       or Less          Years                  10 Years       Total
--------------------------------     ----------       ---------       ---------     ---------     ---------
Maturity Distribution:
U.S. Treasuries and government
     agencies                           $14,345         $36,644          $25,008      $     -      $ 75,997
Mortgage-backed securities                    -           3,520           17,253          227        21,000
State, county and municipal                   -               -            1,091        7,183         8,274
Other                                         -               -                -        4,327         4,327
Equity securities                             -               -                -        2,954         2,954
                                     ----------       ---------        ---------    ---------     ---------

Total                                   $14,345         $40,164          $43,352      $14,691      $112,552
                                     ----------       ---------        ---------    ---------     ---------

Weighted Average Yield (1):
U.S. Treasuries and government
     agencies                              6.32%           6.49%            6.50%           -%         6.46%
Mortgage-backed securities                    -            6.42             6.48         6.78          6.47
State, county and municipal                   -               -             8.54         8.83          8.79
Other                                         -               -                -         6.52          6.52
Equity securities                             -               -                -         9.00          9.00
                                     ----------       ---------        ---------    ---------     ---------
Total                                      6.32%           6.49%            6.55%        8.15%         6.71%
                                     ----------       ---------        ---------    ---------     ---------

(1) The calculation of the weighted average yields is based on fully taxable-equivalent yield, weighted by the respective book value of the securities, using cost basis in the case of securities available-for-sale.

     Deposits

     Century's total deposits at year-end 2000 were $329.2 million, an increase of $74.0 million, or 29.0%, compared with the year-end 1999 balance. This increase was due in large measure to the Reston Branch purchase in August 2000. Total average deposits were $278.7 million for the year ended December 31, 2000, an increase of $36.6 million, or 15% compared with average deposits of $242.2 million for the year ended December 31, 1999. Century's total deposits at year-end 1999 were $255.2 million, an increase of $32.2 million, or 14.0%, compared with the year-end 1998 balance. Total average deposits were $242.2 million for the year ended December 31, 1999, an increase of $31.3 million, or 14.8% compared with average deposits of $210.9 million for the year ended December 31, 1998. Century views deposit growth as a significant challenge in its effort to increase its asset size. Thus, Century continues to focus on its branching program with increased emphasis on commercial accounts, and the offering of competitive interest rates and products to stimulate deposit growth.

     The following table sets forth the average balances and weighted average rates for Century's categories of deposits for the periods indicated:

                               Average Deposits
                            (Dollars in Thousands)

                                                                Year Ended December 31,
                             -----------------------------------------------------------------------------------------
                                         2000                            1999                           1998
                             ---------------------------    ----------------------------------------------------------
                                        Weighted                       Weighted                       Weighted
                              Average    Average    % of     Average    Average    % of     Average    Average    % of
                              Balance     Rate     Total     Balance     Rate     Total     Balance     Rate     Total
                             --------------------------     ---------------------------   ----------------------------
Noninterest-Bearing Deposits  $ 49,901      0.00%   17.9%    $ 40,751      0.00%   16.8%    $ 35,202      0.00%   16.7%

Interest-Bearing Deposits:

    NOW accounts                34,307      1.28    12.3       30,139      1.43    12.4       26,646      1.87    12.6
    Savings accounts            26,145      4.10     9.4       24,879      4.03    10.3       22,618      4.10    10.7
    Money market accounts       41,666      3.83    14.9       31,742      3.19    13.1       32,881      3.44    15.6
    Time deposits              126,717      5.74    45.5      114,643      5.15    47.3       93,538      5.55    44.4
                             --------------------------     ---------------------------   ----------------------------
Total                         $278,736             100.0%    $242,154             100.0%    $210,885             100.0%
                             =========            ======    =========            ======   ==========            ======
Weighted Average Rate                       3.73%                          3.45%                          3.68%
                                            ====                           ====                           ====

     Century seeks to rely primarily on regular customer relationships to provide a stable and cost effective source of funding to support asset growth. Century's Asset/Liability Management Policy limits total brokered deposits to ten percent (10%) of CNB's total liabilities. As of December 31, 2000, brokered deposits represented $3.3 million, or 0.9% of Century's total liabilities.

     As of December 31, 2000, total time deposits in excess of $100,000 accounted for $62.9 million, or 19.1% of Century's total deposits. Of this amount, $9.9 million had a remaining term of three months or less. The following table sets forth the amount of Century's certificates of deposit of $100,000 or more, by time remaining until maturity, as of December 31, 2000 and 1999:

                       Time Deposits of $100,000 or More
                            (Dollars in Thousands)

                                                              December 31,
                                                          -------------------
                                                           2000         1999
                                                          -------------------
     Maturity Period:

     Three months or less                                $ 9,851      $ 5,353
     Over three months through twelve months              41,343       30,522
     Over twelve months                                   11,658        4,916
                                                         --------------------
     Total                                               $62,852      $40,791
                                                         ====================


     Borrowings

     Borrowings consist of advances from the Federal Home Loan Bank of Atlanta (FHLBA), deposits received in Century's U.S. Treasury Tax and Loan Account, and securities sold under repurchase agreements. Balances outstanding and effective rates of interest are shown in the tables below for the years ending December 31, 2000, 1999 and 1998:

                                  Borrowings
                            (Dollars in Thousands)

                                                                                  Year Ended December 31,
                                                                     -------------------------------------------------
                                                                        2000               1999                1998
                                                                     -------------------------------------------------
     Federal Home Loan Bank of Atlanta:
     Ending balance                                                    $20,389             $29,301              $6,513
     Daily average balance for the period                               19,752              12,534               6,911
     Maximum outstanding balance at
      a month-end during the period                                     25,644              41,854               7,222
     Daily average interest rate for the period                           6.40%               6.18%               6.81%
     Average interest rate on period end balance                          6.36                5.21                6.74

     Treasury Tax and Loan Account:
     Ending balance                                                    $   343             $   599              $  589
     Daily average balance for the period                                  403                 357                 361
     Maximum outstanding balance at
      a month-end during the period                                        630                 599               2,101
     Daily average interest rate for the period                           5.72%               4.27%               4.79%
     Average interest rate on period end balance                          6.92                4.56                4.45

     Securities sold under repurchase agreements:
     Ending balance                                                    $20,288             $10,566              $4,023
     Daily average balance for the period                               17,444               6,879               2,555
     Maximum outstanding balance at
      a month-end during the period                                     29,464              11,595               5,061
     Daily average interest rate for the period                           5.27%               3.99%               3.74%
     Average interest rate on period end balance                          5.37                4.34                3.57

     The following table shows the details of Century's fixed and variable rate advances from the FHLBA, with original maturities in excess of one year, as of December 31, 2000:

                                  Borrowings
                            (Dollars in Thousands)

                                                  December 31, 2000
                                   --------------------------------------------
 Advance            Amount         Outstanding         Current        Long-Term       Interest       Maturity          Repayment
   Date            Borrowed          Balance           Portion         Portion          Rate           Date              Terms
-------           ---------        -----------         -------        ---------       --------       --------          ---------
2/08/96        $     800           $     800         $     -       $      800           6.30%        2/08/06        due at maturity
5/16/96            1,000               1,000               -            1,000           7.34         5/16/06        due at maturity
6/24/96            1,000                 550             100              450           6.94         6/24/06           semi-annual
10/10/96             300                 300               -              300           6.85        10/10/01        due at maturity
10/10/96           2,000                 400             400                -           6.57        10/10/01           quarterly
10/10/96           2,400                 800             400              400           6.66        10/10/02           quarterly
9/25/97              573                 539              12              527           6.62         9/25/17           monthly
4/22/99            3,000               3,000               -            3,000           5.01         4/22/04        due at maturity
4/23/99            3,000               3,000               -            3,000         variable       4/23/04        due at maturity
3/22/00            5,000               5,000               -            5,000           6.18         3/22/10        due at maturity
5/24/00            5,000               5,000               -            5,000           6.69         5/24/10        due at maturity
               ---------           ---------         -------       ----------
Total          $  24,073           $  20,389         $   912       $   19,477
               =========           =========         =======       ==========


     At December 31, 2000, Century is indebted to an unaffiliated bank in the amount $1.9 million consisting of a short-term note maturing in June 2001 and a long-term note maturing in September 2001. Both notes bear interest at the prime rate (as defined) plus 25 basis points and are adjusted annually.

     At December 31, 2000, Facility Holdings, a wholly-owned subsidiary of Century, is indebted to an unaffiliated bank in the amount of $780,000. The note bears interest at the prime rate (as defined) plus 25 basis points. The loan matures in June 2001 and is secured by the real property operated as a bank branch in Alexandria, Virginia.

     Preferred Securities of Subsidiary Trust

     Transaction Structure. During the first quarter of 2000, Century formed a new, wholly-owned statutory business trust, Century Capital Trust I (the Trust), which issued $8.8 million of capital securities (the Capital Securities) to a third party. The Trust invested the proceeds in an equivalent amount of junior subordinated debt securities of Century bearing an interest rate equal to the rate on the Capital Securities. These debt securities, which are the only assets of the Trust, are subordinate and junior in right of payment to all present and future senior indebtedness (as defined in the indenture) and certain other financial obligations of Century. Century has fully and unconditionally guaranteed the Trust's obligations under the Capital Securities.

     For financial reporting purposes, the Trust is treated as a subsidiary of Century and consolidated in the corporate financial statements. The Capital Securities are presented as a separate category of long-term debt on the Consolidated Statements of Financial Condition entitled "Preferred Securities of Subsidiary Trust." The Capital Securities are not included as a component of stockholders' equity in the Consolidated Statements of Financial Condition. For regulatory purposes, however, the Federal Reserve Board treats the Capital Securities as Tier 1 or Tier 2 capital.

     The Capital Securities pay cash distributions semiannually at an annual rate of 10.875% of the liquidation preference. Distributions to the holders of the Capital Securities are included in interest expense, within the category entitled "Interest on borrowings." Under the provisions of the subordinated debt, Century has the right to defer payment of interest on the subordinated debt at any time, or from time to time, for periods not exceeding five years. If interest payments on the subordinated debt are deferred, the distributions on the Capital Securities are also deferred. Interest on the subordinated debt is cumulative.

     Subject to the prior approval of the Federal Reserve Board, the Capital Securities, the assets of the Trust, and the common securities issued by the Trust are redeemable at the option of Century in whole or in part on or after March 8, 2010, or at any time, in whole but not in part, from the date of issuance, upon the occurrence of certain events.

     Impact on Financial Condition and Results of Operation. The treatment of the Capital Securities as Tier 1 or Tier 2 capital, in addition to the ability to deduct the expense of the junior subordinated debt securities for federal income tax purposes, provided Century with a cost-effective method of raising capital to support continued expansion activities in the Washington, DC metropolitan area through the establishment and/or acquisition of additional branch offices and possible corporate acquisitions.

     Taking the underwriting discount into account, the Capital Securities have an effective interest cost to Century of 11.1% per annum. To mitigate the negative impact of this interest cost on Century's consolidated net income, CNB invested $8.465 million of its liquid assets in a diversified portfolio of investment-grade corporate and municipal obligations with a weighted-average taxable-equivalent yield of 9.11%. Additionally, CNB entered into two wholesale leveraging transactions in which it borrowed a total of $10 million at a weighted-average cost of 6.44 % and invested the proceeds in federal agency and municipal obligations with a weighted-average taxable-equivalent yield of 7.99%.

     Return on Equity and Assets

     Return on average assets (ROA) is determined by dividing annual net income by average assets and generally indicates an institution's ability to use its assets profitably. Return on average equity (ROE) is determined by dividing annual net income by average stockholders' equity and indicates the effectiveness of an institution in generating net income from the capital invested by its stockholders. The following table sets forth Century's ROA and ROE for the periods indicated:

                          Return on Equity and Assets

                                                                      Year Ended December 31,
                                                      ----------------------------------------------------
                                                             2000                 1999                1998
                                                      ----------------------------------------------------
Return on average assets                                     0.30%                0.32%               0.30%
Return on average equity                                     4.60                 4.09                3.36
Period-end equity to total assets                            5.89                 6.67                8.81

     Exclusive of after-tax merger-related expenses of $333,000 incurred in 2000, ROA and ROE for 2000 were 0.40% and 6.06% respectively.

     Liquidity

     Century's Asset/Liability Management Policy is intended to maintain adequate liquidity for Century and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements and otherwise sustain operations. Century accomplishes this primarily through management of the maturities of its interest-earning assets and interest-bearing liabilities. Century believes that its present liquidity position is adequate to meet its current and future needs.

     Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. The asset liquidity of CNB is maintained in the form of vault cash, demand deposits with commercial banks, federal funds sold, interest bearing deposits with other financial institutions, short-term investment securities, other investment securities available-for-sale, and short-term loans. Century has defined "cash and cash equivalents" as those amounts included in cash and due from banks and federal funds sold. As of December 31, 2000, CNB had cash and cash equivalents of $20.2 million, a decrease of $4.3 million, when compared with the $24.5 million at December 31, 1999.

     Liability liquidity is provided by access to core funding sources, principally various customers' deposit accounts in Century's market area. As a member of the Federal Home Loan Bank of Atlanta (FHLBA), Century is authorized to borrow up to 20% of its assets, on a short-term or long-term basis, secured by a blanket pledge of its portfolio of 1-to-4-family residential mortgage loans, investment securities and other collateral. At December 31, 2000, Century had total credit availability from the FHLBA of $81.9 million. Century also has approved lines of credit from larger correspondent banks to borrow excess reserves on an overnight basis (federal funds purchased) in the amount of $5.7 million and to borrow on a secured basis (repurchase agreements) in the amount of $5.0 million. As of December 31, 2000, there were no federal funds purchased, customer repurchase agreements amounted to $20.3 million, and Century had outstanding borrowings of $20.4 million from the FHLBA in the form of fixed and variable rate advances with an average interest rate of 6.36%. Century utilizes fixed rate term credit advances from the FHLBA to manage interest rate risk by match funding fixed rate real estate loans of comparable terms and maturities.

     Century's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities was $3.3 million for the year ended December 31, 2000. Net cash used in investing activities was $38.0 million for 2000, as a result of the $82.3 million net increase in loans and investment securities which was partially offset by the acquisition of deposits, net of assets acquired of $44.9 million. Net cash provided by financing activities for 2000 of $30.4 million, which resulted from a $21.0 million increase in deposits, an increase of $9.7 million from customer repurchase accounts, and proceeds of $200,000 from the exercise of options for common stock, partially offset by a decrease of $517,000 in borrowings and the purchase of 6,500 shares of treasury stock for $39,000.

     Net cash provided by operating activities was $3.1 million for the year ended December 31, 1999. Net cash used in investing activities was $52.1 million for 1999, as a result of the $52.4 million net increase in loans and investment securities which was partially offset by the acquisition of deposits, net of assets acquired of $2.9 million. Net cash provided by financing activities for 1999 was $52.0 million which resulted from a $22.8 million increase in deposits, an increase of $23.2 million in borrowings, an increase of $6.5 million from customer repurchase accounts, and proceeds of $60,000 from the exercise of options for common stock, partially offset by the purchase of 136,500 shares of treasury stock for $790,000.

     In the ordinary course of business, Century enters into commitments to make loans and fund letters of credit, and Century is also a party to operating leases with respect to its banking quarters. Details of these commitments may be found in the accompanying Notes to Consolidated Financial Statements.

     Century had cash on hand in the amount of $860,000 at the holding company level at December 31, 2000. Century anticipates using these funds as working capital available to support the future growth of the franchise as well as to pay normal operating expenses. Additionally, working capital is further supported by dividends available from CNB, subject to certain regulatory restrictions generally applicable to national banks.

     Capital Resources

     Total stockholders' equity as of December 31, 2000 was $24.2 million, an increase of $2.7 million in 2000 compared to stockholders' equity of $21.5 as of December 31, 1999.

     The OCC has established certain minimum risk-based capital standards that apply to national banks, and Century is subject to certain capital requirements imposed by the Federal Reserve Board. At December 31, 2000, CNB exceeded all applicable regulatory capital requirements for classification as a "well capitalized" bank, and Century satisfied all applicable regulatory requirements imposed on it by the Federal Reserve Board. See Note 12 of the Notes to Consolidated Financial Statements.

     Impact of Inflation, Changing Prices and Monetary Policies

     The primary effect of inflation on the operations of Century is reflected in increased operating costs. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of Century, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policy such as seeking to curb inflation and combat recession by its open market operations in United States government securities, control of the discount rate applicable to borrowing by banks, and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on Century and its results of operations are not predictable.

     New Financial Accounting Standards

     In June 2001, SFAS No. 141, "Business Combinations," was issued. SFAS 141 requires that all business combinations be accounted for by a single methodCthe purchase method. SFAS 141 further requires that intangible assets be recognized apart from goodwill only if they meet one of two criteriaCthe contractual-legal criterion or the separability criterion. The disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption is also required. SFAS 141 applies to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

     In June 2001, SFAS No. 142, "Goodwill and Other Intangible Assets," was issued. SFAS 142 adopts a more aggregate view of goodwill and bases the accounting for goodwill on the units of the combined entity into which an acquired entity is integrated. Furthermore, goodwill and other intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment using specific guidance. Additional supplemental disclosures of information about goodwill and other intangibles in the years subsequent to their acquisitions are also required. The provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001, except that all goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the nonamortization and amortization provisions. Since goodwill and some intangible assets will no longer be amortized, the reported amounts of goodwill and intangible assets will not decrease at the same time and in the same manner as under previous standards which could lead to more volatility in reported income because impairment losses are likely to occur irregularly and in varying amounts.

           SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF
                     CENTURY STOCKHOLDERS AND RIGHTS THOSE
                  PERSONS WILL HAVE AS STOCKHOLDERS OF UNITED


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                     Century                                 United
------------------------------------------------------------------------------------------------
Corporate            The rights of Century stockholders      The rights of United stockholders
Governance:          are governed by Delaware corporate      are governed by West Virginia law
                     law and the certificate of              and the articles of incorporation
                     incorporation and bylaws of Century.    and bylaws of United.
------------------------------------------------------------------------------------------------

Board of             Century's board currently consists      The United board consists of 17
Directors:           of 11 directors, all of whom are        directors, and, immediately
                     elected annually.                       following the merger will consist of
                                                             18 directors, all of whom are
                                                             elected annually.
------------------------------------------------------------------------------------------------

Election of          Under Delaware law and the              United stockholders are allowed to
Directors:           provisions of Century's certificate     cumulate their votes in the election
                     of incorporation, stockholders are      of directors.  Each share of United
                     not entitled to cumulate votes in       stock may be voted for as many
                     the election of directors.  Each        individuals as there are directors
                     share of Century has one vote for       to be elected.  Directors are
                     each nominee for director. The          elected by a plurality of the votes
                     directors of Century are elected by     cast by the holders entitled to vote
                     a plurality of the votes cast by the    at the meeting.
                     holders entitled to vote at the
                     meeting, though they are not
                     required to be elected by written
                     ballot.
------------------------------------------------------------------------------------------------

Removal of           Delaware law and the bylaws of          Under West Virginia law any member
Directors:           Century permit the removal, with or     of the board may be removed, with or
                     without cause, of any director or       without cause, by the affirmative
                     the entire board of directors by the    vote of a majority of all the votes
                     holders of a majority of shares then    entitled to be cast for the election
                     entitled to vote at an election of      of directors.
                     directors.
------------------------------------------------------------------------------------------------

Merger:              Under Delaware law, a merger may        Under West Virginia law, a merger
                     become effective without the            may become effective without the
                     approval of the surviving               approval of the surviving
                     corporation's stockholders in           corporation's stockholders in
                     certain circumstances.  Where           certain circumstances.  Where
                     stockholder approval is required,       stockholder approval is required,
                     the merger must be approved by the      the merger must be approved by the
                     holders of a majority of the            stockholders of the corporation by
                     outstanding shares entitled to vote     the affirmative vote of at least a
                     unless the certificate of               majority of all the votes entitled
                     incorporation provides for a higher     to be cast on the matter unless a
                     number. The certificate of              different number is specified in the
                     incorporation of Century                articles of incorporation. The United
                     provides that in the event of a         articles of incorporation do not
                     merger requiring stockholder            provide for a different number.
                     approval, the affirmative vote or
                     consent of the holders of at least
                     two-thirds, rather
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                    Century                                 United
------------------------------------------------------------------------------------------------
                    than a majority, of the outstanding
                    shares of capital stock of the
                    corporation entitled to vote shall be
                    required to take such action.
------------------------------------------------------------------------------------------------

Vote Required for   Delaware law provides that in all       West Virginia law provides that on
Certain             matters other than the election of      matters other than the election of
Stockholder         directors, the affirmative vote of      directors and certain extraordinary
Actions:            the majority of the shares present      corporate actions, if a quorum is
                    or represented by proxy at the          present, the affirmative vote of a
                    meeting and entitled to vote on the     majority of the shares represented
                    subject matter shall be the act of      or stockholders present at the
                    the stockholders, unless the vote of    meeting entitled to vote shall be
                    a greater number is required by law     the act of the stockholders, unless
                    or the certificate of incorporation     the vote of a greater number is
                    or bylaws.                              required by law or the articles of
                                                            incorporation or bylaws.  The
                    The certificate of incorporation of     articles of incorporation or bylaws
                    Century provides that an amendment      of United do not require a greater
                    of the certificate of incorporation,    number.  An abstention is not
                    a merger or consolidation of the        considered a "vote cast" for
                    corporation, a sale, lease or           purposes of the voting requirements,
                    exchange of all or substantially all    but a stockholder who abstains in
                    of the assets of the corporation,       person or by proxy is considered
                    the adoption of a plan of               present for purposes of the quorum
                    dissolution or liquidation or           requirement.
                    revocation of a dissolution must be
                    approved by the affirmative vote or     Under West Virginia law, a
                    consent of the holders of at least      consolidation, merger, share
                    two-thirds, rather than a majority,     exchange or transfer must be
                    of the outstanding shares of capital    approved by the stockholders of the
                    stock of the corporation or such        corporation by the affirmative vote
                    class or series thereof entitled to     of a majority of all votes entitled
                    vote.                                   to be cast on the matter.  The
                                                            articles of incorporation of United
                                                            do not provide for a different
                                                            number.
------------------------------------------------------------------------------------------------

Amendment of        Under Delaware law, the certificate     Under West Virginia law, the United
Charter and         of incorporation of Century may be      articles of incorporation or bylaws
Bylaws:             amended by the affirmative vote of a    may be amended by the affirmative
                    majority of the outstanding stock       vote of a majority of all votes of
                    entitled to vote on the amendment at    stockholders entitled to be cast on
                    a stockholders' meeting and a           the matter, unless a different
                    majority of each class entitled to      number is specified in the articles
                    vote on the amendment as a class,       of incorporation.  The articles of
                    unless the vote of a greater            incorporation of United do not
                    number is required.  Century's          specify a different number.
                    certificate of incorporation
                    provides that where Delaware law        Under West Virginia law and United's
                    requires stockholder approval to        bylaws, both the board of directors
                    amend the                               and stockholders have the power to
                                                            amend
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                    Century                                 United
------------------------------------------------------------------------------------------------
                    certificate of incorporation, the       the bylaws.
                    affirmative vote of the holders of
                    at least two-thirds, rather than a
                    majority, of the outstanding shares
                    of capital stock of the corporation
                    or such class or series thereof
                    entitled to vote shall be required.

                    Under Delaware law, the power to
                    amend bylaws resides in the
                    stockholders entitled to vote,
                    provided that a corporation may, in
                    its certificate of incorporation,
                    confer the power to amend the bylaws
                    upon the directors. The fact that
                    such power has been conferred on the
                    directors does not divest nor limit
                    the power of the stockholders to
                    amend the bylaws. Century's
                    certificate of incorporation
                    provides that the board of directors
                    is authorized to amend the bylaws.
------------------------------------------------------------------------------------------------

Stockholder         Under Delaware law, unless otherwise    Under West Virginia law, common
Actions Without     provided in a corporation's             stockholders may act without a
a Meeting:          certificate of incorporation,           meeting if a written consent which
                    stockholders may act by written         describes the action is signed by
                    consent signed by the holders of        all the stockholders entitled to
                    outstanding shares having not less      vote on the matter and is filed with
                    than the minimum number of votes        the records of stockholder meetings.
                    necessary to take such action at a
                    meeting.  Century's certificate of
                    incorporation provides that any
                    action required to be taken or that
                    may be taken at any annual or
                    special meeting of stockholders of
                    the corporation may not be taken by
                    written consent without a meeting,
                    prior notice and a vote.
------------------------------------------------------------------------------------------------

Special Meetings    Stockholders of a Delaware              A special meeting of stockholders of
of Stockholders:    corporation do not have a right to      a West Virginia corporation may be
                    call a special meeting of               called by the board of directors, at
                    stockholders unless such a right is     least 10% of the stockholders, or
                    provided for in the corporation's       any person designated in the
                    certificate of incorporation or         articles of incorporation or bylaws.
                    bylaws.  Century's certificate of
                    incorporation and bylaws provide
                    that special meetings may be called
                    by (a) the president, (b) the board
                    of directors, or (c) the president
                    or secretary at the
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                    Century                                 United
------------------------------------------------------------------------------------------------
                    request in writing of (i) a
                    majority of the board of directors,
                    or (ii) stockholders owning a
                    majority in amount of the entire
                    capital stock of the corporation
                    issued and outstanding and entitled
                    to vote.
------------------------------------------------------------------------------------------------

Dividends:          A Delaware corporation may pay          A West Virginia corporation
                    dividends out of surplus.  If there     generally may pay dividends in cash,
                    is no surplus, dividends may be         property or its own shares out of
                    declared out of net profits for the     the unreserved and unrestricted
                    current or preceding fiscal year        earned surplus except when the
                    unless the capital of the               corporation is insolvent or the
                    corporation has been decreased to an    payment of the dividend would cause
                    amount less than the aggregate          the corporation to become insolvent.
                    amount of the capital represented
                    by the issued and outstanding stock
                    having a preference on the
                    distribution of assets.
------------------------------------------------------------------------------------------------

Appraisal Rights:   Under Delaware law, the rights of       Under West Virginia law,
                    stockholders to dissent and obtain      stockholders are generally entitled
                    the fair value of their shares in an    to object and receive payment of the
                    appraisal proceeding may be             fair value of their stock in the
                    available in connection with a          event that the corporation enters
                    statutory merger or consolidation in    into a consolidation, merger,
                    certain specific situations.            transfer of all or substantially all
                    Appraisal rights are not available      of the corporation's assets, or
                    to a corporation's stockholders when    participation in a share exchange as
                    the corporation will be the             the corporation the stock of which
                    surviving corporation and no            is to be acquired.
                    stockholder vote is required to
                    approve the merger.

                    A Delaware corporation's
                    certificate of incorporation may
                    provide that appraisal rights shall
                    be available to stockholders in the
                    event of an amendment to its
                    certificate of incorporation, any
                    merger or consolidation in which
                    the corporation is a constituent
                    corporation or the sale of all or
                    substantially all of the assets of
                    the corporation. Century's
                    certificate of incorporation does
                    not provide for such rights.
                    Stockholders of a Delaware
                    corporation also do not have
                    appraisal rights in
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                    Century                                 United
------------------------------------------------------------------------------------------------
                    connection with a merger where,
                    on the record date fixed to
                    determine the stockholders entitled
                    to vote on the merger, the
                    corporation's stock is listed on a
                    national securities exchange,
                    listed on The Nasdaq National
                    Market System or held of record by
                    more than 2,000 stockholders,
                    unless the stockholder is required
                    to accept (i) any consideration
                    other than shares of stock or
                    depository receipts of the
                    surviving corporation or any other
                    corporation, which at the effective
                    date of the merger, will be listed
                    on a national securities exchange
                    or The Nasdaq National Market
                    System or held of record by more
                    than 2,000 stockholders, (ii) cash
                    in lieu of fractional shares or
                    fractional depository receipts of a
                    corporation described above or
                    (iii) any combination of the above.
------------------------------------------------------------------------------------------------
Restrictions on     Delaware General Corporation Law        West Virginia corporate law does not
Business            Section 203 prohibits transactions      contain statutory provisions
Combinations:       between a corporation and an            concerning restrictions on business
                    interested stockholder for a            combinations.
                    three-year period following the
                    time the interested stockholder
                    became such unless certain
                    conditions are met. Generally, an
                    interested stockholder is anyone
                    who owns 15% or more of a
                    corporation and the affiliates and
                    the associates of such person. If
                    the interested stockholder does not
                    get prior board approval of the
                    business combination or obtain 85%
                    of the voting stock of the
                    corporation in the transaction in
                    which it becomes interested, the
                    stockholder cannot engage in a
                    business combination for three
                    years unless the business
                    combination is approved both by the
                    directors and by the affirmative
                    vote of two thirds of the
                    outstanding voting stock not owned
                    by the interested stockholder.
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------------------------------------------------------------------------------------------------
                    Century                                 United
------------------------------------------------------------------------------------------------
Discharge of        Delaware law states that directors      West Virginia law requires that a
Duties;             owe fiduciary duties to the             director of a West Virginia
Exculpation and     corporation and its stockholders to     corporation discharge duties as a
Indemnification:    act in the best interests of the        director in good faith, in a manner
                    corporation with undivided and          reasonably believed to be in the
                    unselfish loyalty and with the care     best interest of the corporation and
                    in the management of the                with the care that an ordinary,
                    corporation's business that ordinary    prudent person in a like position
                    and careful and prudent persons         would use under similar
                    would use in similar circumstances      circumstances.  United's articles of
                    in the handling of their own affairs.   incorporation provide that each
                                                            director or officer of United shall
                    Delaware law and Century's bylaws       be indemnified for costs and
                    provide that Century may indemnify a    expenses arising out of any criminal
                    director, officer, agent or employee    or civil suit or proceeding against
                    if he acted in good faith an in a       the director or officer by reason of
                    manner he reasonably believed to be     being a director or officer of
                    in or not opposed to the best           United.  However, a director or
                    interests of Century, and, with         officer shall not be indemnified if
                    respect to any criminal action or       he or she is adjudged in such suit
                    proceeding, had no reasonable cause     or proceeding to be liable for gross
                    to believe his conduct was unlawful.    negligence or willful misconduct in
                    Additionally, Century may advance       performance of a duty owed to the
                    expenses incurred by such person        corporation.
                    in any proceeding upon receipt of
                    an undertaking by or on behalf of
                    the director, officer, employee or
                    agent to repay such amount if it is
                    ultimately determined that he is
                    not entitled to indemnification by
                    Century. Century's certificate of
                    incorporation also provides that no
                    director shall be personally liable
                    for breach of fiduciary duty as a
                    director, except for any liability
                    of a director (a) for any breach of
                    the director's duty of loyalty to
                    Century or its stockholders, (b)
                    for acts or omissions not in good
                    faith or which involve intentional
                    misconduct or a knowing violation
                    of the law, (c) under Section 174
                    of the Delaware General Corporation
                    Law, relating to unlawful payment
                    of dividends or unlawful stock
                    purchases or redemptions, or (d)
                    for any transaction from which the
                    director derived an improper
                    personal benefit. In accordance
                    with Delaware law and the
                    certificate of incorporation and
                    bylaws, Century may indemnify any
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                    Century                                 United
------------------------------------------------------------------------------------------------
                    director, officer, agent or
                    employee made a party to any
                    derivative proceeding if he acted
                    in good faith and in a manner he
                    reasonably believed to be in or not
                    opposed to the best interest of
                    Century, except that no
                    indemnification shall be made where
                    such person is adjudged liable for
                    negligence or misconduct in the
                    performance of his duty to Century
                    unless the court determines that
                    such person is fairly and
                    reasonably entitled to indemnity.
                    Under Delaware law, a director,
                    officer, employee or agent of
                    Century who is successful, on the
                    merits or otherwise, in any
                    proceeding shall be indemnified by
                    Century for reasonably incurred
                    expenses, including attorneys'
                    fees.
------------------------------------------------------------------------------------------------

Stockholder         Century's bylaws provide that a         United's bylaws provide that any
Business and        stockholder who desires to bring up     stockholder entitled to vote at a
Nominations:        any new business (including             meeting of stockholders who desires
                    nomination of any person for            to nominate any person for election
                    election as director) at an annual      as director, must give written
                    meeting must give notice of such new    notice to United no later than ten
                    business to Century not less than       (10) days from the date the notice
                    sixty days in advance of the date of    of the meeting of stockholders was
                    Century's notice of annual meeting      mailed; however, if the notice is
                    given in connection with the            mailed less than thirteen (13) days
                    previous year's annual meeting.  In     prior to the meeting, such
                    the case of a special meeting, the      nomination(s) must be received no
                    stockholder's notice must be            later than three (3) days prior to
                    received by Century a reasonable        the meeting.  If nomination by the
                    time prior to the date of the           stockholder is not given in proper
                    meeting to allow sufficient time for    form, including all required or
                    the dissemination of information to     requested information, and in a
                    stockholders; provided, however,        timely manner, the nomination will
                    that if at least thirty calendar        not be considered.
                    days notice of the meeting has been
                    given to stockholders, a
                    stockholders' notice must be
                    received by Century no later than
                    ten days prior to the date of the
                    meeting.  Business timely submitted
                    by a stockholder in accordance with
                    the procedures set forth in
                    Century's bylaws and including all
                    required information will be
                    considered at the meeting of
                    stockholders, unless the board of
                    directors determines that the
                    proposed business should not be
                    conducted at such meeting.
------------------------------------------------------------------------------------------------

                                 LEGAL MATTERS

     Bowles Rice McDavid Graff & Love PLLC, counsel to United, will pass upon the validity of the shares of United common stock to be issued in connection with the merger, and has passed and will pass on the material federal income tax consequences of the merger to the stockholders of United. F. T. Graff, Jr., a member of the board of directors of United, is a partner in the law firm of Bowles Rice McDavid Graff & Love PLLC in Charleston, West Virginia. Bowles Rice McDavid Graff & Love PLLC rendered legal services to United and UNB during 2000 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice McDavid Graff & Love PLLC represent less than 5% of that firm's revenues for 2000.

     Bracewell & Patterson, L.L.P., counsel to Century, has passed and will pass on the material federal income tax consequences of the merger to the
stockholders of Century.   Mr. John R. Cope, a director and officer of Century
and CNB, is a partner in the law firm of Bracewell & Patterson, L.L.P. Mr. Cope and other partners of Bracewell & Patterson, L.L.P. own in the aggregate less than one percent of the shares of Century's common stock outstanding.

                                    EXPERTS

     The consolidated financial statements of United incorporated by reference in United's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


     The consolidated financial statements of Century and subsidiaries as of December 31, 2000, and 1999, and for each of the years in the three-year period ended December 31, 2000, have been included in this proxy statement/prospectus in reliance upon the report, giving consideration to the explanatory paragraph in such report, of KPMG LLP, independent certified public accountants, included and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of GrandBanc, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, which are incorporated by reference in this proxy statement/prospectus of United Bankshares, Inc. from Century Bancshares, Inc.'s Current Report on Form 8-K dated September 13, 2001 have been audited by Stegman & Company, independent certified public accountants, as indicated in their report with respect thereto, and have been incorporated herein upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     United has filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 to register the United common stock to be issued in the merger. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits thereto. The registration statement, including the attached exhibits and schedules, contains additional relevant information about United and the United common stock. This proxy statement/ prospectus is a part of the registration statement and is a prospectus of United in addition to being Century's proxy statement for the special meeting.

     In addition to filing this registration statement with the SEC, Century and United file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

  Public Reference Room          Chicago Regional Office
  450 Fifth Street, N.W.         500 West Madison Street
  Room 1024                      Suite 1400
  Washington, D.C. 20549         Chicago, Illinois 60661

     You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like United and Century, who file electronically with the SEC. The address of that site is http://www.sec.gov. You may access additional information about Century at its web site at http://www.centurybank.com.

     The SEC allows United and Century to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that United and Century have previously filed with the SEC. These documents contain important information about United and Century and their businesses.

Century SEC Filings (SEC File No. 0-16234)
 .    Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and
     June 30, 2001;
 .    Annual Report on Form 10-K for the year ended December 31, 2000;
 .    Current Reports on Form 8-K filed on January 19, March 16, May 17 (as amended by Current Report on Form 8-K/A filed on May 17, 2001), June 14, 2001, and September 13, 2001.

United SEC Filings (SEC File No. 0-13322)
 .    Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and
     June 30, 2001;
 .    Annual Report on Form 10-K for the year ended December 31, 2000;
 .    Current Reports on Form 8-K dated January 22, 2001, April 20, 2001, June
     14, 2001, and July 18, 2001.

     United and Century also incorporate by reference additional documents that may be filed under Sections 13(a) and 15(d) of the Securities Exchange Act with the SEC between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

     Upon your written or oral request, Century and United will provide you without charge a copy of this proxy statement/prospectus and a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement/prospectus incorporates. Your written or oral requests for copies of this proxy statement/prospectus and documents Century or United have incorporated by reference should be directed to:

               United Bankshares, Inc.       Century Bancshares, Inc.
               Attn: Investor Relations      Attn: Investor Relations
               514 Market Street             1275 Pennsylvania Avenue, NW
               Parkersburg, WV  26102        Washington, DC 20004
               (304) 424-8800                (202) 496-4100

     To obtain timely delivery, you must make a written or oral request for a copy of such information by November 29, 2001.

     You should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with information different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is not an offer to sell these securities, nor solicitation of an offer to buy these securities in any state where the offer or sale of these securities is not permitted. The information in this proxy statement/prospectus is delivered to you after the proxy statement/prospectus date.

                         INDEX TO FINANCIAL STATEMENTS

Century Bancshares, Inc.                                                                                               Page
                                                                                                                       ----
Audited Annual Financial Statements:
         Independent Auditors' Report.................................................................................   F-2
         Consolidated Statements of Financial Condition as of December 31, 2000 and 1999..............................   F-3
         Consolidated Statements of Operations for Years Ended
                  December 31, 2000, 1999 and 1998....................................................................   F-4
         Consolidated Statements of Stockholders' Equity for Years Ended
                  December 31, 2000, 1999 and 1998....................................................................   F-5
         Consolidated Statements of Cash Flows for Years Ended
                  December 31, 2000, 1999 and 1998....................................................................   F-6
         Notes to Consolidated Financial Statements...................................................................   F-7

Unaudited Interim Financial Statements:
         Consolidated Statements of Financial Condition as of June 30, 2001 and
                  December 31, 2000...................................................................................  F-30
         Consolidated Statements of Operations for Three and Six Months Ended
                  June 30, 2001 and 2000..............................................................................  F-31
         Consolidated Statements of Stockholders' Equity for Six Months Ended
                  June 30, 2001 and 2000..............................................................................  F-32
         Consolidated Statements of Cash Flows for Six Months Ended June 30, 2001 and 2000............................  F-33
         Notes to Consolidated Financial Statements (Unaudited).......................................................  F-34

                         Independent Auditors' Report


The Board of Directors
Century Bancshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of Century Bancshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of Century's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

The consolidated financial statements of Century Bancshares, Inc. and subsidiaries have been restated to reflect the 2001 pooling of interests transaction with GrandBanc, Inc. and subsidiaries as described in Note 16 to the consolidated financial statements. We did not audit the financial statements of GrandBanc, Inc. and subsidiaries, prior to their restatement, which statements reflect total assets constituting 29% in 2000 and 36% in 1999, and net interest income constituting 28% in 2000, 33% in 1999 and 38% in 1998 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for GrandBanc, Inc. and subsidiaries, prior to their restatement for the pooling of interests as described in Note 16, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Bancshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

McLean, VA
January 18, 2001, except for Note 16,
     which is as of August 29, 2001

Century Bancshares, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
Years ended December 31, 2000 and 1999

                                                                                   2000                        1999
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                       $  13,133,004               $  13,521,080
Federal funds sold                                                                7,078,260                  11,023,769
Interest bearing deposits in other banks                                            310,333                  19,667,075
Investment securities available-for-sale, at fair value                          91,722,426                  61,462,060
Investment securities held-to-maturity, at cost,
         fair value of $21,163,732 and $5,837,867
         in 2000 and 1999, respectively                                          20,389,131                   5,966,403
Loans, net of unearned income                                                   259,368,250                 197,069,472
Less: allowance for credit losses                                                (2,958,213)                 (2,209,275)
                                                                             --------------              --------------
Loans, net                                                                      256,410,037                 194,860,197
Bank premises, leasehold improvements, furniture, and equipment, net              6,079,063                   5,264,035
Accrued interest receivable                                                       3,037,344                   1,902,756
Loans held for sale                                                                 390,010                     439,600
Intangibles, net                                                                  5,834,499                   2,693,104
Net deferred taxes                                                                3,642,736                   3,868,009
Other real estate owned                                                                   -                     114,223
Other assets                                                                      1,630,500                   1,293,545
                                                                             --------------              --------------
         Total Assets                                                         $ 409,657,343               $ 322,075,856
                                                                             --------------              --------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
         Noninterest-bearing                                                  $  60,159,668               $  47,208,850
         Interest-bearing                                                       269,019,073                 207,947,080
                                                                             --------------              --------------
Total deposits                                                                  329,178,741                 255,155,930
Federal funds purchased and securities sold under
     agreements to repurchase                                                    20,287,760                  10,565,573
Long term debt:
      FHLB advances                                                              20,389,080                  11,301,355
      Preferred securities of subsidiary trust                                    8,800,000                           -
      Other                                                                         177,500                     192,500
Other borrowings                                                                  2,822,842                  20,948,868
Other liabilities                                                                 3,835,366                   2,431,137
                                                                             --------------              --------------
         Total Liabilities                                                      385,491,289                 300,595,363
                                                                             --------------              ---------------

Stockholders' Equity:
Common stock, $1 par value; 10,000,000 shares authorized;
         4,448,692 and 4,201,904 shares issued at
         December 31, 2000 and 1999, respectively                                 4,448,692                   4,201,904
Additional paid in capital                                                       25,117,038                  23,724,788
Deficit                                                                          (4,313,140)                 (3,918,210)
Treasury stock, at cost, 143,000 and 136,500 shares at
      December 31, 2000 and 1999, respectively                                     (828,806)                   (789,863)
Other comprehensive income (loss), net of tax effect                               (257,730)                 (1,738,126)
                                                                             --------------              ----------------
         Total Stockholders' Equity                                              24,166,054                  21,480,493
Commitments and contingencies
                                                                             --------------              ----------------
         Total Liabilities and Stockholders' Equity                           $ 409,657,343               $ 322,075,856
                                                                             --------------              ----------------

See accompanying notes to consolidated financial statements.

Century Bancshares, Inc. and Subsidiaries
Consolidated Statements of Operations
Years ended December 31, 2000, 1999 and 1998


                                                                      2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
Interest income:
         Interest and fees on loans                              $   20,757,348     $ 17,155,994    $   16,430,799
         Interest on federal funds sold                                 809,623          368,172           565,049
         Interest on deposits in other banks                            466,718          646,800           708,431
         Interest on securities available-for-sale                    4,728,227        3,470,852         1,676,189
         Interest on securities held-to-maturity                      1,042,508          191,570           184,035
                                                                ---------------------------------------------------
Total interest income                                                27,804,424       21,833,388        19,564,503

Interest expense:
         Interest on deposits:
               Savings accounts                                       1,072,424        1,003,045           926,747
               NOW accounts                                             437,667          431,043           497,739
               Money market accounts                                  1,597,282        1,010,974         1,131,706
               Certificates under $100,000                            4,566,077        3,907,316         3,381,497
               Certificates $100,000 and over                         2,711,784        1,992,017         1,813,192
                                                                ---------------------------------------------------
         Total interest on deposits                                  10,385,234        8,344,395         7,750,881
         Interest on other borrowings                                 3,202,056        1,218,723           804,166
                                                                ---------------------------------------------------
Total interest expense                                               13,587,290        9,563,118         8,555,047
                                                                ---------------------------------------------------

Net interest income                                                  14,217,134       12,270,270        11,009,456
Provision for credit losses                                           1,450,000          909,330           630,000
                                                                ---------------------------------------------------
Net interest income after provision for credit losses                12,767,134       11,360,940        10,379,456

Noninterest income:
         Service charges on deposit accounts                          1,517,473        1,061,815           754,105
         Other operating income                                         593,281          387,829           497,195
         Gain on sale of securities                                     176,328            6,022            20,369
                                                                ---------------------------------------------------
Total noninterest income                                              2,287,082        1,455,666         1,271,669

Noninterest expense:
Salaries and employee benefits                                        5,617,131        4,967,858         3,887,418
Occupancy and equipment expense                                       1,607,658        1,478,561         1,592,650
Professional fees                                                     1,539,081          981,011         1,196,506
Depreciation and amortization                                           754,305          727,508           726,439
Amortization of intangibles                                             510,189          359,514           348,671
Data processing                                                       1,055,326          875,197           686,666
Communications                                                          634,814          567,445           480,254
Federal deposit insurance premiums                                       52,588           91,169            70,579
Other real estate owned expenses                                        120,247              423            46,661
Other operating expenses                                              1,348,132        1,286,372         1,371,326
                                                                ---------------------------------------------------
Total noninterest expense                                            13,239,471       11,335,058        10,407,170
                                                                ---------------------------------------------------

Income before income tax expense                                      1,814,745        1,481,548         1,243,955
Income tax expense                                                      770,641          563,046           507,829
                                                                ---------------------------------------------------
Net income                                                       $    1,044,104     $    918,502    $      736,126
                                                                ---------------------------------------------------

Basic income per common share                                    $          .24     $        .21    $          .18
Diluted income per common share                                  $          .24     $        .21    $          .17
Weighted average common shares outstanding                            4,281,346        4,356,080         4,174,998
Diluted weighted average common shares outstanding                    4,311,297        4,385,154         4,244,465

See accompanying notes to consolidated financial statements.

Century Bancshares, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
Years ended December 31, 2000, 1999 and 1998

                                                                                                        Other
                                                                                                    comprehensive
                                          Common        Additional                      Treasury    income (loss),        Total
                                           stock         paid in                         stock,       net of tax      Stockholders'
                                         $1.00 par       capital         Deficit        at cost         effect            Equity
----------------------------------------------------------------------------------------------------------------------------------
   Balance, December 31, 1997            $3,549,851    $20,687,409    $(3,095,686)                  $  (121,005)     $   21,020,569
   Comprehensive income:
   Net income                                                             736,126                                           736,126
   Unrealized gain on
     investment securities,
     net of tax effect                                                                                   95,022              95,022
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                   736,126                        95,022             831,148
   Common stock dividend
     (5% of shares outstanding) -
     112,665 shares                         112,665        781,623       (894,288)
   Payments for fractional shares                                          (1,858)                                           (1,858)
   Exercise of common stock
     options - 60,831 shares                 60,831        146,546                                                          207,377
   Exercise of warrants -
     191,494 shares                         191,494        742,840                                                          934,334
   Other                                      2,880          9,549                                                           12,429
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, December 31, 1998            $3,917,721    $22,367,967    $(3,255,706)                  $   (25,983)     $   23,003,999
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income:                                                                                                    918,502
   Net income                                                             918,502
   Unrealized gain (loss) on
     investment securities
     net of tax effect                                                                               (1,712,143)         (1,712,143)
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                   918,502                    (1,712,143)           (793,641)
   Common stock dividends:
     declared March 1999 (5%)               129,333        645,705       (775,038)
     declared February 2000 (5%)            136,152        669,054       (805,206)
   Payments for fractional shares                                            (762)                                             (762)
   Purchase of treasury stock -
     136,500 shares                                                                     (789,863)                          (789,863)
   Exercise of common stock
     options- 18,698 shares                  18,698         42,062                                                           60,760
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, December 31, 1999            $4,201,904    $23,724,788    $(3,918,210)   $  (789,863)   $ (1,738,126)    $   21,480,493
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income:
   Net income                                                           1,044,104                                         1,044,104
   Unrealized gain (loss) on
     investment securities,
     net of tax effect                                                                                 1,480,396          1,480,396
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                 1,044,104                      1,480,396          2,524,500
   Common stock dividend:
     declared May 2001 (5%)                 205,439      1,232,634     (1,438,073)
   Purchase of treasury stock -
     6,500 shares                                                                        (38,943)                           (38,943)
   Exercise of common stock
     options- 41,349 shares                  41,349        159,616           (961)                                          200,004
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, December 31, 2000            $4,448,692    $25,117,038    $(4,313,140)   $  (828,806)   $   (257,730)    $   24,166,054
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Century Bancshares, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years ended December 31, 2000, 1999 and 1998

                                                                            2000                 1999                 1998
---------------------------------------------------------------------------------------------------------------------------------
      Cash flows from operating activities:
      Net income                                                         $    1,044,104         $    918,502       $      736,126
      Adjustments to reconcile net income to net cash
               provided by operating activities:
      Depreciation and amortization of premises and equipment                   754,305              727,508              726,439
      Amortization of deposit premiums                                          510,189              359,514              348,671
      Provision for credit losses                                             1,450,000              909,330              630,000
      Provision (benefit) for net deferred taxes                               (691,616)            (193,157)             178,653
      Gain on sale of securities available-for-sale                            (176,328)              (6,022)             (20,369)
      Gain on sale of other real estate owned                                         -                    -              (82,230)
      Other real estate owned - valuation adjustment                            114,223                    -                    -
      (Increase) decrease in accrued interest receivable                     (1,134,588)            (491,083)             113,424
      Decrease in other assets                                                    9,072              304,414              102,448
      Increase in other liabilities                                           1,404,229              574,424               93,849
                                                                         --------------------------------------------------------
      Total adjustments                                                       2,239,486            2,184,928            2,090,885
                                                                         --------------------------------------------------------
      Net cash provided by operating activities                               3,283,590            3,103,430            2,827,011

      Cash flows from investing activities:
      Net increase in loans                                                 (59,565,253)         (15,792,005)          (6,304,417)
      Net decrease (increase) in interest bearing deposits
          in other banks                                                     19,356,742           (9,819,760)          12,375,722
      Purchases of securities available-for-sale                            (53,013,000)         (32,588,398)         (37,838,302)
      Purchases of securities held-to-maturity                              (14,578,971)          (3,999,062)          (2,005,882)
      Repayments and maturities of securities available-for-sale             14,753,739            6,454,932           10,825,994
      Repayments and maturities of securities held-to-maturity                  156,243              474,196           12,574,926
      Proceeds from sale of securities available-for-sale                    10,557,115            2,788,977            7,013,349
      Net purchase of leasehold improvements, furniture
          and equipment                                                        (568,983)          (2,794,407)            (243,017)
      Acquisition of deposits, net of assets acquired                        44,924,051            2,901,744                    -
      Proceeds from sale of other real estate owned                                   -              260,000            1,194,748
                                                                         --------------------------------------------------------
      Net cash used in investing activities                                 (37,978,317)         (52,113,783)          (2,406,879)

      Cash flows from financing activities:
      Net increase in demand, savings, NOW and
            money market deposit accounts                                    13,941,799            7,976,734            3,791,518
      Net increase in certificates of deposit                                 7,053,396           14,857,809              842,030
      Net increase in customer repurchase accounts                            9,722,187            6,541,872              325,664
      Net (decrease) increase in other borrowings                           (18,126,026)          18,259,426             (286,813)
      Net proceeds from issuance of long-term debt                           10,000,000            6,200,000                    -
      Net proceeds from issuance of preferred securities
            of subsidiary trust                                               8,536,000                    -                    -
      Repayment of long-term debt                                              (927,275)          (1,218,646)          (2,210,118)
      Purchase of treasury stock                                                (38,943)            (789,863)                   -
      Net proceeds from issuance of common stock                                200,004               59,998            1,143,150
      Other                                                                           -               75,994              199,954
                                                                         --------------------------------------------------------
      Net cash provided by financing activities                              30,361,142           51,963,324            3,805,385
                                                                         --------------------------------------------------------

      Net (decrease) increase in cash and cash equivalents                   (4,333,585)           2,952,971            4,225,517
      Cash and cash equivalents, beginning of year                           24,544,849           21,591,878           17,366,361
                                                                         --------------------------------------------------------
      Cash and cash equivalents, end of year                             $   20,211,264         $ 24,544,849       $   21,591,878
                                                                         --------------------------------------------------------

      Supplemental disclosures of cash flow information:
      Interest paid on deposits and borrowings                           $   12,789,117         $  9,459,908       $    8,754,663
      Income taxes paid                                                       1,143,366              625,000              300,000
      Transfer of loans to other real estate owned                                    -                    -                    -

See accompanying notes to consolidated financial statements.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

--------------------------------------------------------------------------------

(1)   Summary of Significant Accounting Policies

Description of Business

The primary business of Century Bancshares, Inc. (Century) and its wholly-owned subsidiaries, Century National Bank ("Century National Bank" or the "Bank") and Facility Holdings, Inc. is to attract deposits from individual and corporate customers and to originate loans secured by residential and commercial real estate, business assets, and other personal property. Century operates primarily in the metropolitan Washington, DC area, and is managed as a single business segment. Century targets individuals and businesses in professional services as its clientele. Century is subject to competition from other financial institutions in attracting and retaining deposits and in originating and purchasing loans. Century and the Bank are subject to the regulations of certain agencies of the federal government and undergo periodic examinations by those agencies.

Basis of Financial Statement Presentation

The financial statements have been prepared on the accrual basis and in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

          The consolidated financial statements include the accounts of Century, the Bank and Facility Holdings, Inc. The accompanying consolidated financial statements have been restated for the business combination accounted for as a pooling of interests (see Note 16) as if such combined companies had operated as one entity since inception. All significant intercompany accounts and transactions have been eliminated in consolidation. For purposes of reporting cash flows, Century has defined cash and cash equivalents as those amounts included in cash and due from banks and federal funds sold.

Investment Securities

Century classifies its debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities that Century has the ability and intent to hold until maturity. All other securities not classified as trading or held-to-maturity are classified as available-for-sale. Century does not engage in trading activities and, accordingly, has no trading portfolio.

          Available-for-sale and trading securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as other comprehensive income which is a separate component of stockholders' equity.

          A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

          Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

          Prepayment of the mortgages securing the collateralized mortgage obligations may affect the maturity date and yield to maturity. Century uses actual principal prepayment experience and estimates of future principal prepayments in calculating the yield necessary to apply the effective interest method.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

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(1)  Summary of Significant Accounting Policies, Continued

Income Recognition on Loans

Interest on loans is credited to income as earned from the principal balance outstanding. It is Century's policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Accrued but uncollected interest on nonaccrual loans is charged against current income. Interest accruals are resumed on such loans only when they are brought fully current with respect to principal and interest and when, in the judgment of management, the loans have demonstrated a new period of performance and are estimated to be fully collectible as to both principal and interest. Subsequent payments received are applied to the outstanding principal balance until the status of the loan has changed. Loan origination fees and direct loan origination costs are deferred and recognized either upon the sale of a loan or amortized as an adjustment to yield over the life of the loan.

Allowance for Credit Losses

The allowance for credit losses is a valuation allowance available for losses incurred on loans. It is established through charges to earnings in the form of provisions for credit losses. Credit losses are charged to the allowance for credit losses when a determination is made that collection is unlikely to occur. Recoveries are credited to the allowance at the time of recovery. Century will generally charge-off loans after 120 days of delinquency unless adequately collateralized and in the process of collection.

          Prior to the beginning of each year, and quarterly during the year, management estimates whether the allowance for credit losses is adequate to absorb losses that are inherent in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses to adjust the allowance to a level determined to be adequate to absorb these inherent losses.

          Management's judgment as to losses on existing loans involves management's internal review of the loan portfolio, including an analysis of the borrowers' current financial position, the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses, and the present level of the loan loss allowance; and in certain circumstances, results of examinations by independent consultants. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Century's allowance for credit losses. Such agencies may require Century to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

          Century measures impaired loans at the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, Century determines that it is probable that it will be unable to collect all amounts due according to the contractual terms of the original loan agreement. Restructured loans are impaired loans in the year of restructuring and thereafter, such loans are subject to management's evaluation of impairment based on the restructured terms. Century's charge-off policy for impaired loans is consistent with its policy for all loan charge-offs. Impaired loans are charged-off when all or a portion thereof is considered uncollectible or transferred to foreclosed properties. Consistent with Century's method for nonaccrual loans, interest receipts on impaired loans are applied to principal.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

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(1)  Summary of Significant Accounting Policies, Continued

Leasehold Improvements, Furniture, and Equipment

Leasehold improvements, furniture, and equipment are stated at cost, less accumulated depreciation and amortization. Amortization of leasehold improvements is computed using the straight-line method over the estimated useful lives of the improvements or the lease term, whichever is shorter. Depreciation of furniture and equipment is computed using the straight-line method over their estimated useful lives, ranging from 3 to 10 years.

Other Real Estate Owned

Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated selling costs. Management periodically evaluates the recoverability of the carrying value of other real estate owned. Costs relating to property improvements are capitalized, and costs relating to holding properties are charged to expense. Gains or losses on the sale of other real estate owned are recognized upon disposition of the property.

Income Taxes

Century accounts for income taxes based upon the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Income per Common Share

Basic income per share is calculated by dividing net income (after deduction of preferred dividends), by the weighted average common shares outstanding. Diluted income per share is calculated by dividing net income (after deduction of preferred dividends), by the addition of weighted average common shares and dilutive potential common stock.

          On May 19, 1998, Century declared a 5 percent stock dividend to common stock shareholders of record as of May 29, 1998, resulting in the issuance of 112,665 shares. On March 28, 1999, Century declared a 5 percent stock dividend to common stock shareholders of record as of April 28, 1999, resulting in the issuance of 129,333 shares. On February 18, 2000, Century declared a 5 percent stock dividend to be distributed on April 17, 2000, to shareholders of record as of the close of business on March 15, 2000 resulting in the issuance of 136,152 shares. On May 15, 2001, Century declared a 5 percent stock dividend to common stock shareholders of record as of May 31, 2001, resulting in the issuance of 205,439 shares. Weighted average shares outstanding and all income per common share amounts have been restated for the effect of the stock dividends.

Loans Held for Sale

Loans held for sale consist mainly of mortgage loans, which are carried at the lower of cost or market, as determined in the aggregate. Market is determined by commitment prices at the date of the financial statements.

Comprehensive Income

The reporting of comprehensive income requires that certain financial activity normally disclosed in stockholders' equity be reported in the statement of operations as an adjustment to net income in computing comprehensive income. Items generally applicable to Century include unrealized gains and losses on investment securities available for sale. Comprehensive income is reported in a separate caption in the consolidated statements of stockholders' equity.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

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(1)  Summary of Significant Accounting Policies, Continued

Comprehensive Income, Continued

The reclassification entries for the three years ended December 31, 2000, 1999, and 1998 are as follows:

                                                                               2000            1999           1998
                                                                          --------------------------------------------
Net unrealized holding gains (losses) during the year, net of income
   taxes of $901,497, ($1,067,534), and $62,850, respectively               $ 1,480,396    ($1,712,143)     $ 104,056
Less: reclassification adjustment for gains included in net income,
   net of income taxes of $5,536 in 1998                                              -              -         (9,034)
                                                                          --------------------------------------------
Net unrealized gains (losses) on investment securities during the year,
   net of income taxes                                                      $ 1,480,396    ($1,712,143)     $  95,022
                                                                          --------------------------------------------

Stock Options

Century accounts for its stock option plans under the provisions of APB Opinion No. 25 and related interpretations. Accordingly, no compensation expense has been recognized for the plans under SFAS No. 123, "Accounting for Stock-Based Compensation," and the pro forma impact to compensation expense is detailed in
Note 9--"Benefit and Incentive Plans."

(2)  INVESTMENT SECURITIES

Investment securities available-for-sale, and their contractual maturities, at December 31, 2000 and 1999 are summarized as follows:

                                                         Amortized      Gross unrealized     Gross unrealized
               December 31, 2000                           cost               gains               losses              Fair value
----------------------------------------------------------------------------------------------------------------------------------
  Obligations of U.S. government agencies:
            Within one year                            $ 14,345,338          $   3,287               $  28,638        $ 14,319,987
            After one, but within five years             30,643,439            153,825                  77,093          30,720,171
            After five but within ten years              25,008,810            236,346                 460,120          24,785,036
----------------------------------------------------------------------------------------------------------------------------------
                                                         69,997,587            393,458                 565,851          69,825,194
----------------------------------------------------------------------------------------------------------------------------------
  Mortgage-backed securities                             19,211,323              4,514                 375,206          18,840,631
----------------------------------------------------------------------------------------------------------------------------------
  Total debt securities                                  89,208,910            397,972                 941,057          88,665,825
  Equity securities                                       2,954,215            102,386                       -           3,056,601
----------------------------------------------------------------------------------------------------------------------------------
  Total investment securities available-for-sale       $ 92,163,125          $ 500,358               $ 941,057        $ 91,722,426
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Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

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(2)  Investment Securities, Continued

                                                      Amortized       Gross unrealized   Gross unrealized
               December 31, 1999                        cost               gains              losses           Fair value
------------------------------------------------------------------------------------------------------------------------------
  Obligations of U.S. government agencies:
          Within one year                               $ 2,499,974            $      -        $    11,687       $  2,488,287
          After one, but within five years               13,730,054                   -            238,965         13,491,089
          After five, but within ten years               22,405,379                   -          1,538,061         20,867,318
------------------------------------------------------------------------------------------------------------------------------
                                                         38,635,407                   -          1,788,713         36,846,694
------------------------------------------------------------------------------------------------------------------------------
  Mortgage-backed securities                             22,725,934               1,764          1,093,644         21,634,054
------------------------------------------------------------------------------------------------------------------------------
  Total debt securities                                  61,361,341               1,764          2,882,357         58,480,748
  Equity securities                                       2,923,312              58,000                  -          2,981,312
------------------------------------------------------------------------------------------------------------------------------
  Total investment securities available-for-sale       $ 64,284,653            $ 59,764        $ 2,882,357       $ 61,462,060
------------------------------------------------------------------------------------------------------------------------------

Expected maturities may differ from contractual maturities of mortgage-backed securities because borrowers have the right to prepay their obligations at any time.

          As a member of the Federal Reserve and Federal Home Loan Bank Systems, the Bank is required to hold shares of stock in the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta (FHLB). Those shares, which have no stated maturity, are carried at cost since no active trading markets exist.

          Investment securities with a carrying value of $51,291,740 and $25,358,479 at December 31, 2000 and 1999, respectively, were pledged to secure FHLB borrowings, public deposits, customer repurchase accounts, and other borrowings. Investment securities available for sale with an amortized cost of $10,380,787 were sold for gross proceeds of $10,557,115 resulting in gross gains of $208,850 and gross losses of $32,522 in 2000. Investment securities available for sale with an amortized cost of $2,782,955 were sold for gross proceeds of $2,788,977 resulting in gross gains of $6,022 in 1999. Investment securities available for sale with an amortized cost of $6,992,980 were sold for gross proceeds of $7,013,349 resulting in gross gains of $20,369 in 1998.

          Investment securities held-to-maturity at December 31, 2000 and 1999 are summarized as follows:

                                                           Amortized       Gross unrealized       Gross unrealized
                  December 31, 2000                          Cost               Gains                  losses         Fair value
----------------------------------------------------------------------------------------------------------------------------------
  Obligations of U.S. government agencies:
            After one, but within five years                $  5,999,326          $   31,250           $      -       $  6,030,576
----------------------------------------------------------------------------------------------------------------------------------
  State, County and Municipal:
            After five, but within ten years                   1,090,617              80,081                  -          1,170,698
            After ten years                                    7,183,792             509,139              9,790          7,683,141
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                                                               8,274,409             589,220              9,790          8,853,839
----------------------------------------------------------------------------------------------------------------------------------
  Mortgage-backed securities                                   1,788,917                 286             22,117          1,767,086
----------------------------------------------------------------------------------------------------------------------------------
  Other:    After ten years                                    4,326,479             185,752                  -          4,512,231
----------------------------------------------------------------------------------------------------------------------------------
  Total investment securities held-to-maturity              $ 20,389,131          $  806,508           $ 31,907       $ 21,163,732
----------------------------------------------------------------------------------------------------------------------------------

                                                           Amortized       Gross unrealized   Gross unrealized
                  December 31, 1999                          Cost               gains              losses           Fair value
-----------------------------------------------------------------------------------------------------------------------------------
  Obligations of U.S. Treasury, municipals, and
     government agencies:
               Within one year                               $ 3,999,138          $        -          $  37,572        $ 3,961,566
               After ten years                                 1,967,265                 260             91,224          1,876,301
-----------------------------------------------------------------------------------------------------------------------------------
  Total investment securities held-to-maturity               $ 5,966,403          $      260          $ 128,796        $ 5,837,867
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Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

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(3)  Loans Receivable

The loan portfolio consists of the following:

                                                                   December 31,
                                                       --------------------------------------
                                                             2000                1999
                                                       --------------------------------------
  Commercial                                              $  52,043,238       $  51,157,578

  Real estate - residential                                  42,147,561          38,080,404

  Real estate - commercial                                  103,365,327          73,242,452

  Real estate - construction                                 15,506,748           6,955,278

  Consumer                                                   15,493,019          14,853,630

  Home equity                                                30,959,325          12,906,453
                                                       --------------------------------------
                                                            259,515,218         197,195,795
  Unearned income and deferred costs                           (146,968)           (126,323)
                                                       --------------------------------------
                                                            259,368,250         197,069,472
  Allowance for credit losses                                (2,958,213)         (2,209,275)
                                                       --------------------------------------
  Loans, net                                              $ 256,410,037       $ 194,860,197
                                                       --------------------------------------

        Loans on which the accrual of interest has been discontinued, and which are considered impaired, amounted to approximately $1.012 million, $1.107 million, and $1.698 million at December 31, 2000, 1999, and 1998, respectively. The average balance of impaired loans amounted to $1.005 million and $1.144 million for the years ended December 31, 2000 and 1999, respectively. Interest lost on nonaccrual loans was $161,000, $72,000, and $117,000 for 2000, 1999, and
1998, respectively. Century received interest payments on nonaccrual loans amounting to approximately $34,000, $68,000 and $100,000 for 2000, 1999 and 1998, respectively. Century received principal payments on nonaccrual loans amounting to approximately $525,000, $109,000 and $88,000 for 2000, 1999 and 1998, respectively. The specific allowance for credit losses related to these impaired loans was $439,000 and $262,000 at December 31, 2000 and 1999, respectively.

        Analysis of the activity in the allowance for credit losses is as follows:

                                                                       Year Ended December 31,
                                                       ---------------------------------------------------------
                                                             2000                1999               1998
                                                       ---------------------------------------------------------
Balance, beginning of year                                  $ 2,209,275         $ 2,054,896        $ 2,588,748

Provision for credit losses                                   1,450,000             909,330            630,000

Loans charged off                                              (833,986)           (852,051)        (1,786,166)
Recoveries                                                      132,924              97,100            622,314
                                                       ---------------------------------------------------------
Net charge-offs                                                (701,062)           (754,951)        (1,163,852)
                                                       ---------------------------------------------------------

Balance, end of year                                        $ 2,958,213         $ 2,209,275        $ 2,054,896
                                                       ---------------------------------------------------------

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

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(3)  Loans Receivable, Continued

     Century is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments usually have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Standby letters of credit are conditional commitments issued by Century to guarantee the performance of the contractual obligations by a customer to a third party. The majority of these guarantees extend until satisfactory completion of the customer's contractual obligations. All standby letters of credit outstanding at December 31, 2000 are collateralized.

     Those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument failed to perform in accordance with the terms of the contract. Century's maximum exposure to credit loss under standby letters of credit and commitments to extend credit is represented by the contractual amounts of those instruments.

                                                        Contractual or
                                                       notional amount
                                                            as of
                                                         December 31,
                                               -------------------------------
                                                     2000             1999
                                               ---------------   -------------
Financial instruments whose contract
   amounts represent potential credit risk:
        Commitments to extend credit               $55,345,000     $44,121,000
        Standby letters of credit                    2,473,000       3,052,000

     At December 31, 2000, Century did not have any financial instruments whose notional or contractual amounts exceed the amount of credit risk. Century uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Century evaluates each customer's creditworthiness on a case-by-case basis and requires collateral to support financial instruments when deemed necessary. The amount of collateral obtained upon extension of credit is based on management's evaluation of the counterparty. Collateral held varies but may include deposits held by Century; marketable securities; accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties.

     Most of Century's business activity is with customers located in the District of Columbia, Maryland, and Northern Virginia. Accordingly, the ultimate collectibility of a substantial portion of Century's loan portfolio is susceptible to changes in conditions in these markets. There were no industry concentrations in excess of 10 percent of total loans at December 31, 2000 or December 31, 1999.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

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(4)  Related Parties

An analysis of the activity of loans to directors, officers, and their affiliates during the years ended December 31, 2000 and 1999, is as follows:

                                                              Year Ended December 31,
                                                             2000                1999
                                                       -------------------------------------
Balance, beginning of year                                  $ 4,705,204         $ 5,649,254

Additions                                                       760,411             771,564
Payments                                                     (1,344,878)         (1,715,614)
                                                       -------------------------------------

Balance, end of year                                        $ 4,120,737         $ 4,705,204
                                                       -------------------------------------

     In the opinion of management, all transactions entered into between Century and such related parties have been and are in the ordinary course of business and made on the same terms and conditions as similar transactions with unaffiliated persons. Unfunded commitments to related parties totaled approximately $3,114,000 and $956,000 at December 31, 2000 and 1999,
respectively.

     Also, included in professional fees are legal fees paid to law firms whose partners are directors of Century or the Bank, totaling $368,000, $117,000, and $270,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

(5)  Bank Premises, Leasehold Improvements, Furniture, and Equipment

Bank premises, leasehold improvements, furniture, and equipment consist of the following:

                                                                     December 31,
                                                             2000                1999
                                                       --------------------------------------
Land                                                         $1,847,288          $1,847,288
Building                                                      1,742,056           1,638,068
Leasehold improvements                                        3,289,332           2,262,595
Furniture and equipment                                       4,901,904           4,463,591
                                                       --------------------------------------
                                                             11,780,580          10,211,542
Less accumulated depreciation and amortization               (5,701,517)         (4,947,507)
                                                       --------------------------------------

Balance, end of year                                         $6,079,063          $5,264,035
                                                       ======================================

     Depreciation and amortization expense for leasehold improvements, furniture and equipment was $754,305, $727,508, and $726,439 for 2000, 1999, and 1998,
respectively.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

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(6)  Deposits

Major classifications of deposits consist of the following:

                                                                   December 31,
                                                             2000                1999
                                                       --------------------------------------
Noninterest-bearing - demand deposits                      $  60,159,668       $  47,208,850

Interest-bearing:
     NOW accounts                                             41,467,856          34,643,758
     Savings accounts                                         29,902,556          24,992,306
     Money market accounts                                    38,298,710          32,035,856
     Certificates of deposit--less than $100,000              96,497,685          75,483,899
     Certificates of deposit--$100,000 and over               62,852,266          40,791,261
                                                       --------------------------------------
Total interest-bearing                                       269,019,073         207,947,080
                                                       --------------------------------------

Total deposits                                             $ 329,178,741       $ 255,155,930
                                                       ======================================

     Certificates of deposit of $122,487,789 have remaining maturities of one year or less as of December 31, 2000. Certificates of deposit with a remaining term of more than one year as of December 31, 2000, are as follows:

               Maturing:
------------------------------------------------------------
After one year but within three years           $ 35,383,710
After three years                                  1,478,452
                                              --------------
Total                                           $ 36,862,162
                                              --------------

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

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(7)  Other Borrowings

Other borrowings consist of advances from the Federal Home Loan Bank of Atlanta
(FHLB), deposits received in the Bank's U.S. Treasury Tax and Loan Account, and securities sold under repurchase agreements. Balances outstanding are shown below:

(Dollars in thousands)                                                 Year Ended December 31,
                                                       ---------------------------------------------------------
                                                             2000                1999               1998
                                                       ---------------------------------------------------------
Federal Home Loan Bank:
     Ending balance                                            $ 20,389            $ 29,301            $ 6,513
     Daily average balance for the period                        19,752              12,534              6,911
     Maximum outstanding balance at a month-end                  25,644              41,854              7,222
     Daily average interest rate for the period                    6.40%               6.18%              6.81%
     Average interest rate on period end balance                   6.36                5.21               6.74

Treasury Tax and Loan Account
     Ending balance                                            $    343            $    599            $   589
     Daily average balance for the period                           403                 357                361
     Maximum outstanding balance at a month-end                     630                 599              2,101
     Daily average interest rate for the period                    5.72%               4.27%              4.79%
     Average interest rate on period end balance                   6.92                4.56               4.45

Securities sold under repurchase agreements
     Ending balance                                            $ 20,288            $ 10,566            $ 4,023
     Daily average balance for the period                        17,444               6,879              2,555
     Maximum outstanding balance at a month-end                  29,464              11,595              5,061
     Daily average interest rate for the period                    5.27%               3.99%              3.74%
     Average interest rate on period end balance                   5.37                4.34               3.57

         The balance of FHLB advances with original maturities in excess of one year are summarized as follows:

(in thousands)                              December 31,
                                 -------------------------------------
                                      2000                1999
                                 -------------------------------------
6.85% fixed rate, due 2001               $    300            $    300
6.57% fixed rate, due 2001                    400                 800
6.66% fixed rate, due 2002                    800               1,200
6.30% fixed rate, due 2006                    800                 800
7.34% fixed rate, due 2006                  1,000               1,000
6.94% fixed rate, due 2006                    550                 650
6.62% fixed rate, due 2017                    539                 551
5.01% fixed rate, due 2004                  3,000               3,000
Variable rate, due 2004                     3,000               3,000
6.18% fixed rate, due 2010                  5,000                   -
6.69% fixed rate, due 2010                  5,000                   -
                                 -------------------------------------
                                         $ 20,389            $ 11,301
                                 =====================================

     As of December 31, 2000, the Bank has been advised by the FHLB that it has a total credit availability of $81.9 million based on 20% of the Bank's total assets of $409.7 million as of December 31, 2000. The Bank is authorized to borrow funds secured by residential mortgage loans and other collateral. The credit availability does not represent a firm commitment by the FHLB. Rather, it is the FHLB's assessment of what the Bank could borrow given the Bank's current financial condition. The credit availability is subject to change at any time based upon the Bank's financial condition and that of the FHLB, as well as changes in FHLB policies or Congressional mandates. At December 31, 2000, the balance of advances payable to the FHLB was $20.4 million and the credit available from the FHLB was $61.5 million.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

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(7)   Other Borrowings, Continued

      In connection with its borrowings from the FHLB, the Bank is required to own FHLB stock. At December 31, 2000, the Bank's investment in FHLB stock had a par and carrying value of $1.378 million and was automatically pledged against FHLB advances.

      At December 31, 2000, Century is indebted to an unaffiliated bank in the amount $1.9 million consisting of a short-term note maturing in June 2001 and a long-term note maturing in September 2001. Both notes bear interest at the prime rate (as defined) plus 25 basis points and are adjusted annually.

      At December 31, 2000, Facility Holdings, a wholly owned subsidiary of Century, is indebted to an unaffiliated bank in the amount of $780,000. The note bears interest at the prime rate (as defined) plus 25 basis points. The loan matures in June 2001 and is secured by the real property operated as a bank branch in Alexandria, Virginia.

Preferred Securities of Subsidiary Trust

      During the first quarter of 2000, Century formed a new, wholly owned statutory business trust, Century Capital Trust I (the "Trust"), which issued $8.8 million of capital securities (the "Capital Securities") to a third party and received net cash proceeds of $8.536 million after considering the underwriters discount. The Trust invested the proceeds in an equivalent amount of junior subordinated debt securities of Century bearing an interest rate equal to the rate on the Capital Securities. These debt securities, which are the only assets of the Trust, are subordinate and junior in right of payment to all present and future senior indebtedness (as defined in the indenture) and certain other financial obligations of Century. Century has fully and unconditionally guaranteed the Trust's obligations under the Capital Securities.

      For financial reporting purposes, the Trust is treated as a subsidiary of Century and consolidated in the corporate financial statements. The Capital Securities are presented as a separate category of long-term debt on the Consolidated Statements of Financial Condition entitled " Preferred Securities of Subsidiary Trust." The Capital Securities are not included as a component of stockholders' equity in the Consolidated Statements of Financial Condition. For regulatory purposes, however, the Federal Reserve Board treats the Capital Securities as Tier 1 or Tier 2 capital.

      The Capital Securities pay cash dividends semiannually at an annual rate of 10.875% of the liquidation preference. Dividends to the holders of the Capital Securities are included in interest expense, within the category entitled "Interest on borrowings." Under the provisions of the subordinated debt, Century has the right to defer payment of interest on the subordinated debt at any time, or from time to time, for periods not exceeding five years. If interest payments on the subordinated debt are deferred, the dividends on the Capital Securities are also deferred. Interest on the subordinated debt is cumulative.

      Subject to the prior approval of the Federal Reserve Board, the Capital Securities, the assets of the Trust, and the common securities issued by the Trust are redeemable at the option of Century in whole or in part on or after March 8, 2010, or at any time, in whole but not in part, from the date of issuance, upon the occurrence of certain events.

(8)   Stockholders' Equity

      Common Stock

Century is authorized to issue 10 million shares of Common Stock, par value $1.00. At December 31, 2000, Century had 4,448,692 shares issued and 143,000 shares of treasury stock.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

--------------------------------------------------------------------------------

(8)   Stockholders' Equity, Continued

      Income Per Common Share

The calculation of basic income per common share and diluted income per common share is detailed below:

                                                                          Years Ended December 31,
                                                               ----------------------------------------------
                                                                 2000               1999              1998
                                                               ----------------------------------------------
Basic Income Per Common Share:
Net income                                                     $ 1,044,104       $   918,502      $   736,126
Weighted average common shares outstanding                       4,281,346         4,356,080        4,174,998
                                                               ----------------------------------------------
Basic income per common share                                        $0.24             $0.21            $0.18

Diluted Income Per Common Share:
Net income                                                     $ 1,044,104       $   918,502      $   736,126
Weighted average common shares outstanding                       4,281,346         4,356,080        4,174,998
Dilutive effect of stock options                                    29,951            29,074           69,467
                                                               ----------------------------------------------
Diluted weighted average
  common shares outstanding                                      4,311,297         4,385,154        4,244,465
                                                               ----------------------------------------------
Diluted income per common share                                $      0.24       $      0.21      $      0.17


(9)   Benefit and Incentive Plans

      Deferred Compensation Plan

Century has a deferred compensation plan for its board of directors and Century Bank's board of directors, with certain limitations. Each director may elect to enter into an agreement in lieu of receiving director's fees in cash. The agreements generally provide for the purchase of life insurance for each participating director and the payment of a retirement benefit for 15 years after retirement, with certain death provisions. The retirement benefit granted under the agreement vests pursuant to a schedule, with 20% of the benefit vesting each year over a five-year period. As of December 31, 2000, the net present value of the deferred compensation liability for all directors totaled approximately $1.0 million, compared with $794,000 for 1999. Expenses related to the deferred compensation program totaled $223,000 for 2000, $120,000 for 1999, and $108,000 for 1998.

      Stock Option Plans

Pursuant to the Century Bancshares, Inc. 2000 Stock Awards Plan ("2000 Plan") Century reserved 525,000 shares of its common stock for the issuance of incentive stock options and nonqualified stock options to directors and key employees. As of December 31, 2000, 162,363 shares are reserved for outstanding options and 362,637 shares are reserved for future option grants. These options are granted for terms of up to 10 years, with directors having immediate vesting and employees vesting 25 percent (of the original grant) after each six, eighteen, thirty and forty-two month periods of continued service.

      Pursuant to the Century Bancshares, Inc. 1994 Stock Option Plan ("1994 Plan") Century reserved 350,000 shares of its common stock for the issuance of incentive stock options and nonqualified stock options to directors and key employees. As of December 31, 2000, after adjusting for stock dividends and stock option activity, there are 329,546 shares of stock reserved for issuance pursuant to the 1994 Plan, of which 315,149 shares are reserved for outstanding options and 14,397 shares are reserved for future option grants. These options are granted for terms of up to 10 years, with directors having immediate vesting and employees vesting 25 percent (of the original grant) after each six, eighteen, thirty and forty-two month periods of continued service.

      Century also maintained a stock option plan for outside directors and an incentive stock option plan for employees, of which 56,440 were outstanding at December 31, 2000. No new grants will be issued under these plans and the options must be exercised within ten years from the date of grant.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

--------------------------------------------------------------------------------

(9)   Benefit and Incentive Plans, Continued

Stock Option Plans, Continued

The number of shares subject to any outstanding options, the exercise price per share, and the number of shares reserved for the issuance of future options have been appropriately and equitably adjusted for stock dividends issued, pursuant to the stock option plans, so as to maintain the proportionate number of shares without changing the aggregate option price. In the tables below, the shares and prices per share have been adjusted to reflect the stock dividends.

      Stock option transactions for the years ended December 31, 2000, 1999, and 1998, are summarized as follows:

                                                 2000                           1999                            1998
                                      --------------------------     --------------------------      ---------------------------
                                                      Weighted                       Weighted                        Weighted
                                                      Average                        Average                         average
                                                      Exercise                       Exercise                        exercise
Fixed options                            Shares        Price            Shares        Price             Shares        price
----------------------------------------------------------------     --------------------------      ---------------------------
Outstanding at beginning of year          436,986          $6.09         304,704          $6.14          255,215          $4.47
Granted                                   184,041           5.74         173,523           5.84          132,718           7.81
Exercised                                 (43,416)          4.60         (20,615)          2.95          (70,420)          2.96
Forfeited                                 (43,660)          7.51         (20,626)          8.04          (12,809)          8.12
--------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                533,951          $5.86         436,986          $6.09          304,704          $6.14
--------------------------------------------------------------------------------------------------------------------------------

Options exercisable at year-end           331,313          $5.92         281,507          $6.19          194,968          $5.50
Weighted average fair value of
         options granted                 $   3.59                       $   2.96                        $   3.70


         The following table summarizes information about stock options outstanding at December 31, 2000:

                                                       Options outstanding         Options exercisable
                                                    -------------------------------------------------------
                                                      Weighted
                                                      average       Weighted                    Weighted
                                         Number      remaining      average                     Average
                                       of options   contractual     exercise       Number       Exercise
Range of exercise prices              outstanding      years         price      exercisable      Price
-----------------------------------------------------------------------------------------------------------
$2.51 to $3.00                               3,484      9.5            $2.51               -         $   -
$3.01 to $4.00                              15,613      0.4             3.31          15,613          3.31
$4.01 to $5.00                              36,408      3.7             4.49          36,408          4.49
$5.01 to $6.00                             412,596      8.4             5.68         219,410          5.63
$7.01 to $8.00                              11,609      7.1             7.67          11,031          7.67
$8.01 to $9.00                              46,576      7.4             8.30          41,186          8.28
$9.01 to $9.39                               7,665      6.5            11.16           7,665         11.16
-----------------------------------------------------------------------------------------------------------
$3.48 to $9.39                             533,951      7.7            $5.86         331,313         $5.92
-----------------------------------------------------------------------------------------------------------

      The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions used for grants in 2000, 1999 and 1998, respectively: no dividends for any year, expected volatility of 50 percent for 2000, 39 percent for 1999, and 28 percent for 1998, risk free interest rates of 6.0 percent for 2000, 5.9 percent for 1999, and 5.4 percent for 1998, along with expected lives of 7 years for 2000, 1999 and 1998.

Century Bancshares, Inc. And Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

--------------------------------------------------------------------------------

(9)   Benefit and Incentive Plans, Continued

Stock Option Plans, Continued

         As Century continues to apply APB Opinion No. 25 in accounting for its stock options, no compensation cost has been recognized for its stock options in the financial statements. Had Century determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, Century's net income would have been reduced to the pro forma amounts indicated below:

                                               2000       1999         1998
                                           -----------------------------------
Net income, as reported                     $1,044,104   $918,502     $736,126
Net income, pro forma                          804,490    676,963      529,295
Diluted earnings per share, as reported            .24        .21          .17
Diluted earnings per share, pro forma              .19        .15          .12

      Pro forma net income reflects only options granted in 2000, 1999 and 1998. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options vesting period and compensation costs for options granted prior to January 1, 1998 are not considered.


Employee Benefit Plan

Century maintains a 401(k) plan which covers substantially all employees. Participants may contribute up to 15 percent of their compensation, subject to certain limitations imposed by the Internal Revenue Service. Beginning in the year 2000 Century changed its matching formula to allow up to 7% of the participants compensation contributed to the Plan based on a specific formula. Prior to 2000, Century made matching contributions of one-half of up to 6 percent of participants' compensation contributed to the Plan. Century's matching contributions totaled approximately $135,000 for 2000, $123,000 for 1999 and $38,000 for 1998.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

--------------------------------------------------------------------------------

(10)  Income Taxes

The provision for taxes on income for the years ended December 31, 2000, 1999, and 1998, consisted of the following:

                                                  2000       1999        1998
                                               ------------------------------
Current federal income tax                     1,210,339   $617,898  $328,429
Current state income tax                         251,918    138,305       747
                                               --------------------- --------
         Total current income tax              1,462,257    756,203   329,176

Deferred federal income tax expense (benefit)   (570,614)  (157,739)  109,302
Deferred state income tax expense (benefit)     (121,002)   (35,418)   69,351
                                               ------------------------------
Total deferred income tax expense (benefit)     (691,616)  (193,157)  178,653
                                               ------------------------------
Total income tax                                $770,641   $563,046  $507,829
                                               ------------------------------

    The difference between the statutory federal income tax rates and the effective income tax rates for 2000, 1999, and 1998, are as follows:
                                                   2000     1999     1998
--------------------------------------------------------------------------
Statutory federal income tax rate                  34.0%   34.0%     34.0%
State income taxes, net of federal benefit          4.8     4.6       3.3
Nondeductible expenses                             12.2     0.8       1.7
Tax-exempt interest income                         (5.4)      -         -
Other                                              (3.1)   (1.4)      1.9
--------------------------------------------------------------------------
Effective income tax rate                          42.5%   38.0%     40.8%
--------------------------------------------------------------------------

    The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999:

                                                                                 2000              1999
                                                                         ----------------- ----------------
Assets:
Net operating loss carryforward                                                $1,713,838       $1,764,262
Other real estated owned valuation allowance                                       46,044            1,932
Fixed assets                                                                      197,314          149,911
Bad debts                                                                         809,271          376,164
Deferred rent expense                                                               4,898           85,288
Deferred loan fees                                                                 43,930           28,850
Vacation pay accrual                                                                9,690           15,200
Directors' deferred compensation                                                  380,880          301,884
Intangibles                                                                       203,703          131,022
Unrealized losses on investments designated as
   available-for-sale charged to stockholders' equity                             182,970        1,084,467
Other                                                                              55,123                -
                                                                         ----------------- ----------------
Deferred tax assets                                                             3,647,661        3,938,980
Liabilities:
Federal Home Loan Bank stock dividends                                             (4,925)         (11,484)
Other                                                                                   -          (59,487)
                                                                         ----------------- ----------------
Deferred tax liabilities                                                           (4,925)         (70,971)
                                                                         ----------------- ----------------
Net deferred tax asset                                                         $3,642,736       $3,868,009
                                                                         ----------------- ----------------

      Century has not established a valuation allowance for deferred tax assets. Century has recorded a net deferred tax asset of $3,642,736, which includes the benefit of $4,437,694 in tax loss carryforwards, which expire in varying amounts between 2007 and 2019. Realization depends on generating sufficient taxable income before the expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that Century will realize the benefits of these deductible differences. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

--------------------------------------------------------------------------------

(11)  Reserve Balances, Funds Restriction, Commitments and Contingencies

Reserve Balances

Under Federal Reserve Board regulations, banks are required to maintain cash reserves against certain categories of deposit liabilities. Cash balances qualified to meet these reserve requirements consist of vault cash and balances on deposit with the Federal Reserve Bank. Such restricted cash balances are included in "Cash and due from banks" in the consolidated statements of financial condition and were approximately $2.1 million and $2.3 million at year-end 2000 and 1999, respectively.

Funds Restrictions

Dividends paid to Century by the Bank are subject to restrictions by regulatory agencies. As of December 31, 2000, approximately $3.4 million was available to be paid to Century in dividends from the Bank, pursuant to such regulatory restrictions. As described in Note 12--Capital and Liquidity, regulatory agencies have established laws and guidelines with respect to the maintenance of appropriate levels of bank capital that could further limit the amount available for payment of dividends by Century Bank under regulatory restrictions if applied in the future.


Commitments and Contingencies

Century leases its banking facilities under operating leases providing for payment of fixed rentals and providing for pass-through of certain landlord expenses, with options to renew. Rental expense was approximately $1.1 million, $950,000, and $1.1 million for the years ended December 31, 2000, 1999, and 1998, respectively. Total future minimum rental payments at December 31, 2000, are as follows:

       Year Ending December 31,
-----------------------------------------------------
2001                                   $    1,186,867
2002                                        1,008,596
2003                                          875,475
2004                                          730,787
2005                                          641,883
Thereafter                                  3,165,816
                                       --------------
Total                                  $    7,609,424
                                       --------------

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

--------------------------------------------------------------------------------

(12)     Capital And Liquidity

         The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires regulators to classify insured depository institutions into one of five tiers based upon their relative capital strengths and to increase progressively the degree of regulation over the weaker ones, limits the pass-through deposit insurance treatment of certain types of accounts, adopts a "Truth in Savings" program, calls for the adoption of risk-based premiums on deposit insurance, and requires banks to observe insider credit underwriting procedures no less strict than those applied to comparable non-insider transactions.

         The Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) of 1989 requires depository institutions to maintain minimum capital levels. In addition to its capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestment grade corporate debt and certain other investments.

         Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require Century and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 2000, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Century's category.

         The following tables present the actual and required capital information for Century and the Bank:

                                                                                                        To be well
                                                                                                    capitalized under
                                                                               For capital          prompt corrective
                                                        Actual              adequacy purposes       action provisions
                                               --------------------------------------------------------------------------
(Dollars in thousands)                            Amount       Ratio        Amount       Ratio      Amount       Ratio
-------------------------------------------------------------------------------------------------------------------------
As of December 31, 2000
Total Capital (to Risk Weighted Assets):
         Century Bancshares, Inc.                  $29,496       10.04%       $23,494      8.00%          n/a        n/a
         Century National Bank                      30,624       10.46%        23,415      8.00%      $29,269     10.00%

Tier 1 Capital (to Risk Weighted Assets):
         Century Bancshares, Inc.                   23,510        8.01%        11,747      4.00%          n/a        n/a
         Century National Bank                      22,161        7.57%        11,708      4.00%       17,561      6.00%

Tier 1 Capital (to Average Assets):
         Century Bancshares, Inc.                   23,510        5.88%        15,982      4.00%          n/a        n/a
         Century National Bank                      22,161        5.56%        15,944      4.00%       19,930      5.00%

Century Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

--------------------------------------------------------------------------------

(12)     Capital and Liquidity, Continued

                                                                                                       To be well
                                                                                                    capitalized under
                                                                              For capital           prompt corrective
                                                       Actual              adequacy purposes        action provisions
                                              ---------------------------------------------------------------------------
                                                 Amount        Ratio       Amount       Ratio      Amount       Ratio
-------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999
Total Capital (to Risk Weighted Assets):
         Century Bancshares, Inc.                  $21,919        9.88%      $17,745      8.00%          n/a         n/a
         Century National Bank                      23,124       10.45%       17,698      8.00%      $22,123      10.00%

Tier 1 Capital (to Risk Weighted Assets):
         Century Bancshares, Inc.                   19,684        8.87%        8,872      4.00%          n/a         n/a
         Century National Bank                      20,889        9.44%        8,849      4.00%       13,274       6.00%

Tier 1 Capital (to Average Assets):
         Century Bancshares, Inc.                   19,684        6.54%       12,047      4.00%          n/a         n/a
         Century National Bank                      22,020        6.96%       12,659      4.00%       15,824       5.00%

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

-------------------------------------------------------------------------------

(13)     Parent Company-Only Financial Statements

The Century Bancshares, Inc. (parent company-only) condensed financial statements are as follows:

                       Statements of Financial Condition
                          December 31, 2000 and 1999

                                                                                         2000                 1999
                                                                                      ---------------------------------
Assets
Cash and cash equivalents                                                             $    859,945          $   739,944
Investment in subsidiaries                                                              26,497,253           20,719,730
Investment in subordinated debentures of Century National Bank                           5,500,000                    -
Other assets                                                                               352,044               91,462
                                                                                      ---------------------------------
         Total Assets                                                                 $ 33,209,242          $21,551,136
                                                                                      ---------------------------------

Liabilities and Stockholders' Equity
Liabilities:
Preferred securities of subsidiary trust                                              $  8,800,000          $         -
Other liabilities                                                                          243,188               70,643
                                                                                      ---------------------------------
         Total Liabilities                                                               9,043,188               70,643
Stockholders' Equity:
Common stock                                                                             4,448,692            4,201,904
Additional paid-in capital                                                              25,117,038           23,724,788
Deficit                                                                                 (4,313,140)          (3,918,210)
Treasury stock, at cost                                                                   (828,806)            (789,863)
Accumulated other comprehensive income (loss), net of tax effect                          (257,730)          (1,738,126)
                                                                                      ---------------------------------
         Total Stockholders' Equity                                                     24,166,054           21,480,493

                                                                                      ---------------------------------
         Total Liabilities and Stockholders' Equity                                   $ 33,209,242          $21,551,136
                                                                                      ---------------------------------


                           Statements of Operations
                 Years Ended December 31, 2000, 1999 and 1998


                                                                          2000               1999               1998
                                                                        -------------------------------------------------
Income:
Interest income                                                        $  326,730          $ 49,539             $ 96,846
Other income                                                               37,250               129                    -
                                                                        ------------------------------------------------
         Total Income                                                     363,980            49,668               96,846

Expense:
Interest expense                                                          739,017                 -                    -
Other expenses                                                              8,333            41,487               26,657
                                                                        ------------------------------------------------
         Total Expense                                                    747,350            41,487               26,657
                                                                        ------------------------------------------------
Net income (loss) before income tax expense (benefit) and
         equity in undistributed earnings of bank subsidiary             (383,370)            8,181               70,189
Income tax expense (benefit)                                             (130,346)            3,109               26,670
                                                                         -----------------------------------------------
Net income (loss) before equity in undistributed
         earnings of bank subsidiary                                     (253,024)            5,072               43,519
Equity in undistributed earnings of Century National Bank               1,297,128           913,430              692,607
                                                                       -------------------------------------------------
Net income                                                             $1,044,104          $918,502             $736,126
                                                                       -------------------------------------------------

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

--------------------------------------------------------------------------------

(13)     Parent Company-Only Financial Statements, Continued

Statements of Cash Flows
Years ended December 31, 2000, 1999 and 1998

                                                                     2000                 1999                 1998
                                                               ----------------------------------------------------------
Cash flows from operating activities:
Net income                                                      $   1,044,104        $     918,502        $     736,126
Adjustments to reconcile net income to net cash
         provided by (used in) operating activities:
         Undistributed earnings of subsidiary                      (1,297,128)            (913,430)            (692,607)
         Decrease in other assets                                       3,419                    -                    -
         Increase (decrease) in other liabilities                     172,545                6,336             (255,955)
                                                               ----------------------------------------------------------
Net cash provided by (used in) operating activities                   (77,060)              11,408             (212,436)

Cash flows from investing activities:
Capital contributions to subsidiary bank                           (3,000,000)            (500,000)          (2,000,000)
Purchase of subordinated debt                                      (5,500,000)                   -                    -
                                                               ----------------------------------------------------------
Net cash used in investing activities                              (8,500,000)            (500,000)          (2,000,000)

Cash flows from financing activities:
Net proceeds from issuance of common stock                            200,004               59,998            1,152,282
Purchase of treasury stock                                            (38,943)            (789,863)                   -
Net proceeds from issuance of preferred securities
   of subsidiary trust                                              8,536,000                    -                    -
Other                                                                       -                    -              (22,858)
                                                               ----------------------------------------------------------
Net cash provided (used) by financing activities                    8,697,061             (729,865)           1,129,424

                                                               ----------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                  120,001           (1,218,457)          (1,083,012)
Cash and cash equivalents, beginning of year                          739,944            1,958,401            3,041,413
                                                               ----------------------------------------------------------
Cash and cash equivalents, end of year                          $     859,945        $     739,944        $   1,958,401
                                                               ----------------------------------------------------------

Supplemental disclosures of cash flow information:
Interest paid                                                   $     438,625        $           -        $           -
Income taxes paid                                                           -                    -                    -

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

--------------------------------------------------------------------------------

(14)     Fair Values of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a portion of Century's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of Century taken as a whole.

Cash, Interest Bearing Deposits with Other Banks, and Federal Funds Sold: For cash and due from banks, interest-bearing deposits with other banks, and federal funds sold; the carrying amount approximates fair value.

Investment Securities: For these instruments, fair values are based on published market or dealer quotes.

Loans, Net of Unearned Income: For variable rate loans that reprice on a scheduled basis, fair values are based on carrying values. The fair value of the remaining loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Noninterest-Bearing Deposits: The fair value of these deposits is the amount payable on demand at the reporting date.

Interest-Bearing Deposits: The fair value of demand deposits, savings accounts, and money market deposits with no defined maturity is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the current rates at which similar deposits would be accepted.

Borrowings: The carrying amount for variable rate borrowings approximate the fair values at the reporting date. The fair values of the fixed rate borrowings are estimated by discounting the future cash flows using interest rates currently available for borrowings with similar terms and remaining maturities.

Off-Balance Sheet Items: The Bank has reviewed the unfunded portion of commitments to extend credit, as well as standby and other letters of credit, and has determined that the fair value of such instruments are not material.

The estimated fair values of Century's financial instruments at December 31, 2000 and 1999 are as follows:

                                                              2000                               1999
                                                ---------------------------------------------------------------------
                                                    Carrying           Fair            Carrying           Fair
                                                     Value             Value            Value             Value
                                                ---------------------------------------------------------------------
Financial Assets:
Cash and due from banks                            $  13,133,004    $  13,133,004     $  13,521,080    $  13,521,080
Federal funds sold                                     7,078,260        7,078,260        11,023,769       11,023,769
Interest bearing deposits with other banks               310,333          310,333        19,667,075       19,667,075
Investment securities                                112,111,557      112,886,158        67,428,463       67,299,927
Loans, net of unearned income                        259,368,250      263,539,244       197,069,472      196,839,603
Loans held for sale                                      390,010          390,010           439,600          439,600
Accrued interest receivable                            3,037,344        3,037,344         1,902,756        1,902,756

Financial Liabilities:
Noninterest-bearing deposits                       $  60,159,668    $  60,159,668     $  47,208,850    $  47,208,850
Interest-bearing deposits                            269,019,073      272,015,578       207,947,080      209,718,656
Borrowings (1)                                        52,477,182       52,093,961        43,008,296       43,032,966
Accrued interest payable                               1,011,701        1,011,701           501,996          501,996

(1) Includes federal funds purchased and securities sold under agreements to repurchase, long-term debt and other borrowings.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

--------------------------------------------------------------------------------

(15)     Acquisitions and Intangibles

In October 1997, Century completed the purchase and assumption of the deposits and certain other liabilities of the branch of Eastern American Bank, FSB ("Eastern American") located at 6832 Old Dominion Drive, McLean Virginia (the "McLean Branch"). As part of the transaction, Century's wholly-owned subsidiary, the Bank, assumed approximately $28.0 million in deposits at the McLean Branch, and also assumed the obligations under the related lease and acquired approximately $9.0 million in mortgage loans from Eastern American's portfolio, in addition to $0.2 million in equipment and other assets.

         In consideration of the assumption of the deposits and liabilities, Eastern American made a cash transfer to the Bank on the closing date of approximately $17.3 million, representing the total amount of the liabilities assumed, less the sum on the closing date of (i) the value of the vault cash at the McLean Branch, (ii) the net book value of the leasehold improvements and the personal property located at the McLean Branch, (iii) the amount of the security deposit related to the lease of the McLean Branch, (iv) the unpaid balance of the designated mortgage loans and certain overdraft protection loans, (v) certain proration items, and (vi) a deposit premium of approximately $1.5 million, equal to 5.6% of the balance of the deposits assumed as of the closing date, excluding deposits of affiliates of Eastern American and certain other types of deposits. The acquisition premium of $1.5 million is being amortized over the estimated 10 year life of the deposit account relationship on a straight-line basis.

         In October 1999, Century completed the purchase and assumption of the deposits and certain other liabilities of the branch of One Valley Bancorp ("One Valley") located at 18116 Triangle Shopping Plaza, Dumfries, Virginia (the "Dumfries Branch"). As part of the transaction, the Bank assumed approximately $9.4 million in deposits at the Dumfries Branch, and also assumed the obligations under the related lease and acquired approximately $6.0 million in mortgage loans from One Valley's portfolio, in addition to $0.3 million in equipment and other assets.

         In consideration of the assumption of the deposits and liabilities, One Valley made a cash transfer to the Bank on the closing date of approximately $2.9 million, representing the total amount of the liabilities assumed, less the sum on the closing date of (i) the value of the vault cash at the Dumfries Branch, (ii) the net book value of the leasehold improvements and the personal property located at the Dumfries Branch, (iii) the unpaid balance of the designated mortgage loans and certain overdraft protection loans, (iv) certain proration items, and (v) a deposit premium of $127,633, based on certain percentages of the deposit liabilities assumed and loans acquired as of the closing date. The total acquisition premium intangible recorded amounted to $327,633 (including $127,633 paid and $200,000 deemed to be a fair value adjustment of the lease obligation assumed) and is being amortized over the estimated 8 year life of the deposit account relationship on a straight-line basis.

         In August 2000, Century assumed $51.8 million of deposit liabilities, purchased $3.4 million of mortgage loans and $1.0 million of fixed assets, and recorded $3.4 million of intangible assets related to the purchase of the Reston Branch of Resource Bank located in Fairfax County, Virginia. The intangible assets are being amortized over the estimated 10 year life of the deposit account relationship on a straight-line basis. In connection with the transaction, Century also assumed the lease for the branch location at 1498 North Point Village Center in Reston, Virginia. The premises consist of approximately 2,500 square feet, which is under lease through 2013, with additional options to renew for two successive terms of five years each.

(16)     SUBSEQUENT EVENTS

         On March 15, 2001, Century consummated its merger with GrandBanc, Inc. in a stock-for-stock exchange valued at $9.4 million. Shareholders of GrandBanc, Inc. received .3318 shares of Century's common stock for each of the 4,049,665 shares of GrandBanc, Inc. common stock and cash in lieu of each fractional share at the rate of $6.9375. The merger was accounted for as a pooling of interests and the corresponding financial statements have been restated for this business combination. GrandBanc, Inc., which had $118.0 million in total assets at December 31, 2000, is the parent holding company of GrandBank, a Maryland chartered commercial bank headquartered in Rockville, Maryland which operates four banking offices in Montgomery County, Maryland and one banking office in Alexandria, Virginia.

         On May 15, 2001, Century declared a five percent stock dividend distributed on June 29, 2001 to stockholders of record as of the close of business on May 31, 2001. The effect of the stock dividend has been recognized retroactively in the stockholders' equity accounts in the consolidated statements of financial condition as of December 31, 2000 and in all share and per share data.

Century Bancshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2000 and 1999

--------------------------------------------------------------------------------

(17) Quarterly Financial Information (Unaudited - in thousands, except per share data):

                                              Quarter ended    Quarter ended      Quarter ended       Quarter ended
                                              Dec. 31, 2000    Sep. 30, 2000      Jun. 30, 2000       Mar. 31, 2000
-----------------------------------------------------------------------------------------------------------------------
Interest income                                   $     8,189        $     7,204         $     6,512       $     5,899
Net interest income                                     3,770              3,565               3,519             3,363
Provision for credit losses                               735                275                 215               225
Total other income                                        818                519                 518               432
Total other expense                                     4,089              3,216               3,075             2,859
Income before income tax expense                         (236)               593                 747               711
Net income                                               (282)               433                 461               432
Earnings per share:
   Basic                                          $     (0.07)       $      0.10         $      0.11       $      0.10
   Diluted                                              (0.06)              0.10                0.11              0.10
Weighted average shares outstanding:
   Basic                                            4,295,850          4,285,427           4,274,526         4,269,376
   Diluted                                          4,353,214          4,376,229           4,350,225         4,350,468

                                              Quarter ended    Quarter ended      Quarter ended       Quarter ended
                                              Dec. 31, 1999    Sep. 30, 1999      Jun. 30, 1999       Mar. 31, 1999
-----------------------------------------------------------------------------------------------------------------------
Interest income                                   $     5,844        $     5,472         $     5,395       $     5,122
Net interest income                                     3,290              3,043               2,968             2,969
Provision for credit losses                               285                110                 212               302
Total other income                                        379                363                 373               340
Total other expense                                     2,972              2,779               2,817             2,766
Income before income tax expense                          412                517                 312               241
Net income                                                256                319                 194               149
Earnings per share:
   Basic                                          $      0.06        $      0.07         $      0.04       $      0.03
   Diluted                                               0.06               0.07                0.04              0.03
Weighted average shares outstanding:
   Basic                                            4,268,793          4,355,750           4,403,906         4,397,288
   Diluted                                          4,297,865          4,440,934           4,490,341         4,481,971

Century Bancshares, Inc. and Subsidiaries
Consolidated Statements of Financial Condition (Unaudited)
June 30, 2001 and December 31, 2000

                                                                                   June 30,                   December 31,
                                                                                     2001                        2000
----------------------------------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks                                                         $   15,486,717              $   13,133,004
Federal funds sold                                                                     238,327                   7,078,260
Interest bearing deposits in other banks                                             7,961,665                     310,333
Investment securities available-for-sale, at fair value                             67,823,343                  91,722,426
Investment securities held-to-maturity, at amortized cost,
         fair value of $12,423,807 and $21,163,732 at June
         30, 2001 and December 31, 2000, respectively                               12,423,688                  20,389,131
Loans, net of unearned income                                                      292,929,497                 259,368,250
Less: allowance for credit losses                                                   (2,954,612)                 (2,958,213)
                                                                              ------------------          ------------------
Loans, net                                                                         289,974,885                 256,410,037
Loans held for sale                                                                  1,612,281                     390,010
Leasehold improvements, furniture, and equipment, net                                6,161,798                   6,079,063
Accrued interest receivable                                                          2,478,895                   3,037,344

Intangible assets, net                                                               5,454,182                   5,834,499
Net deferred taxes                                                                   3,739,678                   3,642,736
Other real estate owned                                                                240,297                           -
Other assets                                                                         1,432,581                   1,630,500
                                                                              ------------------          ------------------
         Total Assets                                                           $  415,028,337              $  409,657,343
                                                                              ------------------          ------------------

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
         Noninterest-bearing                                                    $   53,658,542              $   60,159,668
         Interest-bearing                                                          268,599,839                 269,019,073
                                                                              ------------------          ------------------
Total deposits                                                                     322,258,381                 329,178,741
Federal funds purchased and securities sold under
     agreements to repurchase                                                       28,527,067                  20,287,760
Long term debt:
     Federal Home Loan Bank advances                                                19,932,483                  20,389,080
     Preferred securities of subsidiary trust                                        8,800,000                   8,800,000
Other borrowings                                                                     3,519,109                   3,000,342
Other liabilities                                                                    6,928,727                   3,835,366
                                                                              ------------------          ------------------
         Total Liabilities                                                         389,965,767                 385,491,289
                                                                              ------------------          ------------------

Stockholders' Equity:
Common stock, $1.00 par value; 10,000,000 shares authorized; 4,465,511 and
       4,448,692 shares issued at June
       30, 2001 and December 31, 2000, respectively                                  4,465,511                   4,448,692
Additional paid in capital                                                          25,160,569                  25,117,038
Deficit                                                                             (3,900,909)                 (4,313,140)
Treasury stock, at cost, 143,000 shares at
    June 30, 2001 and December 31, 2000                                               (828,806)                   (828,806)
Other comprehensive income (loss), net of tax effect                                   166,205                    (257,730)
                                                                              ------------------          ------------------
    Total Stockholders' Equity                                                      25,062,570                  24,166,054
Commitments and contingencies
                                                                              ------------------          ------------------
    Total Liabilities and Stockholders' Equity                                  $  415,028,337              $  409,657,343
                                                                              ------------------          ------------------

See accompanying condensed notes to consolidated financial statements
(unaudited).

Century Bancshares, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
Three and Six Months Ended June 30, 2001 and 2000

                                                                 Three Months Ended                   Six Months Ended
                                                                      June 30,                            June 30,
                                                                2001             2000              2001             2000
                                                           ------------------------------------------------------------------
Interest income:
     Interest and fees on loans                              $ 6,154,205      $ 4,823,135       $12,194,952      $ 9,418,499
     Interest on federal funds sold                               23,788          256,314           113,589          405,871
     Interest on deposits in other banks                          22,957          194,357            38,303          302,505
     Interest on securities available-for-sale                 1,380,992        1,038,908         3,062,416        1,958,434
     Interest on securities held-to-maturity                       4,776          199,538             4,776          326,748
                                                           ------------------------------------------------------------------
Total interest income                                          7,586,718        6,512,252        15,414,036       12,412,057

Interest expense:
     Interest on deposits:
          Savings accounts                                       298,019          213,265           648,967          448,643
          NOW accounts                                           127,007          102,421           233,562          210,216
          Money market accounts                                  360,453          424,384           753,385          734,332
          Certificates under $100,000                          1,489,764          924,461         2,997,224        1,887,866
          Certificates $100,000 and over                         831,301          563,281         1,755,374        1,067,986
                                                           ------------------------------------------------------------------
     Total interest on deposits                                3,106,544        2,227,812         6,388,512        4,349,043
     Interest on borrowings                                      868,877          765,401         1,705,558        1,181,213
                                                           ------------------------------------------------------------------
Total interest expense                                         3,975,421        2,993,213         8,094,070        5,530,256
                                                           ------------------------------------------------------------------

Net interest income                                            3,611,297        3,519,039         7,319,966        6,881,801
Provision for credit losses                                      330,000          215,000           820,000          440,000
                                                           ------------------------------------------------------------------
Net interest income after provision for credit losses          3,281,297        3,304,039         6,499,966        6,441,801

Noninterest income:
     Service charges on deposit accounts                         381,565          392,300           772,551          734,870
     Other operating income                                      270,401          126,031           438,191          215,540
     Gain on sales/calls of investment securities              1,743,490                -         1,787,141                -
                                                           ------------------------------------------------------------------
Total noninterest income                                       2,395,456          518,331         2,997,883          950,410
                                                           ------------------------------------------------------------------

Noninterest expense:
     Salaries and employee benefits                            1,059,484        1,307,171         2,367,799        2,641,018
     Occupancy and equipment expense                             419,089          379,477           892,399          770,201
     Professional fees                                           449,070          336,195           732,036          550,400
     Depreciation and amortization                               177,073          181,511           344,637          357,806
     Amortization of deposit premiums                            190,329           97,967           380,317          195,935
     Data processing                                             236,107          254,757           517,947          503,116
     Communications                                              176,078          157,644           343,777          300,733
     Federal deposit insurance premiums                           13,631           12,828            28,844           25,159
     Merger-related expense                                      282,361                -         1,965,214                -
     Other operating expenses                                    321,412          347,182           679,864          590,344
                                                           ------------------------------------------------------------------
Total noninterest expense                                      3,324,634        3,074,732         8,252,834        5,934,712
                                                           ------------------------------------------------------------------

Income before income tax expense                               2,352,119          747,638         1,245,015        1,457,499
Income tax expense                                               966,974          285,957           831,291          564,106
                                                           ------------------------------------------------------------------
Net income                                                   $ 1,385,145      $   461,681       $   413,724      $   893,393
                                                           ------------------------------------------------------------------

Basic income per common share                                $      0.32      $      0.11       $      0.10      $      0.21
Diluted income per common share                                     0.31             0.11              0.09             0.20
Weighted average common shares outstanding                     4,312,922        4,274,526         4,310,170        4,303,706
Diluted weighted average common shares outstanding             4,446,598        4,350,225         4,413,989        4,379,057

See accompanying condensed notes to consolidated financial statements
(unaudited).

Century Bancshares, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity (Unaudited)
Six Months Ended June 30, 2001 and 2000

                                                                                                       Other
                                         Common       Additional                     Treasury      Comprehensive        Total
                                         Stock         Paid in                        Stock,      Income (Loss),    Stockholders'
                                       $1.00 par       Capital         Deficit       at cost     net of tax effect      Equity
-----------------------------------------------------------------------------------------------------------------------------------
  Balance, December 31, 2000           $4,448,692    $25,117,038     $(4,313,140)    $(828,806)        $ (257,730)   $ 24,166,054
  Comprehensive income:
  Net income                                                             413,724                                          413,724
  Unrealized gain on investment
    securities transferred from
    held-to-maturity on adoption
    of SFAS 133, net of tax effect                                                                        503,491         503,491
  Reclassification adjustment for
    gains included in net income,
    net of tax effect                                                                                    (636,561)       (636,561)
  Unrealized gain on investment
    securities during the period,
    net of tax effect                                                                                     557,005         557,005
-----------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                   413,724                          423,935         837,659
  Cash paid in lieu of fractional
    shares                                                                (1,493)                                          (1,493)
  Exercise of common stock
    options - 16,819 shares                16,819         43,531                                                           60,350
-----------------------------------------------------------------------------------------------------------------------------------
  Balance, June 30, 2001               $4,465,511    $25,160,569     $(3,900,909)    $(828,806)         $ 166,205    $ 25,062,570
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                       Other
                                         Common      Additional                      Treasury      Comprehensive        Total
                                          Stock        Paid in                        Stock,      Income (Loss),    Stockholders'
                                        $1.00 par      Capital         Deficit       at cost     net of tax effect      Equity
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, December 31, 1999          $4,201,904    $23,724,788     $(3,918,210)    $(789,863)       $(1,738,126)    $21,480,493
   Comprehensive income:
   Net income                                                            893,393                                          893,393
   Unrealized loss on
     investment securities,
     net of tax effect                                                                                    (31,476)        (31,476)
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                  893,393                          (31,476)        861,917
   Purchase of treasury stock, at
     cost, 5,000 shares                                                                (30,000)                           (30,000)
   Exercise of common stock
     options - 16,786 shares               16,786         55,846            (960)                                          71,672
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, June 30, 2000              $4,218,690    $23,780,634     $(3,025,777)    $(819,863)       $(1,769,602)    $22,384,082
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying condensed notes to consolidated financial statements
(unaudited).

Century Bancshares, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
Six Months Ended June 30, 2001 and 2000

(Dollars in thousands)                                                       2001          2000
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                   $   414   $     893
Adjustments to reconcile net income to net cash
    provided by operating activities:
Depreciation and amortization of premises and equipment                          345         358
Amortization of intangibles                                                      380         196
Provision for credit losses                                                      820         440
Provision (benefit) for deferred taxes                                          (369)         44
Gain on sales/calls of securities available-for-sale                          (1,787)          -
Decrease (increase) in accrued interest receivable                               558        (318)
Decrease in other assets                                                         198          29
Increase (decrease) in other liabilities                                       3,093         (96)
                                                                         ------------------------
Total adjustments                                                              3,238         653
                                                                         ------------------------
Net cash provided by operating activities                                      3,652       1,546
                                                                         ------------------------

Cash flows from investing activities:
Net increase in loans                                                        (34,626)    (17,045)
Net increase in loans held for sale                                           (1,222)       (210)
Net decrease (increase) in interest bearing deposits
    in other banks                                                            (7,651)     14,416
Purchases of securities available-for-sale                                    (2,365)    (10,864)
Purchases of securities held-to-maturity                                     (12,424)    (14,579)
Repayments and maturities of securities available-for-sale                    11,912       4,990
Repayments and maturities of securities held-to-maturity                           -          84
Proceeds from sales/calls of securities available-for-sale                    37,225           -
Net purchase of leasehold improvements, furniture
    and equipment                                                               (427)       (295)
                                                                         ------------------------
Net cash used in investing activities                                         (9,578)    (23,503)
                                                                         ------------------------

Cash flows from financing activities:
Net increase (decrease) in demand, savings, NOW and
    money market deposit accounts                                                (47)     13,052
Net decrease in certificates of deposit                                       (6,873)     (1,875)
Net increase in customer repurchase accounts                                   8,239       4,509
Net increase (decrease) in other borrowings                                      519     (15,012)
Net proceeds from issuance of long-term debt                                       -      10,000
Net proceeds from issuance of preferred securities of
    subsidiary trust                                                               -       8,536
Repayment of long-term debt                                                     (457)       (514)
Purchase of treasury stock                                                         -         (30)
Net proceeds from issuance of common stock                                        59          72
                                                                         ------------------------
Net cash provided by financing activities                                      1,440      18,738
                                                                         ------------------------

Net decrease in cash and cash equivalents                                     (4,486)     (3,219)
Cash and cash equivalents, beginning of period                                20,211      24,545
                                                                         ------------------------
Cash and cash equivalents, end of period                                     $15,725   $  21,326
                                                                         ------------------------

Supplemental disclosures of cash flow information:
Interest paid on deposits and borrowings                                     $ 8,223   $   5,263
Income taxes paid                                                                450         780
Loans transferred to OREO                                                        240           -

See accompanying condensed notes to consolidated financial statements
(unaudited).

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1)  Basis of Presentation

     In the opinion of management the unaudited consolidated financial statements as of June 30, 2001, and for the three and six month periods ended June 30, 2001 and 2000 contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations of Century Bancshares, Inc. (Century) as of such dates and for such periods. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2001 or any future periods. On March 15, 2001, Century completed its acquisition of GrandBanc, Inc. in a stock for stock exchange valued at $9.4 million. In addition to the acquisition being accounted for as a pooling of interests as described below, certain prior period balances have been reclassified to conform to the current period.

(2)  Acquisition Activities

     On August 25, 2000, Century assumed $51.8 million of deposit liabilities, purchased $3.4 million of mortgage loans and $1.0 million of fixed assets, and recorded $3.5 million of intangible assets related to the purchase of the Reston Branch of Resource Bank located in Fairfax County, Virginia (the Reston Branch). In connection with the transaction, Century also assumed the lease for the branch location at 1498 North Point Village Center in Reston, Virginia. The Reston Branch premises consist of approximately 2,600 square feet, which are under lease through 2013, with additional options to renew for two successive terms of five years each.

     On March 15, 2001, Century consummated its merger with GrandBanc, Inc. (OTC: GDBC) in a stock-for-stock exchange valued at $9.4 million. Shareholders of GrandBanc, Inc. received .3318 shares of Century's common stock for each of the 4,049,665 shares of GrandBanc, Inc. common stock and cash in lieu of each fractional share at the rate of $6.9375. The merger was accounted for as a pooling of interests. GrandBanc, Inc., which had $118.0 million in total assets at December 31, 2000 is the parent holding company of GrandBank, a Maryland chartered commercial bank headquartered in Rockville, Maryland, which operated four banking offices in Montgomery County, Maryland and one banking office in Alexandria, Virginia. GrandBank was merged into the Bank on May 18, 2001. All financial information has been restated to effect the pooling of interests.

     On June 14, 2001, Century announced it had entered into a definitive agreement to merge with United Bankshares, Inc. (NASDAQ:UBSI) in a transaction valued at $62.5 million. Under the terms of the agreement, Century stockholders will receive 0.45 shares of United Bankshares, Inc. common stock plus $3.43 in cash for each share of Century common stock. The transaction is intended to be a tax-free exchange of shares and accounted for under the purchase method of accounting. (See note 5 for a discussion of new accounting standards which will apply to this transaction). The transaction is subject to regulatory and stockholder approvals and is projected to close in the fourth quarter of 2001.

(3)  Investment Securities

     Investment securities available-for-sale and their contractual maturities, at June 30, 2001 and December 31, 2000, are summarized as follows:

                                                       Amortized      Gross Unrealized    Gross Unrealized
                   June 30, 2001                          Cost             Gains               Losses           Fair Value
------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government agencies:
                  Within one year                       $ 7,490,839            $ 54,578            $  2,777       $ 7,542,640
                  After one, but within five years       17,941,016             315,445                   -        18,256,461
                  After five, but within ten years       17,919,090              11,342              43,988        17,886,444
------------------------------------------------------------------------------------------------------------------------------
                                                         43,350,945             381,365              46,765        43,685,545
------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                               18,840,048              40,278             120,098        18,760,228
------------------------------------------------------------------------------------------------------------------------------
Other debt securities:
                  After ten years                         1,000,000                   -              30,000           970,000
------------------------------------------------------------------------------------------------------------------------------
Total debt securities                                    63,190,993             421,643             196,863        63,415,773
Equity securities                                         4,376,649              30,921                   -         4,407,570
------------------------------------------------------------------------------------------------------------------------------
Total investment securities available-for-sale          $67,567,642            $452,564            $196,863       $67,823,343
------------------------------------------------------------------------------------------------------------------------------

     On January 1, 2001, Century adopted SFAS 133 and elected to reclassify its entire held-to-maturity securities portfolio to available-for-sale.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                                         Amortized        Gross Unrealized     Gross Unrealized
                December 31, 2000                           Cost               Gains                Losses           Fair Value
---------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government agencies:
          Within one year                               $14,345,338           $ 3,287              $ 28,638          $14,319,987
          After one, but within five years               30,643,605           153,825                77,093           30,720,337
          After five, but within ten years               25,008,644           236,346               460,120           24,784,870
---------------------------------------------------------------------------------------------------------------------------------
                                                         69,997,587           393,458               565,851           69,825,194
---------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                               19,211,323               346               371,038           18,840,631
---------------------------------------------------------------------------------------------------------------------------------
Total debt securities                                    89,208,910           393,804               936,889           88,665,825
Equity securities                                         2,954,215           102,386                     -            3,056,601
---------------------------------------------------------------------------------------------------------------------------------
Total investment securities available-for-sale          $92,163,125          $496,190              $936,889          $91,722,426
---------------------------------------------------------------------------------------------------------------------------------

         Expected maturities may differ from contractual maturities of mortgage-backed securities and collateralized mortgage obligations because borrowers have the right to prepay their obligations at any time.

         As a member of the Federal Home Loan Bank system, the Bank is required to hold shares of stock in the Federal Home Loan Bank of Atlanta. The Bank, as a member of the Federal Reserve System is required to hold shares in the Federal Reserve Bank of Richmond.

         Investment securities totaling $50.4 million and $51.3 million at June 30, 2001 and December 31, 2000, respectively, were pledged to secure FHLBA borrowings, public deposits, customer repurchase accounts, and other borrowings. Investment securities available-for-sale were sold/called for gross proceeds of $37.2 million in 2001 resulting in a gross gain of $1.787 million. No investment securities were sold during 2000. During June 2001, Century repositioned the investment portfolio by selling $19.2 million in available-for-sale securities and reinvesting the proceeds into held-to-maturity securities having similar risk profiles. At June 30, 2001, full reinvestment of the proceeds had not occurred with remaining reinvestment to be completed in the third quarter of 2001. Gains from the sales provided an immediate increase to the Bank's regulatory capital and the categorization of the newly purchased securities as held-to-maturity will reduce future volatility in comprehensive income.

         Investment securities held-to-maturity, and their contractual maturities, at June 30, 2001 and December 31, 2000, are summarized as follows:

                                                           Amortized        Gross Unrealized    Gross Unrealized
                  June 30, 2001                              Cost                 Gains              Losses            Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions:
                  After ten years                         $ 4,277,718                $  3                 $10          $ 4,277,711
-----------------------------------------------------------------------------------------------------------------------------------
Other:
                  After ten years                           8,145,970                 126                   -            8,146,096
-----------------------------------------------------------------------------------------------------------------------------------
Total investment securities held-to-maturity              $12,423,688                $129                 $10          $12,423,807
-----------------------------------------------------------------------------------------------------------------------------------

                                                           Amortized        Gross Unrealized    Gross Unrealized
                December 31, 2000                              Cost                Gains               Losses          Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government agencies:
                  After one, but within five years        $ 5,999,326            $ 31,250             $     -          $ 6,030,576
-----------------------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions:
                  After five but within ten years           1,090,617              80,081                   -            1,170,698
                  After ten years                           7,183,792             509,139               9,790            7,683,141
-----------------------------------------------------------------------------------------------------------------------------------
                                                            8,274,409             589,220               9,790            8,853,839
-----------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                  1,788,917                 286              22,117            1,767,086
-----------------------------------------------------------------------------------------------------------------------------------
Other:
                  After ten years                           4,326,479             185,752                   -            4,512,231
-----------------------------------------------------------------------------------------------------------------------------------
Total investment securities held-to-maturity              $20,389,131            $806,508             $31,907          $21,163,732
-----------------------------------------------------------------------------------------------------------------------------------

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


(4)  Income Per Common Share

     Basic income per common share is calculated by dividing net income by the weighted-average common shares outstanding. Diluted income per common share is calculated by dividing net income by the sum of weighted-average common shares and potentially dilutive common shares. Century paid 5% stock dividends on April 17, 2000 and June 29, 2001, to common stock shareholders resulting in the issuance of 136,152 shares and 205,439 shares, respectively, and a proportionate increase in the number of shares of common stock issuable upon the exercise of stock options outstanding. Weighted-average shares outstanding and all share and per share data have been restated for the effect of these stock dividends.

     In accordance with SFAS No. 128, the calculation of basic income per common share and diluted income per common share is detailed below:

                                                             Three Months Ended                    Six Months Ended
                                                                  June 30,                             June 30,
                                                       --------------------------------     --------------------------------
                                                             2001             2000               2001            2000
                                                       --------------------------------     --------------------------------
Basic Income Per Common Share:
Net income                                                   $ 1,385,145     $ 461,681          $  413,724       $  893,393

Weighted average common shares outstanding                     4,312,922     4,274,526           4,310,170        4,303,706
                                                       --------------------------------     --------------------------------
Basic income per common share                                $      0.32     $    0.11          $     0.10            $0.21
                                                       --------------------------------     --------------------------------

Diluted Income Per Common Share:
Net income                                                   $ 1,385,145     $ 461,681          $  413,724       $  893,393

Weighted average common shares outstanding                     4,312,922     4,274,526           4,310,170        4,303,706
Dilutive effect of stock options                                 133,676        75,699             103,819           75,351
                                                       --------------------------------     --------------------------------
Diluted weighted average
  common shares outstanding                                    4,446,598     4,350,225           4,413,989        4,379,057
                                                       --------------------------------     --------------------------------
Diluted income per common share                              $      0.31     $    0.11          $     0.09       $     0.20
                                                       --------------------------------     --------------------------------

(5)  New Financial Accounting Standards

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. In certain circumstances a derivative may be specifically designed as a hedge of the exposure to changes in the fair values of a recognized asset or liability or an unrecognized firm commitment, the exposure to variable cash flows of a forecasted transaction, or the exposure to fluctuations in foreign currency. Among a number of other provisions, SFAS 133 allows entities to reclassify held-to-maturity securities without calling into question management's intent for the remainder of its securities portfolios. In June 2000, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," was issued to amend SFAS No. 133 to address a limited number of issues related to implementation of SFAS
133. Century adopted SFAS 133 on January 1, 2001 and elected to reclassify its entire held-to-maturity securities portfolio into the available-for sale securities portfolio, which resulted in a transition adjustment that increased stockholders' equity by $503,491, net of income taxes.

     In June 2001, SFAS No. 141, "Business Combinations," was issued. SFAS 141 requires that all business combinations be accounted for by a single method--the purchase method. SFAS 141 further requires that intangible assets be recognized apart from goodwill only if they meet one of two criteria--the contractual-legal criterion or the separability criterion. The disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption is also required. SFAS 141 applies to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     In June 2001, SFAS No. 142, "Goodwill and Other Intangible Assets," was issued. SFAS 142 adopts a more aggregate view of goodwill and bases the accounting for goodwill on the units of the combined entity into which an acquired entity is integrated. Furthermore, goodwill and other intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment using specific guidance. Additional supplemental disclosures of information about goodwill and other intangibles in the years subsequent to their acquisitions are also required. The provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001, except that all goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the nonamortization and amortization provisions. Since goodwill and some intangible assets will no longer be amortized, the reported amounts of goodwill and intangible assets will not decrease at the same time and in the same manner as under previous standards which could lead to more volatility in reported income because impairment losses are likely to occur irregularly and in varying amounts.

                                                                         ANNEX A


                     AGREEMENT AND PLAN OF REORGANIZATION

                           dated as of June 14, 2001

                                by and between

                            UNITED BANKSHARES, INC.

                                      and

                           CENTURY BANCSHARES, INC.

                               TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
RECITALS:................................................................................       4

ARTICLE I................................................................................       4

Certain Definitions
        1.01      Certain Definitions....................................................       4

ARTICLE II...............................................................................       9

The Merger
         2.01     The Merger.............................................................       9
         2.02     Effective Date and Effective Time......................................       9

ARTICLE III..............................................................................      10

The Bank Merger

         3.01     The Bank Merger........................................................      10
         3.02     Effective Date and Effective Time......................................      10

ARTICLE IV...............................................................................      10

Consideration; Exchange Procedures
         4.01     Merger Consideration...................................................      10
         4.02     Rights as Stockholders; Stock Transfers................................      11
         4.03     Fractional Shares......................................................      11
         4.04     Exchange Procedures....................................................      11
         4.05     Anti-Dilution Provisions...............................................      12
         4.06     Options................................................................      12

ARTICLE V................................................................................      13

Actions Pending the Effective Time
         5.01     Forebearances of Century...............................................      13
         5.02     Forebearances of United................................................      15

ARTICLE VI...............................................................................      16

Representations and Warranties
         6.01     Disclosure Schedules...................................................      16
         6.02     Standard...............................................................      16
         6.03     Representations and Warranties of Century..............................      16
         6.04     Representations and Warranties of United...............................      24

ARTICLE VII.............................................................................       31

Covenants
         7.01     Reasonable Best Efforts...............................................       31
         7.02     Stockholder Approvals.................................................       31
         7.03     Registration Statement................................................       31
         7.04     Press Releases........................................................       32
         7.05     Access; Information...................................................       32
         7.06     Acquisition Proposals.................................................       33
         7.07     Affiliate Agreements..................................................       33
         7.08     Takeover Laws.........................................................       33
         7.09     Certain Policies......................................................       33
         7.10     Regulatory Applications...............................................       34
         7.11     Indemnification.......................................................       34
         7.12     Benefit Plans.........................................................       35
         7.13     Notification of Certain Matters.......................................       35
         7.14     Directors and Officers................................................       35
         7.15     Current Public Information............................................       36

ARTICLE VIII............................................................................       36

Conditions to Consummation of the Merger
         8.01     Conditions to Each Party's Obligation to Effect the Merger............       36
         8.02     Conditions to Obligation of Century...................................       37
         8.03     Conditions to Obligation of United....................................       37

ARTICLE IX..............................................................................       38

Termination
         9.01     Termination...........................................................       38
         9.02     Effect of Termination and Abandonment.................................       39

ARTICLE X...............................................................................       39

Miscellaneous
         10.01    Survival..............................................................       39
         10.02    Waiver; Amendment.....................................................       40
         10.03    Counterparts..........................................................       40
         10.04    Governing Law.........................................................       40
         10.05    Expenses..............................................................       40
         10.06    Notices...............................................................       40
         10.07    Entire Understanding; No Third Party Beneficiaries....................       41
         10.08    Interpretation; Effect................................................       41

EXHIBIT A         Form of Stock Option Agreement
EXHIBIT B         Form of Century Affiliate Agreement
ANNEX A           Form of Supplement for Merger Sub Accession to Acquisition Agreement

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 14, 2001 (this "Agreement"), by and between CENTURY BANCSHARES, INC. ("Century") and UNITED BANKSHARES, INC. ("United").

                                   RECITALS

     A.   Century. Century is a Delaware corporation, having its principal place
          -------
of business in Washington, DC.

     B.   United. United is a West Virginia corporation, having its principal
          ------
place of business in Charleston, West Virginia.

     C.   Stock Option Agreement. As an inducement to the willingness of United
          ----------------------
to continue to pursue the transactions contemplated by this Agreement, Century will grant to United an option to purchase 14.9% of the shares of the common stock of Century pursuant to a Stock Option Agreement, in substantially the form of Exhibit A to be executed simultaneously with this Agreement.

     D.   Intentions of the Parties. It is the intention of the parties to this
          -------------------------
Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 (the "Code").

     E.   Board Action. The respective Boards of Directors of each of United and
          ------------
Century have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              Certain Definitions

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Century or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Century or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 10.02.

          "Average Closing Price" has the meaning set forth in Section 9.02(g).

          "Bank Merger" has the meaning set forth in Section 3.01.

          "Bank Merger Effective Date" has the meaning set forth in Section
3.02.

          "CNB" has the meaning set forth in Section 3.01.

          "Century" has the meaning set forth in the preamble to this Agreement.

          "Century Affiliate" has the meaning set forth in Section 7.07(a).

          "Century Board" means the Board of Directors of Century.

          "Century By-Laws" means the By-laws of Century.

          "Century Certificate" means the Amended Certificate of Incorporation of Century.

          "Century Common Stock" means the common stock, par value $1.00 per share, of Century.

          "Century Meeting" has the meaning set forth in Section 7.02.

          "Century Stock" means, collectively, Century Common Stock.

          "Century Stock Options" has the meaning set forth in Section 4.06.

          "Century Trust Preferred Stock" means preferred shares of stock issued by Century Capital Trust I, a second tier business trust subsidiary of Century .

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Compensation and Benefit Plans" has the meaning set forth in Section 6.03(m).

          "Corporation Commission" means the Virginia State Corporation Commission.

          "Costs" has the meaning set forth in Section 7.11(a).

          "DGCL" means the Delaware General Corporation Law.

          "DOL" has the meaning set forth in Section 6.03(m)(iii).

          "Determination Date" has the meaning set forth in Section 9.02(g).

          "Disclosure Schedule" has the meaning set forth in Section 6.01.

          "Effective Date" has the meaning set forth in Section 2.02(a).

          "Effective Time" means the effective time of the Merger, as provided for in Section 2.02.

          "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 6.03(m)(iii).

          "ERISA Affiliate Plan" has the meaning set forth in Section 6.03(m)(iii).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" has the meaning set forth in Section 4.04(a).

          "Exchange Ratio" has the meaning set forth in Section 4.01(a).

          "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

          "IRS" has the meaning set forth in Section 6.03(m)(ii).

          "Indemnified Party" has the meaning set forth in Section 7.11(a).

          "Insurance Amount" has the meaning set forth in Section 7.11(b).

          "Insurance Policy" has the meaning set forth in Section 7.11(b).

          "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

          "Material Adverse Effect" means, with respect to United or Century, any effect that (i) is material and adverse to the financial position, results of operations or business of United and its Subsidiaries taken as a whole or Century and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either United or Century to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, or (c) changes in market interest rates or the projected future interest rate environment, or (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.

          "Merger" has the meaning set forth in Section 2.01(b).

          "Merger Consideration" has the meaning set forth in Section 4.01(a).

          "Merger Sub" means a Delaware corporation, and/or one or more other corporations or limited liability companies to be organized under the corporate laws of the State of Delaware by United prior to the Effective Time.

          "Multiemployer Plan" has the meaning set forth in Section 6.03(m).

          "NASDAQ" means The NASDAQ Stock Market, Inc.'s National Market System.

          "New Certificate" has the meaning set forth in Section 4.04(a).

          "Old Certificate" has the meaning set forth in Section 4.04(a).

          "Option Exchange Ratio" has the meaning set forth in Section 4.06(a).

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plan" has the meaning set forth in Section 6.03(m).

          "Person" means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

          "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule or in United or Century's SEC Documents..

          "Proxy Statement" has the meaning set forth in Section 7.03.

          "Registration Statement" has the meaning set forth in Section 7.03.

          "Regulatory Authorities" has the meaning set forth in Section 6.03(i).

          "Replacement Option" has the meaning set forth in Section 4.06(a).

          "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

          "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents" has the meaning set forth in Section 6.03(g).

          "Secretary of State" means the Secretary of State of the State of Delaware.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Stock Option Agreement" has the meaning set forth in Recital C.

          "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.

          "Surviving Corporation" has the meaning set forth in Section 2.01(b).

          "Takeover Laws" has the meaning set forth in Section 6.03 (o).

          "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

          "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

          "Treasury Stock" shall mean shares of Century Stock held by Century or any of its Subsidiaries in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

          "United" has the meaning set forth in the preamble to this Agreement.

          "United Board" means the Board of Directors of United.

          "United Common Stock" means the common stock, par value $2.50 per share, of United.

          "United Compensation and Benefit Plans" has the meaning set forth in
Section 6.04(k).

          "United Consultants" has the meaning set forth in Section 6.04(k).

          "United Directors" has the meaning set forth in Section 6.04(k).

          "United Employees" has the meaning set forth in Section 6.04(k).

          "VSCA" means the Virginia Stock Corporation Act.

                                   ARTICLE II

                                  The Merger

     2.01 The Merger. (a) Prior to the Effective Time, United shall take any and all action necessary (i) duly to organize the Merger Sub for the purpose of consummating the Merger, (ii) to cause Merger Sub to become a party to this Agreement, to be evidenced by the execution by the Merger Sub of a supplement to this Agreement in substantially the form of Annex A , and delivery thereof to Century; and (iii) to cause Merger Sub to take all actions necessary or proper to comply with the obligations of United and such Merger Sub to consummate the transactions contemplated hereby.

          (b) At the Effective Time, Century shall merge with and into Merger Sub (the "Merger"), the separate corporate existence of Century shall cease and Merger Sub shall survive and continue to exist as a Virginia corporation (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). United may at any time prior to the Effective Time change the method of effecting the combination with Century (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) cause the approval of the stockholders of United to be required as a condition to the Merger, (ii) alter or change the amount or kind of Merger Consideration (as hereinafter defined), or the relative proportions of cash and United Common Stock included therein, (iii) adversely affect the tax treatment of Century's stockholders as a result of receiving the Merger Consideration or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that United shall provide Century prior written notice of such change and the reasons therefor.

          (c) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of a certificate of merger in accordance with Section 251 of the DGCL or such later date and time as may be set forth in such articles and the issuance of a certificate of merger by the Secretary of State under the DGCL. The Merger shall have the effects prescribed in the DGCL.

          (d) At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

     2.02 Effective Date and Effective Time. (a) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of United, on the last business day of the month in which such fifth business day occurs or, if such fifth business day occurs within the last five business days of such month, on the last business day of the succeeding month) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

          (b) Notwithstanding any other provision in this Agreement to the contrary, if United shall exercise its right to delay the Effective Date pursuant to this Section, and a record date for any dividend or other distribution in respect of the United Common Stock is taken during the period of such delay such that the Century Stockholders will not be entitled to participate in such dividend, each stockholder of Century shall be entitled to receive, upon surrender of the Old Certificates and compliance with the other provisions of Article IV, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of United Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution.

                                  ARTICLE III

                                The Bank Merger

     3.01 The Bank Merger. (a) At the Effective Time, Century National Bank ("CNB"), a wholly-owned subsidiary of Century, shall merge with and into United Bank, a wholly-owned subsidiary of United (the "Bank Merger"), the separate existence of CNB shall cease and United Bank shall survive and continue to exist as a Virginia Banking Corporation. United may at any time prior to the Effective Time, change the method of effecting the combination with CNB (including without limitation the provisions of this Article III) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however that no such change shall (i) alter or change the amount or kind of Merger Consideration, or the relative proportions of cash and United Common Stock included therein, (ii) adversely affect the tax treatment of Century's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, and provided further, that United shall provide Century with prior written notice of such change and the reasons therefor.

               (b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the occurrence of the filing in the office in the Corporation Commission of articles of merger in accordance with the VSCA or such later date and time as may be set forth in such articles and the issuance of a certificate of merger by the Corporation Commission under the VSCA. The Bank Merger shall have the effects prescribed in the VSCA.

     3.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Bank Merger (the "Bank Merger Effective Date") to occur on
(i) the fifth business day to occur after the last of the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of United, on the last business day of the month in which such fifth business day occurs or, if such fifth business day occurs within the last five business days of such month, on the last business day of the succeeding month) or (ii) such other date to which the parties may agree in writing. The time on the Bank Merger Effective Date when the Merger shall become effective is referred to as the "Bank Merger Effective Time."


                                  ARTICLE IV

                      Consideration; Exchange Procedures

     4.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

               (a) Each holder of a share of Century Stock (other than Century or its subsidiaries or United and its subsidiaries, except for shares held by them in a fiduciary capacity) shall receive in respect thereof consideration consisting of a combination of (i) 0.4500 share of United Stock (the "Exchange Ratio") and (ii) an amount of cash equal to $3.43 (collectively, the "Merger Consideration").

               (b)  Outstanding United Stock. Each share of United Common Stock
                    ------------------------
issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

               (c)  Treasury Shares. Each share of Century Common Stock held
                    ---------------
as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

               (d)  Merger Sub. Each share of capital stock of Merger Sub
                    ----------
issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the merger, and no consideration shall be issued in exchange therefor.

        4.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Century Stock shall cease to be, and shall have no rights as, stockholders of Century, other than to receive the Merger Consideration and any dividend or other distribution with respect to such Century Stock with a record date occurring prior to the Effective Time, the payment, if any, in lieu of certain dividends on United Common Stock provided for in Section 2.02(b), and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of Century or the Surviving Corporation of shares of Century Stock.

        4.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of United Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, United shall pay to each holder of Century Common Stock who would otherwise be entitled to a fractional share of United Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of United Common Stock as reported by NASDAQ reporting system (as reported in the Wall Street Journal) on the Effective Date.

        4.04 Exchange Procedures. (a) At or prior to the Effective Time, United shall deposit, or shall cause to be deposited, with Mellon Investor Services, LLC (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Century Common Stock ("Old Certificates"), for exchange in accordance with this Article IV, (i) certificates representing the shares of United Common Stock ("New Certificates") and (ii) an amount of cash necessary to pay the cash portion of the Merger Consideration and any payments required by Section 2.02(b) (the "Exchange Fund"). The Exchange Fund will be distributed in accordance with the Exchange Agent's normal and customary procedures established in connection with merger transactions.

               (b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates, the cash portion of the Merger Consideration, any cash in lieu of fractional shares into which the shares of Century Common

Stock represented by the Old Certificates shall have been converted pursuant to this Agreement and any payment required pursuant to Section 2.02(b) of this Agreement. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates shall be entitled to receive in exchange therefor (i) a New Certificate, a (ii) a check representing the amount of the cash portion of the Merger Consideration, (iii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article IV, and (iv) any payment required by Section 2.02(b), and the Old Certificates so surrendered shall forthwith be cancelled.

               (c) Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Century Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (d) No dividends or other distributions with respect to United Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Century Common Stock converted in the Merger into the right to receive shares of such United Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 4.04. After becoming so entitled in accordance with this
Section 4.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent , without any interest thereon, which theretofore had become payable with respect to shares of United Common Stock such holder had the right to receive upon surrender of the Old Certificates.

               (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Century for six months after the Effective Time shall be paid to United. Any stockholders of Century who have not theretofore complied with this Article III shall thereafter look only to United for payment of the Merger Consideration , cash in lieu of any fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of Century Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         4.05 Anti-Dilution Provisions. In the event United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding United Common Stock and the record date therefor shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the United Common Stock other than a cash dividend consistent with past practice, the stock portion of the Merger Consideration shall be proportionately adjusted.

         4.06 Options. (a) At the Effective Time, each outstanding option (each, a "Century Option") to purchase shares of Century Common Stock under any and all plans of Century under which stock options have been granted and are outstanding (collectively, the "Century Stock Plans") shall vest pursuant to the terms thereof and shall be converted into an option (each, a "Replacement Option") to acquire, on the same terms and conditions as were applicable under such Century Stock Option (other than any requirement that an option be exercised within a specific time period after termination of employment or cessation of service as a non-employee director, which requirement shall be waived or deleted from each option by amendment thereto), the number of shares of United Common Stock equal to (a) the number of shares of Century Common Stock subject to the Century Stock Option, multiplied by (b) 0.5894 (the "Option Exchange Ratio"). Such product shall be rounded to the nearest whole number. The exercise price per share (rounded to the nearest whole cent) of each Replacement Option shall equal (y) the exercise price per share for the shares of Century Common Stock which were purchasable pursuant to such Century Stock Option divided by (z) the Option Exchange Ratio. Notwithstanding the foregoing, each Century Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, Century shall use its reasonable best efforts, including using its reasonable best efforts to obtain any necessary consents from optionees, with respect to the Century Stock Plans to permit the replacement of the outstanding Century Stock Options by United pursuant to this Section and to permit United to assume the Century Stock Plans. Century shall further take all action necessary to amend the Century Stock Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, United shall assume the Century Stock Plans; provided, that such assumption shall be only in respect of the Replacement Options and that United shall have no obligation with respect to any awards under the Century Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Century Stock Plans.

               (b) At all times after the Effective Time, United shall reserve for issuance such number of shares of United Common Stock as necessary so as to permit the exercise of options granted under the Century Stock Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. United shall make all filings required under federal and state securities laws no later than the Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and United shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of such shares.


                                   ARTICLE V

                      Actions Pending the Effective Time

         5.01 Forebearances of Century. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or disclosed in the Disclosure Schedule, without the prior written consent of United, Century will not, and will cause each of its Subsidiaries not to:

               (a) Ordinary Course. Conduct the business of Century and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon Century's ability to perform any of its material obligations under this Agreement.

               (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Century Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Century Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

               (c) Dividends, Etc. (a) Make, declare, pay or set aside for payment any dividend, other than dividends from wholly-owned Subsidiaries to Century or another wholly-owned Subsidiary of Century) on or in respect of, or declare or make any distribution on any shares of Century Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

               (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Century or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit, (including incentive or bonus payments) except (i) for normal individual payments of incentives and bonuses to employees in the ordinary course of business consistent with past practice, not to exceed $400,000 in the aggregate, (ii) mutually agreeable amendments to the Employment Agreement, as amended, between Century and its President, (iii) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (iv) for other changes that are required by applicable law, (v) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (vi) for grants of awards to newly hired employees consistent with past practice.

               (e)  Benefit Plans. Enter into, establish, adopt or amend (except
(i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Century or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

               (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

               (g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

               (h) Governing Documents. Amend the Century Certificate, Century By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Century's Subsidiaries.

               (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

               (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify in any material respect any of its existing material contracts.

               (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Century and its Subsidiaries, taken as a whole.

               (l) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or
(b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

               (m) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

               (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

               (o)  Commitments.  Agree or commit to do any of the foregoing.

         5.02 Forebearances of United. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Century, United will not, and will cause each of its Subsidiaries not to:

               (a) Ordinary Course. Conduct the business of United and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon United's ability to perform any of its material obligations under this Agreement.

               (b) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

               (c) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program.

               (d) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or
(b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of United to exercise its rights under the Stock Option Agreement.

               (e) Transactions Involving United. United agrees that prior to the Effective time it shall not, and shall not permit any United Subsidiary, to enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving United and/or a United Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, however, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Century Common Stock, upon completion of the Merger and their receipt of United Stock, in the same manner as the holders of United Stock.

               (f)  Commitments.  Agree or commit to do any of the foregoing.

                                  ARTICLE VI

                        Representations and Warranties

         6.01 Disclosure Schedules. On or prior to the date hereof, United has delivered to Century a schedule and Century has delivered to United a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 6.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of Century's representations, warranties and covenants contained in this Agreement are qualified by reference to the Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of United.

         6.02 Standard. No representation or warranty of Century or United contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "knowledge" shall mean
(i) with respect to United, actual knowledge of Richard M. Adams, Richard M. Adams, Jr., Kendal E. Carson, James J. Consagra, Jr., James B. Hayhurst, Jr., John Neuner, III, Joe L. Wilson and Steven E. Wilson, and (ii) with respect to Century, actual knowledge of Joseph S. Bracewell, Dale G. Phelps, F. Kathryn Roberts, Marvin Fabrikant, Kathleen M. Curtis and Shaza L. Andersen.

         6.03  Representations and Warranties of Century. Subject to Sections
6.01 and 6.02 and except as Previously Disclosed, Century hereby represents and warrants to United:

               (a)  Organization and Standing. Century is a corporation duly
                    -------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. Century is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

               (b)  Capitalization. As of the date hereof, the authorized
                    --------------
capital stock of Century consists of (i) 10,000,000 shares of Century Common Stock, of which as of May 31, 2001, 4,323,110 shares were outstanding and an additional 150,150 shares were held in treasury, (ii) 1,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding or held in treasury as of the date hereof. As of the date hereof, except pursuant to the terms of options and stock issued pursuant to employee and director stock plans of Century in effect as of the date hereof (the "Century Stock Plans"), Century does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Century Common Stock or any other equity securities of Century or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Century Common Stock or other equity securities of Century or any of its Subsidiaries. As of May 31, 2001, 1,039,422 shares of Century Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Century Stock Plans of which options to purchase 950,996 shares of Century Common Stock have been issued. The outstanding shares of Century Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

               (c)  Subsidiaries. (i) Century has Previously Disclosed a list
                    -------------
of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. (A) Century owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by Century or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. ss. 55) and are owned by Century or its Subsidiaries free and clear of any Liens.

                         (ii)  Century has Previously Disclosed a list of all
equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of May 31, 2001.

                         (iii) Each of Century's Subsidiaries has been duly
organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

               (d)  Corporate Power. Each of Century and its Subsidiaries has
                    ---------------
the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Century has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

               (e)  Corporate Authority. Subject in the case of this Agreement
                    -------------------
to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of more than two-thirds of the outstanding shares of Century Common Stock entitled to vote thereon (which is the only vote of Century stockholders required thereon), the execution and delivery of this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Century and the Century Board. Assuming due authorization, execution and delivery by United, this Agreement is a valid and legally binding obligation of Century, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Century Board of Directors has received the written opinion of Friedman, Billings Ramsey & Company, Inc. to the effect that as of the date hereof the consideration to be received by the holders of Century Common Stock in the Merger is fair to the holders of Century Common Stock from a financial point of view.

               (f)  Consents and Approvals; No Defaults. (i) No consents or
                    -----------------------------------
approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Century or any of its Subsidiaries in connection with the execution, delivery or performance by Century of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities, (B) filings with the SEC, the NASDAQ Stock Market and state securities authorities, and (C) the filing of articles of merger with the Secretary of State of Delaware pursuant to the DGCL and the issuance of a certificate of merger in connection therewith. As of the date hereof, Century is not aware of any reason why the approvals set forth in
Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

                         (ii)  Subject to receipt of the regulatory approvals
referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Century or of any of its Subsidiaries or to which Century or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Century Certificate or the Century By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

               (g)  Financial Reports and SEC Documents; Absence of Certain
                    -------------------------------------------------------
Changes or Events. (i) Century's Annual Reports on Form 10-K for the fiscal
-----------------
years ended December 31, 1998, 1999 and 2000, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, Century's

"SEC Documents") with the SEC, as of the date filed, (A) as to Form, complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Century contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Century and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements of Century in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Century and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

                         (ii)  Since March 31, 2001, Century and its
Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

                         (iii) Since March 31, 2001, (A) Century and its
Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section
6.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Century.

               (h)  Litigation. No litigation, claim or other proceeding before
                    ----------
any court or governmental agency is pending against Century or any of its Subsidiaries and, to Century's knowledge, no such litigation, claim or other proceeding has been threatened.

               (i)  Regulatory Matters. (i) Neither Century nor any of its
                    ------------------
Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

                         (ii)  Neither Century nor any of its Subsidiaries has
been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                         (iii) Century is not a financial holding company as
defined by the Gramm-Leach-Bliley Act of 1999.

               (j)  Compliance with Laws. Each of Century and its Subsidiaries:

                         (i)   is in compliance with all applicable federal,
state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                         (ii)  has all permits, licenses, authorizations, orders
and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Century's knowledge, no suspension or cancellation of any of them is threatened;

                         (iii) has received, since December 31, 1998, no
notification or communication from any Governmental Authority (A) asserting that Century or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Century's knowledge, do any grounds for any of the foregoing exist); and

                         (iv)  as of July 1, 2001, will be in compliance with
the privacy provisions of the Gramm-Leach-Bailey Act, and all other applicable laws relating to consumer privacy.

               (k)  Material Contracts; Defaults. Except for this Agreement,
                    ----------------------------
the Stock Option Agreement and those agreements and other documents filed as exhibits to Century's SEC Documents, neither Century nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or
(ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Century nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

               (l)  No Brokers. No action has been taken by Century that would
                    ----------
give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Friedman, Billings, Ramsey & Co., Inc.

               (m)  Employee Benefit Plans. (i) Century has Previously Disclosed
                    ----------------------
a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of Century or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "Compensation and Benefit Plans"). Neither Century nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

                    (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS"), and Century is not aware of any circumstances likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Century, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither Century nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Century or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                    (iii) No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Century or any of its Subsidiaries or any entity (and "ERISA Affiliate") which is considered one employer with Century under Section 4001(a)(14) of ERISA or Section 414(b) or
(c) of the Code is or was subject to Title IV of ERISA or is or was a Multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of Century, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

                    (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Century or any of its Subsidiaries is a party have been timely made or have been reflected on Century's financial statements. None of Century, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

                    (v) Neither Century nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Century or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                    (vi) Century and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

          (vii) With respect to each Compensation and Benefit Plan, if applicable, Century has provided or made available to United, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330 filed with the IRS; and (H) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

          (viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective
Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

          (ix) Neither Century nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

          (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of United, Century or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     (n) Labor Matters. Neither Century nor any of its Subsidiaries is a party
         -------------
to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Century or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Century or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Century's knowledge, threatened, nor is Century aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     (o) Takeover Laws; Dissenters Rights. Century has taken all action required
         --------------------------------
to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state applicable to Century (collectively, "Takeover Laws"), including, without limitation, Section 2.03 of the DGCL.

     (p) Environmental Matters. To Century's knowledge, neither the conduct nor
         ---------------------
operation of Century or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Century's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Century's knowledge, neither Century nor any of its Subsidiaries has received any notice from any person or entity that Century or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

     (q) Tax Matters. (i) All Tax Returns that are required to be filed by or
         -----------
with respect to Century and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause
(i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Century or its Subsidiaries. Century has made available to United true and correct copies of the United States Federal Income Tax Returns filed by Century and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2000. Neither Century nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Century's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Century's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither Century nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

           (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

     (r) Risk Management Instruments. Neither Century nor any of its
         ---------------------------
subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Century's own account, or for the account of one or more of Century's Subsidiaries or their customers.

     (s) Books and Records. The books and records of Century and its
         -----------------
Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

     (t) Insurance. Century Previously Disclosed all of the insurance policies,
         ---------
binders, or bonds maintained by Century or its Subsidiaries. Century and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Century reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Century and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

               (u)  Disclosure. The representations and warranties contained in
                    ----------
this Section 6.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.03, in light of the circumstances in which they are made, not misleading.

     6.04      Representations and Warranties of United. Subject to Sections
6.01 and 6.02 and except as Previously Disclosed. United hereby represents and warrants to Century as follows:

               (a)  Organization and Standing. United is a corporation duly
                    -------------------------
organized, validly existing and in good standing under the laws of the State of West Virginia. United is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

               (b)  United Stock. (i) As of the date hereof, the authorized
                    ------------
capital stock of United consists solely of 100,000,000 shares of United Common Stock, of which as of May 31, 2001, 43,381,769 shares, including 1,992,509 shares held in treasury, were outstanding. As of the date hereof, except as set forth in its Disclosure Schedule, United does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of United Common Stock or any other equity securities of United or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of United Common Stock or other equity securities of United or any of its Subsidiaries. As of May 31, 2001, United has 1,450,974 shares of United Common Stock which are issuable and reserved for issuance upon exercise of United Stock Options. The outstanding shares of United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

                         (ii) The shares of United Common Stock to be issued in
exchange for shares of Century Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ National Market System.

               (c)  Subsidiaries. Each of United's Subsidiaries has been duly
                    ------------
organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

               (d)  Corporate Power. Each of United and its Subsidiaries has the
                    ---------------
corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

               (e)  Corporate Authority. This Agreement, the Stock Option
                    -------------------
Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of United and the United Board prior to the date hereof. Shareholder approval of the transactions contemplated hereby and thereby is not required. Assuming due authorization, execution and delivery by Century, this Agreement is a valid and legally binding agreement of United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

               (f)  Consents and Approvals; No Defaults. (i) No consents or
                    -----------------------------------
approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by United or any of its Subsidiaries in connection with the execution, delivery or performance by United of this Agreement or to consummate the Merger except for (A) filings of applications and notices, with the federal and state banking and insurance authorities; (B) filings with, and approval by, the NASDAQ National Market System regarding the United Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of articles of merger with the Secretary of State pursuant to the DGCL and the issuance of the related certificate of merger; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of United Stock in the Merger; and (F) receipt of the approvals set forth in
Section 8.01(b). As of the date hereof, United is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in
Section 8.01(b).

                         (ii) Subject to the satisfaction of the requirements
referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of United or of any of its Subsidiaries or to which United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of United or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

               (g)  Financial Reports and SEC Documents; Absence of Certain
                    -------------------------------------------------------
Changes or Events. (i) United's Annual Report on Form 10-K for the fiscal years
-----------------
ended December 31, 1998, 1999 and 2000 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1998, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange in the form filed or to be filed (collectively "United's SEC Documents"), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of United contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of United and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements of United in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of United and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

                         (ii)  Since March 31, 2001, United and its Subsidiaries
have not incurred any liability other than in the ordinary course of business consistent with past practice.

                         (iii) Since March 31, 2001, (A) United and its
Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section
6.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to United.

               (h)  Litigation. No litigation, claim or other proceeding before
                    ----------
any Governmental Authority is pending against United or any of its Subsidiaries and, to the best of United's knowledge, no such litigation, claim or other proceeding has been threatened.

               (i)  Regulatory Matters. (i) Neither United nor any of its
                    ------------------
Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

                         (ii)  Neither United nor any of its Subsidiaries or
properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has United or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                         (iii) United is not a financial holding company as
defined by the Gramm-Leach-Bailey Act of 1999.

               (j)  Compliance with Laws. Each of United and its Subsidiaries:
                    --------------------

                         (i)   is in compliance with all applicable federal,
state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                    (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened;

                    (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that United or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to United's knowledge, do any grounds for any of the foregoing exist); and

                    (iv) as of July 1, 2001, will be in compliance with the privacy provisions of the Gramm-Leach-Bailey Act, and all other applicable laws relating to consumer privacy.

          (k)  Employee Benefit Plans. United has Previously Disclosed a
               ----------------------
complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any employee or former employee (the "United Employees"), consultant or former consultant (the "United Consultants") or director or former director (the "United Directors") of United or any of its Subsidiaries participates or to which any United Employees, United Consultants or United Directors are a party (the "United Compensation and Benefit Plans").

                    (ii) Each United Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "United Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such United Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS"), and United is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of United, threatened legal action, suit or claim relating to the United Compensation and Benefit Plans other than routine claims for benefits. Neither United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any United Compensation and Benefit Plan that would reasonably be expected to subject United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or
Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                    (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by United or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an " United ERISA Affiliate") which is considered one employer with United under Section 4001(a)(14) of ERISA or
Section 414(b) or (c) of the Code (an "United ERISA Affiliate Plan"). None of United, any of its Subsidiaries or any United ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any United Compensation and Benefit Plan or by any United ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or United ERISA Affiliate Plan and, to United's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of United, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any United Compensation and Benefit Plan. Under each United Pension Plan and United ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such United Pension Plan or United ERISA Affiliate Plan), did not exceed the then current value of the assets of such United Pension Plan or United ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such United Pension Plan or United ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

                    (iv) All contributions required to be made under the terms of any United Compensation and Benefit Plan or United ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which United or any of its Subsidiaries is a party have been timely made or have been reflected on United's financial statements. Neither any United Pension Plan nor any United ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each United Pension Plan or United ERISA Affiliate Plan have been made on or before their due dates. None of United, any of its Subsidiaries or any United ERISA Affiliate
(x) has provided, or would reasonably be expected to be required to provide, security to any United Pension Plan or to any United ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

                    (v) Neither United nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any United Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such United Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by United or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                    (vi) United and its Subsidiaries do not maintain any United Compensation and Benefit Plans covering foreign Employees.

                    (vii) With respect to each United Compensation and Benefit Plan, if applicable, United has provided or made available to Century, true and complete copies of existing: (A) United Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                    (viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective
Time) reasonably be expected to (A) entitle any United Employee, United Consultant or United Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any United Compensation and Benefit Plan or
(C) result in any material increase in benefits payable under any United Compensation and Benefit Plan.

                    (ix) Neither United nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

                    (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective
Time), none of United, Century or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (l)  No Brokers. No action has been taken by United that would give
               ----------
rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

          (m)  Takeover Laws. United has taken all action required to be taken
               -------------
by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any Takeover Laws applicable to United.

          (n)  Environmental Matters. To United's knowledge, neither the conduct
               ---------------------
nor operation of United or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Century's knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To United's knowledge, neither United nor any of its Subsidiaries has received any notice from any person or entity that United or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

               (o)  Tax Matters. (i) All Tax Returns that are required to be
                    -----------
filed by or with respect to United and its Subsidiaries have been duly filed,
(ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of United or its Subsidiaries. Neither United nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by United's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in United's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither United nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (p)  Books and Records. The books and records of United and its
                    -----------------
Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

               (q)  Insurance. United's Disclosure Schedule sets forth all of
                    ---------
the insurance policies, binders, or bonds maintained by United or its Subsidiaries. United and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of United reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; United and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

               (r)  Disclosure. The representations and warranties contained in
                    ----------
this Section 6.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.04, in light of the circumstances under which they are made, not misleading.

               (s)  Representations and Warranties of United with Respect to
                    --------------------------------------------------------
Merger Sub. (i) Organization, Standing and Authority. The Merger Sub is or will
----------
be duly organized and is validly existing in good standing under the laws of the State of its organization, and is or will be duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Merger Sub will have been organized for the purpose of the transactions contemplated by this Agreement, and no newly chartered Merger Sub will have previously conducted any business or incurred any liabilities.

                         (ii) Power. The Merger Sub has the power and authority
to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

               (iii) Authority. This Agreement and the transactions contemplated hereby have been authorized by all requisite action on the part of the Merger Sub and its respective subsidiaries or members. This Agreement is a valid and legally binding agreement of the Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                                  ARTICLE VII

                                   Covenants

     7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Century and United agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

     7.02 Stockholder Approvals. Century agrees to take, in accordance with applicable law or NASDAQ rules and its articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Century's stockholders for consummation of the Merger (including any adjournment or postponement, the "Century Meeting"), as promptly as practicable after the Registration Statement is declared effective. The Century Board will recommend that the Century stockholders approve and adopt the Agreement and the transactions contemplated hereby, provided that the Century Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the Century Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of the members of the Century Board under applicable law.

     7.03 Registration Statement. (a) United agrees to prepare a registration statement on Form S-4 (the "Registration Statement") to be filed by United with the SEC in connection with the issuance of United Common Stock in the Merger (including the prospectus of United and proxy solicitation materials of Century constituting a part thereof (the "Proxy Statement") and all related documents). Century and United agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Century and its Subsidiaries have cooperated as required above, United agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within seventy-five (75) days from the date of this Agreement. Each of Century and United agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. United also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Century agrees to furnish to United all information concerning Century, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

               (b) Each of Century and United agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Century Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Century and United further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

               (c) United agrees to advise Century, promptly after United receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of United Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         7.04 Press Releases. Each of Century and United agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

         7.05 Access; Information. (a) Each of Century and United agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

               (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

               (c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

               (d) The provisions of this Section 7.05 are in addition to, and not in lieu of, that certain letter agreement dated May 24, 2001 between the parties (the "Letter Agreement"), the terms of which are hereby specifically confirmed.

         7.06 Acquisition Proposals. Century agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than United with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.

         7.07. Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, Century shall deliver to United a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Century Meeting, deemed to be an "affiliate" of Century (each, a "Century Affiliate") as that term is used in Rule 145 under the Securities Act.

               (b) Century shall use its reasonable best efforts to cause each person who may be deemed to be a Century Affiliate to execute and deliver to United on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

         7.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

         7.09 Certain Policies. Immediately prior to the Effective Date, Century shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and United, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of United; provided, however, that Century shall not be obligated to take any such action pursuant to this Section 7.09 unless and until United acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Century that United's representations and warranties, subject to Section 6.02, are true and correct as of such date and that United is otherwise material in compliance with this Agreement. Century's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 7.09.

         7.10 Regulatory Applications. (a) United and Century and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of United and Century shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

               (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         7.11 Indemnification. (a) Following the Effective Date and for a period of six years thereafter, United shall indemnify, defend and hold harmless the present directors, officers and employees of Century and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Century is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the State of Delaware, the Century Certificate, the Century By-Laws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Delaware law, the Century Certificate, the Century By-Laws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to United) selected by United and reasonably acceptable to such officer or director.

               (b) For a period of six (6) years from the Effective Time, United shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Century or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Century) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Century; provided, however, that in no event shall United be required to expend more than 200 percent of the current amount expended by Century (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if United is unable to maintain or obtain the insurance called for by this Section 7.11(b), United shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Century or any Subsidiary may be required to make application and provide customary representations and warranties to United's insurance carrier for the purpose of obtaining such insurance.

               (c)  Any Indemnified Party wishing to claim indemnification under
Section 7.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify United thereof; provided that the failure so to notify shall not affect the obligations of United under
Section 7.11(a) unless and to the extent that United is actually prejudiced as a result of such failure.

               (d) If United or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of United shall assume the obligations set forth in this Section 7.11.

               (e) The provisions of this Section 7.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         7.12 Benefit Plans. It is the intention of United that within a reasonable period of time following the Effective Time (a) it will provide employees of Century with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of United, (b) United shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (c) all Century employees will receive credit for years of service with Century and its predecessors prior to the Effective Time for purposes of eligibility and vesting under United's benefit plans. Century employees shall not be entitled to accrual of benefits or allocation of contributions under United's benefit plans based on years of service with Century and its predecessors prior to the Effective Date. United hereby adopts, confirms and agrees to honor, as of the Effective Time, the provisions of Century's Severance Policy with respect to the termination of employees within six months of the Effective Time, and agrees not to modify, amend or rescind such policy until after the expiration of six months from the Effective Time.

         7.13 Notification of Certain Matters. Each of Century and United shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         7.14 Directors and Officers. (a) United agrees to cause Joseph S. Bracewell, if he is still a member of the Century Board immediately prior to the Effective Time and willing and eligible to serve, to be elected or appointed as a director of United at the Effective Time.

               (b) United agrees to cause Joseph S. Bracewell and two (2) other members of the Century Board on the date hereof (selected by United after consultation with Century) who are members of the Century Board immediately prior to the Effective Time and willing and eligible to serve to be elected or appointed to serve on the board of directors of United Bank. United agrees to appoint Mr. Bracewell to serve as Vice Chairman of United Bank.

               (c) United acknowledges the unique and substantial contributions of Joseph S. Bracewell to the past growth of Century and the future success of the Merger, and confirms its intention to seek to obtain Mr. Bracewell's continued participation in the combined enterprise on a mutually agreeable basis. Century agrees to cooperate fully with United in seeking the continued participation of Mr. Bracewell and to encourage Mr. Bracewell to accept such an arrangement.

         7.15 Current Public Information. United agrees that it shall, for a period of three (3) years following the Effective Time, use its best efforts to meet the current public information requirements as set forth in paragraph (c) of Rule 144 promulgated under the Securities Act, and will provide those persons providing affiliate letters pursuant to Section 7.07 with such other information as they may reasonably require and to otherwise cooperate with such persons to facilitate any sales of United Common Stock issued to such persons pursuant to this Agreement in compliance with the provisions of Rule 144 and/or Rule 145 promulgated under the Securities Act. The provisions of this Section 7.15 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, such affiliates of Century.

                                 ARTICLE VIII

                   Conditions to Consummation of the Merger

         8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of United and Century to consummate the Merger is subject to the fulfillment or written waiver by United and Century prior to the Effective Time of each of the following conditions:

               (a)  Stockholder Approval. This Agreement and Plan of
                    --------------------
Reorganization shall have been duly approved by the requisite vote of the stockholders of Century.

               (b)  Regulatory Approvals. All regulatory approvals required to
                    --------------------
consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the United Board reasonably determines in good faith would either before or after the Effective Time have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the United Board reasonably determines in good faith would either before or after the Effective Date be unduly burdensome.

               (c)  No Injunction. No Governmental Authority of competent
                    -------------
jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

               (d)  Registration Statement. The Registration Statement shall
                    ----------------------
have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

               (e)  Blue Sky Approvals. All permits and other authorizations
                    ------------------
under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of United Common Stock to be issued in the Merger shall have been received and be in full force and effect.

               (f)  Listing. To the extent required, the shares of United Common
                    -------
Stock to be issued in the Merger shall have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance.

         8.02 Conditions to Obligation of Century. The obligation of Century to consummate the Merger is also subject to the fulfillment or written waiver by Century prior to the Effective Time of each of the following conditions:

               (a)  Representations and Warranties. The representations and
                    ------------------------------
warranties of United set forth in this Agreement shall be true and correct, subject to Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Century shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

               (b)  Performance of Obligations of United. United shall have
                    ------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Century shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

               (c)  Opinion of Century's Counsel. Century shall have received an
                    ----------------------------
opinion of Bracewell & Patterson, L.L.P., counsel to Century, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of Century who receive shares of United Common Stock in exchange for shares of Century Common Stock, except that gain or loss may be recognized as to cash received as Merger Consideration and cash received in lieu of fractional share interests. In rendering its opinion, Bracewell & Patterson, L.L.P. may require and rely upon representations contained in letters from Century and others.

         8.03 Conditions to Obligation of United. The obligation of United to consummate the Merger is also subject to the fulfillment or written waiver by United prior to the Effective Time of each of the following conditions:

               (a)  Representations and Warranties. The representations and
                    ------------------------------
warranties of Century set forth in this Agreement shall be true and correct, subject to Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and United shall have received a certificate, dated the Effective Date, signed on behalf of Century by the Chief Executive Officer and the Chief Financial Officer of Century to such effect.

               (b)  Performance of Obligations of Century. Century shall have
                    -------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and United shall have received a certificate, dated the Effective Date, signed on behalf of Century by the Chief Executive Officer and the Chief Financial Officer of Century to such effect.

               (c)  Opinion of United's Counsel. United shall have received an
                    ---------------------------
opinion of Bowles Rice McDavid Graff & Love PLLC, special counsel to United, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Bowles Rice McDavid Graff & Love PLLC may require and rely upon representations contained in letters from United and others.

                                  ARTICLE IX

                                  Termination

         9.01 Termination. This Agreement may be terminated, and the Acquisition may be abandoned:

               (a)  Mutual Consent. At any time prior to the Effective Time, by
                    --------------
the mutual consent of United and Century, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

               (b)  Breach. At any time prior to the Effective Time, by United
                    ------
or Century, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

               (c)  Delay. At any time prior to the Effective Time, by United or
                    -----
Century, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Acquisition is not consummated by March 31, 2002, except to the extent that the failure of the Acquisition then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

               (d)  No Approval. By Century or United, if its Board of Directors
                    -----------
so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or
(ii) any stockholder approval required by Section 8.01(a) herein is not obtained at the Century Meeting.

               (e)  Failure to Recommend, Etc. At any time prior to the Century
                    -------------------------
Meeting, by United if the Century Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of United.

               (f)  Decline in United Common Stock Price. By Century, if the
                    ------------------------------------
Century Board so determines by a vote of the majority of its entire board, at any time during the five-day period commencing with the Determination Date (as defined below) if the Average Closing Price is less than $18.45, subject, however, to the following three sentences. If Century elects to exercise its termination right pursuant to this Section 9.01(g), it shall give written notice to United (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, United shall have the option to increase the consideration to be received by the holders of Century Common Stock hereunder, by increasing the Exchange Ratio from 0.4500 to a number (calculated to the nearest ten-thousandth) obtained by dividing $8.303 by the Average Closing Price, and increasing the Option Exchange Ratio from 0.5894 to a number (calculated to the nearest ten-thousandth) obtained by dividing $11.733 by the Average Closing Price. If United so elects within such five-day period, it shall give prompt written notice to Century of such election and the revised Exchange Ratio and Option Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.01(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio and Option Exchange Ratio shall have been so modified.)

               For purposes of this Section 9.01(g), the following terms shall have the meanings indicated:

               "Average Closing Price" shall mean the average of the closing prices of a share of United Common Stock on the NASDAQ reporting system (as reported in The Wall Street JournaI, or if not reported therein, in another authoritative source) during the period of twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

               "Determination Date" shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger and the Bank Merger, without regard to any requisite waiting period in respect thereof.

         9.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                                   ARTICLE X

                                 Miscellaneous

         10.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 7.11, 7.12, 7.14, 7.15 and this Article X which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 7.03(b), 7.05(b), 9.02, the Letter Agreement and this Article X which shall survive such termination).

         10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Century Meeting, this Agreement may not be amended if it would violate the DGCL.

         10.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         10.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

         10.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Century and United.

         10.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

               If to Century, to:

                        Century Bancshares, Inc.
                        1275 Pennsylvania Avenue, N. W.
                        Washington, DC 20004
                        Facsimile: (202) 496-4006
                        Attn: Joseph S. Bracewell

               With a copy to:

                        Bracewell & Patterson, L.L.P.
                        2900 South Tower Pennzoil Place
                        Houston, Texas 77002
                        Facsimile: (713) 221-2112
                        Attn: John R. Brantley, Esq.

               If to United, to:

                        United Bankshares, Inc.
                        514 Market Street
                        Parkersburg, WV 26101
                        Attn:  Richard M. Adams,
                        Chairman of the Board and Chief Executive Officer Steven Wilson
                        Chief Financial Officer

               With a copy to:

                        Bowles Rice McDavid Graff & Love PLLC
                        600 Quarrier Street
                        P. O. Box 1386
                        Charleston, West Virginia 25325-1386
                        Facsimile: (305) 343-3058
                        Attn: Sandra M. Murphy, Esq.

         10.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and any Stock Option Agreement entered into represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such Stock Option Agreement). Except for Section 7.12, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Century, United or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                 CENTURY BANCSHARES, INC.



                                 By:      /s/ Joseph S. Bracewell
                                        --------------------------------------
                                        Joseph S. Bracewell
                                 Title: President and Chief Executive Officer

                                 UNITED BANKSHARES, INC.



                                 By:      /s/ Richard M. Adams
                                        ------------------------------
                                        Richard M. Adams
                                 Title: Chairman of the Board and
                                        Chief Executive Officer

                                                                       EXHIBIT A


                            STOCK OPTION AGREEMENT



     THIS STOCK OPTION AGREEMENT, dated as of June 14, 2001, between United Bankshares, Inc., a West Virginia corporation ("Grantee"), and Century Bancshares, Inc., a Delaware corporation ("Issuer").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Reorganization (the "Merger Agreement");

     WHEREAS, as a condition to the execution and delivery of the Merger Agreement, Grantee has required that Issuer grant to Grantee the Option (as hereinafter defined);

     WHEREAS, as an inducement to the willingness of Grantee to continue to pursue the transactions contemplated by the Merger Agreement, Issuer has determined to grant Grantee the Option (as hereinafter defined); and

     WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement on or prior to the date hereof;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 644,143 fully paid and nonassessable shares of the common stock, par value $1.00 per share, of Issuer ("Common Stock") at a price per share equal to the $12.00; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted pursuant to any employee benefit plan prior to the date hereof) at a price less than $12.00 per share (as adjusted pursuant to subsection (b) of Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided, further, that in no event shall the number of shares for which this Option is exercisable exceed 14.9% of the issued and outstanding shares of Common Stock without giving effect to any shares subject or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 14.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach any provision of the Merger Agreement.

          2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within three (3) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 9.01(b) (but only if the breach giving rise to the termination was willful) or section 9.01(e) of the Merger Agreement (each, a "Listed Termination"); or (iii) the passage of six (6) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 9.01(b) thereof as a result of a material breach and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement (x) by Issuer pursuant to Section 9.01(b) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement, (y) by Issuer or Grantee pursuant to Section 9.01(d)(ii) if Grantee's shareholders do not approve the Merger Agreement at the meeting, or (z) by Issuer or Grantee pursuant to Section 9.01(d)(i).

               (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

                        (i) Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean
         (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares and a de minimis number of other shares) Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement or (ii) in which the shareholders of Issuer immediately prior to the completion of such transaction own at least 50% of the Common Stock of the Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

               (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

               (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, in each such case prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

               (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

               (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

               (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

               (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an

          Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

                    (viii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

              (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                    (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

                    (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

              (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

              (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

              (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

              (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

          (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                 "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of June 14, 2001, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

          It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                 (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this
Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed subject to the receipt of any necessary regulatory approvals to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

          3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable pre-merger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

          4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

               (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 14.9% of the number of shares of Common Stock then issued and outstanding.

               (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

          6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section
10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand one such registration. The Issuer shall bear the costs of such registration (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, but excluding underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

          7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

          (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

                    (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

                    (ii) the consummation of any Acquisition Transaction
               described in Section 2(b) (i) hereof, except that the percentage referred to in clause (z) shall be 50%.

          8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined) or
(B) any person that controls the Acquiring Corporation.

               (b)  The following terms have the meanings indicated:

                       (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

                       (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                       (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

                       (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

               (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

               (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of
Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

               (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 14.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 14.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

               (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

          9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute

Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

               (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

               (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

          10. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

          11.  Issuer hereby represents and warrants to Grantee as follows:

               (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

               (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g. CFO , a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

          13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

          14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

          15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

          17. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or of the VSCA are applicable).

          18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                    CENTURY BANCSHARES, INC.


                                    By:    /s/ Joseph S. Bracewell
                                           ------------------------------------
                                    Name:  Joseph S. Bracewell
                                    Title: President and Chief Executive Officer

                                    UNITED BANKSHARES, INC.


                                    By:    /s/ Richard M. Adams
                                           ------------------------------------
                                    Name:  Richard M. Adams
                                    Title: Chairman of the Board and
                                           Chief Executive Officer

                                                                       EXHIBIT B

                       FORM OF CENTURY AFFILIATE LETTER

                              ____________, 2001


Century Bancshares, Inc.
1275 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Dale Phelps
           Chief Financial Officer

United Bankshares, Inc.
514 Market Street
Parkersburg, WV 26101
Attention: Steven Wilson,
           Chief Financial Officer

Ladies and Gentlemen:

               I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Century Bancshares, Inc. a Delaware corporation ("Century"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Reorganization, dated as of June 14, 2001 (the "Agreement"), by and between United Bankshares, Inc., a West Virginia corporation ("United") and Century, Century plans to merge with and into a wholly-owned subsidiary of United (the "Merger").

               I further understand that as a result of the Merger, I may receive shares of common stock, par value $2.50 per share, of United ("United Stock") (i) in exchange for shares of common stock, par value $1.00 per share, of Century ("Century Stock") or (ii) as a result of the exercise of Rights (as defined in the Agreement).

               I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of United Stock and Century Stock, to the extent I felt necessary, with my counsel or counsel for Century.

               I represent, warrant and covenant with and to United that in the event I receive any United Stock as a result of the Merger:

               1. I shall not make any sale, transfer, or other disposition of such United Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to United, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

          2. I understand that United is under no obligation to register the sale, transfer or other disposition of shares of United Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          3. I understand that stop transfer instructions will be given to United's transfer agent with respect to shares of United Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

               "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated June 14, 2001, between the registered holder hereof and United Bankshares, Inc., a copy of which agreement is on file at the principal offices of United Bankshares, Inc."

          4. I understand that, unless transfer by me of the United Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, United reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

               It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to United (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to United, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to United that the United Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

               I further understand and agree that this letter agreement shall apply to all shares of Century Stock and United Stock that I am deemed to beneficially own pursuant to applicable federal securities law.

                                     Very truly yours,


                                     By _____________________________________
                                     Name:
                                     Title:

Accepted this ____ day of
__________________, 2001.

CENTURY BANCSHARES, INC.


By ___________________________________
Name:  Joseph S. Bracewell
Title: President and Chief Executive Officer


UNITED BANKSHARES, INC.


By ___________________________________
Name:  Richard M. Adams
Title: Chairman of the Board and
       Chief Executive Officer

                                                                         ANNEX A


                                    FORM OF
                        SUPPLEMENT MERGER SUB ACCESSION
                              TO MERGER AGREEMENT

          This SUPPLEMENT FOR MERGER SUB ACCESSION TO MERGER AGREEMENT, dated as of the ____ day of __________, 2001 (this "Supplement"), to the Agreement and Plan of Reorganization, dated as of June 14, 2001 (as may be amended from time to time in accordance with the terms thereof, the "Agreement"), by and between United Bankshares, Inc., a West Virginia corporation ("United") and Century Bancshares, Inc., a Delaware corporation ("Century").

          WHEREAS, terms used but not otherwise defined herein have the meanings specified in the Agreement; and

          WHEREAS, pursuant to Section 2.01 of the Agreement, United has determined to consummate the Merger in part through the merger of Century with and into [_], a Delaware corporation (the "Merger Sub").

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in the Agreement, the parties agree as follows:

     1.   Agreement. Merger Sub agrees (i) to be bound by and subject to the
          ---------
terms of the Agreement, (ii) to become a party to the Agreement, as provided by
Section 2.01 thereof, (iii) to perform all obligations and agreements set forth therein, and (iv) to adopt the Agreement with the same force and effect as if the undersigned were originally a party thereto.

     2.   Notice. Any notice required to be provided pursuant to Section 10.06
          ------
of the Agreement shall be given to the Merger Sub at the following address:

                     [Insert address and facsimile number]


          IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned, duly authorized thereunto as of the date first hereinabove written.

                                     [Insert name of Merger Sub]

                                     By:________________________________
                                     Name:
                                     Title

                                    CENTURY BANCSHARES, INC.


                                    By:
                                    Name:  Joseph S. Bracewell
                                    Title: President and Chief Executive Officer


                                    UNITED BANKSHARES, INC.


                                    By:
                                    Name:  Richard M. Adams
                                    Title: Chairman of the Board and
                                           Chief Executive Officer

                                                                       ANNEX  B


August 28, 2001


Board of Directors
Century Bancshares, Inc.
1275 Pennsylvania Avenue
Washington, DC 20004

Board of Directors:

You have requested that Friedman, Billings, Ramsey & Co., Inc. ("FBR") provide you with its opinion as to the fairness, from a financial point of view, to the holders of common stock ("Stockholders") of Century Bancshares, Inc. ("Century" or the "Company") of the Consideration (as hereinafter defined) to be received by them pursuant to the Agreement and Plan of Reorganization between Century, United Bankshares, Inc. ("United") and United Bank (the "Bank" and together with United, collectively hereinafter referred to as "United"), dated June 13, 2001 (the "Merger Agreement"), pursuant to which Century will be merged with and into the Bank (the "Merger"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock of Century shall be converted into the right to receive consideration consisting of (i) 0.4500 shares of United common stock, and (ii) an amount of cash equal to $3.43 (the "Consideration"), subject to certain terms and conditions. Additionally, certain options to purchase shares of Century common stock shall be converted into options to purchase United common stock, subject to certain terms and conditions. The Merger Agreement will be considered at a special meeting of the Stockholders of Century. The terms of the Merger are more fully set forth in the Merger Agreement.

In delivering this opinion, FBR has completed the following tasks:

1. reviewed United Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal years ended December 31, 2000 and 1999; reviewed the United Annual Proxy Statement dated April 9, 2001; reviewed United Quarterly Reports on Form 10-Q filed with the SEC for the fiscal quarters ended June 30, 2001, March 31, 2001, September 30, 2000 and June 30, 2000;

2. reviewed Century Annual Report to Stockholders for the fiscal year ended December 31, 2000 and Century Annual Report on Form 10-K filed with the SEC for the fiscal years ended December 31, 2000 and 1999; reviewed the Century Annual Proxy Statement dated April 27, 2001; reviewed Century Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended June 30, 2001 and March 31, 2001;

3. reviewed Century's unaudited financial results for the one and four months ended April 30, 2001 in the Company's 8-K/A filed with the SEC on May 17, 2001; reviewed and discussed the unaudited financial statements of Century for the one month ended May 31, 2001 with the management of Century;

4. reviewed the reported market prices and trading activity for United common stock for the period December 18, 1987 through August 28, 2001;

5. discussed the financial condition, results of operations, earnings projections, business and prospects of Century and United with the managements of Century and United;

6. compared the results of operations and financial condition of Century and United with those of certain publicly-traded financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to Century or United, as the case may be;

7. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Merger;

8. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions entered into by United;

9.   reviewed a copy of the Merger Agreement; and

10. performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

In rendering this opinion, FBR did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Century and United furnished to it by Century or United, or the publicly-available financial and other information regarding Century, United and other financial institutions (or their holding companies). FBR has assumed that all such information is accurate and complete and has no reason to believe otherwise. FBR has further relied on the assurances of management of Century and United that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for Century provided to FBR by its management, FBR has assumed, for purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of such management at the time of preparation as to the future financial performance of Century. FBR has assumed that there has been no undisclosed material change in Century's assets, financial condition, results of operations, business or prospects since June 30, 2001. FBR did not undertake an independent appraisal of the assets or liabilities of Century nor was FBR furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses, was not requested to and did not review such allowances, and was not requested to and did not review any individual credit files of Century. FBR's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to FBR as of the date of this opinion. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger.

FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of commercial banks, savings institutions and financial institution holding companies, initial and secondary offerings and mutual-to-stock conversions of savings institutions, as well as business valuations for other corporate purposes for financial institutions and real estate related companies. FBR has experience in, and knowledge of, the valuation of bank and thrift securities in Maryland, Virginia, District of Columbia and the rest of the United States.

FBR has acted as a financial advisor to Century in connection with the Merger and will receive a fee for services rendered which is contingent upon the consummation of the Merger. FBR also acted as financial advisor to Century in connection with an acquisition transaction that closed in the last three months. In the ordinary course of FBR's business, it may effect transactions in the securities of Century or United for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in such securities.

Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion, as of the date hereof, that the Merger is fair, from a financial point of view, to the Stockholders of Century.

This letter is solely for the information of the Board of Directors and Stockholders of Century and may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to without FBR's prior written consent; provided, however, this letter may be referred to and reproduced in its entirety in proxy materials sent to the Stockholders in connection with the solicitation of approval for the Merger.


Very truly yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC

                                                                         ANNEX C


               Section 262 of the Delaware General Corporation Law
                                Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S). 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264 of
this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant
     (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

          Section 31-1-9 of the West Virginia Code of 1931, as amended, permits indemnification of present or former officers or directors who are named or threatened to be named as parties to a legal action arising out of their activities as officers or directors under certain circumstances.

          The bylaws of United Bankshares, Inc., as amended, contain the following provision with regard to the indemnification of its directors and officers:

          Each director and officer of this corporation, or former director or officer of this corporation, or any person who may have served at its request as a director or officer of another corporation, his heirs and personal representative shall be indemnified by this corporation against costs and expenses at any time reasonably incurred by him arising out of or in connection with any claim, action, suite or proceeding, civil or criminal , against him or which he made apart for reason of his being or having been such director or officer except in relation to matters to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation. If in the judgment of the board of directors of this corporation a settlement of any claim, action, suit or proceeding so arising be deemed in the best interest of the corporation, any such director or officers shall be reimbursed for any amounts paid by him in connection therewith. The foregoing right of indemnification shall be in addition to any and all other rights to which any director or officer may be entitled as a matter of law.

Item 21.  Exhibits and Financial Statement Schedules.

     (a) Exhibits (see exhibit index immediately preceding the exhibits for the page number where each exhibit can be found).


   Exhibit
   Number               Description of Exhibits
   ------               -----------------------

     2.1 Agreement and Plan of Reorganization, dated as of June 14, 2001, by and between United Bankshares, Inc., and Century Bancshares, Inc. (included as Annex A to the proxy statement/prospectus*).

     2.2 Option Agreement, dated as of June 14, 2001, by and between United Bankshares, Inc. and Century Bancshares, Inc. (included as Exhibit A to the Agreement and Plan of Reorganization, which is included as Annex A to the proxy statement/prospectus).


    *5.1   Opinion of Bowles Rice McDavid Graff & Love, including consent.



    *8.1 Tax Opinion of Bowles Rice McDavid Graff & Love PLLC, including consent.



    *8.2   Tax Opinion of Bracewell & Patterson, L.L.P., including consent.


     21 Subsidiaries of Registrant (Incorporated herein by reference to United Bankshares, Inc.'s Form 10-K for the year ended December 31, 2000.)


    *23.1 Consent of Bowles Rice McDavid Graff & Love (included in Legal Opinion, Exhibit 5.1).

    *23.2  Consent of Bracewell & Patterson, L.L.P. (included in Legal Opinion,
           Exhibit 8.1).



   **23.3  Consent of Ernst & Young LLP.



   **23.4  Consent of KPMG LLP.



   **23.5  Consent of Stegman & Company.



    *24    Powers of Attorney (included on pages II-4 and II-5).



    *99.1  Consent of Friedman, Billings, Ramsey & Co., Inc.


    *99.2  Consent of Joseph S. Bracewell.


    *99.3  Form of Proxy for Century Bancshares, Inc.


    *99.4  Form of Century Affiliate Letter Agreement


   **99.5 Consents and Powers of Attorney of Directors of United Bankshares, Inc. not signing original filing.

________________________________

    *Previously Filed


   **Filed herewith

     (b)   Financial Statement Schedules

           Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22.   Undertakings.

           1. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.

          2. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 (*230.415), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration when it became effective.

          6.   The undersigned registrant hereby undertakes:

               a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               b. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               c. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          7. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  Signatures

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of West Virginia, on October 10, 2001.



                              UNITED BANKSHARES, INC.


                              By:  /s/ Richard M. Adams
                                   -------------------------
                                   Chairman of the Board and
                                   Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



     Signature                         Title                        Date
     ---------                         -----                        ----
/s/ Richard M. Adams         Chairman of the Board, Director   October 10, 2001
-------------------------
Richard M. Adams             and Chief Executive Officer


/s/ Steven E. Wilson         Chief Financial Officer and       October 10, 2001
-------------------------
Steven E. Wilson             Chief Accounting Officer


/s/         *                Director                          October 10, 2001
-------------------------
Robert G. Astorg


/s/         *                Director                          October 10, 2001
-------------------------
Thomas J. Blair, III


/s/         *                Director                          October 10, 2001
-------------------------
Harry L. Buch

/s/            *                      Director                  October 10, 2001
-------------------------------
W. Gaston Caperton, III



/s/            *                      Director                  October 10, 2001
-------------------------------
H. Smoot Fahlgren



/s/            *                      Director                  October 10, 2001
-------------------------------
Theodore J. Georgelas



/s/            *                      Director                  October 10, 2001
-------------------------------
F. T. Graff, Jr.



/s/            *                      Director                  October 10, 2001
-------------------------------
Alan E. Groover



/s/            *                      Director                  October 10, 2001
-------------------------------
Russell L. Isaacs



/s/            *                      Director                  October 10, 2001
-------------------------------
John M. McMahon



/s/            *                      Director                  October 10, 2001
-------------------------------
G. Ogden Nutting



/s/            *                      Director                  October 10, 2001
-------------------------------
William C. Pitt, III



/s/            *                      Director                  October 10, 2001
-------------------------------
I. N. Smith, Jr.



/s/            *                      Director                  October 10, 2001
-------------------------------
Warren A. Thornhill, III



/s/            *                      Director                  October 10, 2001
-------------------------------
P. Clinton Winter, Jr.



/s/            *                      Director                  October 10, 2001
-------------------------------
James W. Word, Jr.



/s/ Richard M. Adams
-------------------------------
    as Attoney-in-Fact


* Signed pursuant to Powers of Attorney dated September 13, 2001 or October 13, 2001

   Exhibit
   Number               Description of Exhibits
   ------               -----------------------

     2.1 Agreement and Plan of Reorganization, dated as of June 14, 2001, by and between United Bankshares, Inc., and Century Bancshares, Inc. (included as Annex A to the proxy statement/prospectus*).

     2.2 Option Agreement, dated as of June 14, 2001, by and between United Bankshares, Inc. and Century Bancshares, Inc. (included as Exhibit A to the Agreement and Plan of Reorganization, which is included as Annex A to the proxy statement/prospectus).


    *5.1   Opinion of Bowles Rice McDavid Graff & Love, including consent.



    *8.1 Tax Opinion of Bowles Rice McDavid Graff & Love PLLC, including consent.



    *8.2   Tax Opinion of Bracewell & Patterson, L.L.P., including consent.


     21 Subsidiaries of Registrant (Incorporated herein by reference to United Bankshares, Inc.'s Form 10-K for the year ended December 31, 2000.)


    *23.1 Consent of Bowles Rice McDavid Graff & Love (included in Legal Opinion, Exhibit 5.1).



    *23.2  Consent of Bracewell & Patterson, L.L.P. (included in Legal Opinion,
           Exhibit 8.1).



   **23.3  Consent of Ernst & Young LLP.



   **23.4  Consent of KPMG LLP.



   **23.5  Consent of Stegman & Company.



    *24    Powers of Attorney (included on pages II-4 and II-5).



    *99.1  Consent of Friedman, Billings, Ramsey & Co., Inc.


    *99.2  Consent of Joseph S. Bracewell.


    *99.3  Form of Proxy for Century Bancshares, Inc.


    *99.4  Form of Century Affiliate Letter Agreement


   **99.5 Consents and Powers of Attorney of Directors of United Bankshares, Inc. not signing original filing.

________________________________

    *Previously Filed


   **Filed herewith